Exhibit (d)

This description of the Province of Ontario is dated December 18, 2008 and appears as Exhibit (d) to the Province of Ontario’s Annual Report on Form 18-K to the U.S. Securities and Exchange Commission for the fiscal year ended March 31, 2008.

THE DELIVERY OF THIS DOCUMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS DOCUMENT (OTHERWISE THAN AS PART OF A PROSPECTUS CONTAINED IN A REGISTRATION STATEMENT FILED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED) IS FOR INFORMATION PURPOSES ONLY AND IS NOT INTENDED TO BE USED OR RELIED UPON IN CONNECTION WITH THE PURCHASE OR SALE OF ANY SECURITIES OF THE PROVINCE OF ONTARIO, IS NOT A PROSPECTUS, INFORMATION MEMORANDUM OR SIMILAR DOCUMENT AND IS NOT AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OF THE PROVINCE OF ONTARIO.

In this document, unless otherwise specified or the context otherwise requires, all dollar amounts are expressed in Canadian dollars. All foreign currency conversions are reported at statement date exchange rates, unless otherwise specified. The inverse of the noon buying rate in New York City on December 18, 2008 for cable transfers in Canadian dollars, as certified for customs purposes by the Federal Reserve Bank of New York was $1.00 = $0.8360 (U.S.). See “4. Public Debt — (4) Selected Debt Statistics — The Canadian Dollar.”

In this document, statistics for the economy of the Province of Ontario (“Ontario” or the “Province”) are set forth on a calendar year basis at market prices, except as otherwise indicated. Economic statistics for recent years frequently are estimates or preliminary figures which are subject to adjustment. Financial statistics for the Province are set forth on a fiscal year basis (from April 1 to March 31 of the succeeding year), unless otherwise noted.

In this document, unless otherwise specified, references to average growth rates refer to the average annual compound rate of growth. This is computed by expressing the amount of growth during the period as a constant annual rate of growth compounded annually. The computational procedure used is the geometric average of the annual rates from the first to the last year’s observation of the variables.

This document appears as an exhibit to the Province’s Annual Report to the U.S. Securities and Exchange Commission on Form 18-K for the fiscal year ended March 31, 2008. Additional information with respect to the Province is available in such Annual Report and in amendments thereto. Such Annual Report, exhibits and amendments are available to the public on the Internet on the SEC’s web site located at http://www.sec.gov. and can be read and copied at the public reference facilities maintained by the Commission at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the public reference room and the applicable copy charges. Copies of such documents may also be obtained without charge from the Province of Ontario, Ontario Financing Authority, Capital Markets Division, One Dundas Street West, 14th Floor, Toronto, Ontario M5G 1Z3, telephone (416) 325-8053.

PROVINCE OF ONTARIO SUMMARY INFORMATION

The following information is a summary only and is qualified in its entirety by the detailed information elsewhere in this document. Unless otherwise indicated, all dollar amounts are expressed in Canadian dollars.

	Year ended December 31,
	2003	2004	2005	2006	2007
	(in millions unless otherwise indicated)
Economy(1)
Gross Domestic Product at Market Prices	$493,081	$516,106	$536,844	$559,778	$584,957
Personal Income	381,127	400,994	419,078	441,338	464,257
Consumer Price Index (annual change)	2.7%	1.9%	2.2%	1.8%	1.8%
Unemployment (average annual rate)	6.9%	6.8%	6.6%	6.3%	6.4%

					Current
					Outlook
	2004-05	2005-06	2006-07	2007-08	2008-09(2)
	(in millions)
Government Finances
Revenue	$77,841	$84,225	$90,397	$97,122	$96,002
Expense
Programs	70,028	74,908	79,297	87,608	87,411
Interest on Debt	9,368	9,019	8,831	8,914	8,891

Total Expense	79,396	83,927	88,128	96,522	96,302

Surplus/(Deficit) Before Reserve	$(1,555)	$298	$2,269	$600	$(300)
Reserve	$—	$—	$—	$—	$200

Surplus/(Deficit)	$(1,555)	$298	$2,269	$600	$(500)
Net Debt(3)(4)	140,921	141,928	141,100	142,418	146,311
Accumulated Deficit(3)	$125,743	$109,155	$106,776	$105,617	$106,117

	As at March 31,
	2004	2005	2006	2007	2008
	(in millions)
Public Sector Debt
Net Debt(3)(4)	$138,816	$140,921	$141,928	$141,100	$142,418
Obligations Guaranteed	3,400	3,200	3,300	2,600	2,300
Other Public Sector Debt	10,828	12,863	14,691	18,187	20,168

Total	$153,044	$156,984	$159,919	$161,887	$164,886

(1)	See “2. Economy — (2) Recent Economic Developments” for the most recently available economic indicators.

(2)	Fiscal forecast as presented in the 2008 Ontario Economic Outlook and Fiscal Review.

(3)	Net Debt is calculated as the difference between liabilities and financial assets. The annual change in Net Debt is equal to the Surplus/Deficit of the Province, plus the change in tangible capital assets, the change in net assets of hospitals, school boards and colleges and — starting April 1, 2007 — the change in fair market value of Ontario Nuclear Funds. Accumulated Deficit is calculated as the difference between liabilities and total assets including tangible capital assets, net assets of hospitals, school boards and colleges. The annual change in the Accumulated Deficit is equal to the Surplus/Deficit plus, effective April 1, 2007, the change in the fair value of the Ontario Nuclear Funds. For fiscal 2005-06, the change in the Accumulated Deficit includes the opening combined net assets of hospitals, school boards and colleges that were recognized upon consolidation of these Broader Public Sector (“BPS”) entities. For fiscal 2006-07, the change in the Accumulated Deficit includes an adjustment to the unfunded liability of the Ontario Electricity Financial Corporation made at the beginning of the year. For fiscal 2007-08, a $1.2 billion decrease in the Accumulated Deficit is made up of $0.6 billion in the Province’s operating surplus, with the remainder resulting from a change in accounting policy. Under this change, Ontario Nuclear Funds Agreement (“ONFA”) funds are reported at fair value on Ontario Power Generation Inc. (“OPG”) books and, upon consolidation, on the Province’s consolidated financial statement.

(4)	Net Debt is restated in 2004-05 and 2005-06 to reflect the value of hydro corridor lands transferred to the Province from Hydro One Inc.

Sources:  Ontario Ministry of Finance and Statistics Canada.

1. OVERVIEW

Area and Population

The Province of Ontario covers an area of approximately 1,076,395 square kilometres (415,598 square miles), about 10.8% of Canada, and is about 11.0% as large as the United States. The estimated population of Ontario on 1st July, 2008 was 12.9 million, or 38.8% of Canada’s population of 33.3 million. Since 1992, the populations of Ontario and Canada have increased at average annual rates of 1.3% and 1.0%, respectively. Although it constitutes only 12% of the area of the Province, southern Ontario contains approximately 93.7% of its population. The population of the Greater Toronto Area, the largest metropolitan area in Canada, was estimated to be 6.0 million on 1st July, 2007.

Government

Canada is a federation with a parliamentary system of government. Constitutional responsibilities are divided between the federal government, the 10 provinces and the 3 territories.

The Premier of the Province of Ontario (the “Premier”) is traditionally the leader of the political party with the greatest number of members elected to the Legislative Assembly. The Cabinet through the Lieutenant Governor, who represents the Crown, formally exercises executive power. Cabinet ministers are usually nominated from among members of the Premier’s party. The Legislative Assembly consists of 107 seats, each representing a specified territorial division of the Province, and is elected for a four-year term. A dissolution of the Legislative Assembly prior to the end of the four-year term may be requested by the Premier at the Premier’s own volition or if the government loses the confidence of the Legislative Assembly by being defeated on an important vote.

The last Provincial election was held on October 10, 2007. Present party standings in the Legislative Assembly are: Ontario Liberal Party, 71 seats; Progressive Conservative Party of Ontario, 25 seats; New Democratic Party of Ontario, 10 seats and Independent, 1 seat. The current government of the Province is formed by the Ontario Liberal Party.

Economic Setting

Gross Domestic Product (“GDP”) at current market prices in 2007 was $584,957 million, representing 38.1% of the Canadian GDP. Personal income per capita in 2007 was $36,259, or 2.0% above the national average.

An indication of the Province’s importance in several areas of Canadian economic activity is illustrated below.

Ontario’s Share Of Canadian Economic Activity, 2006-2007

	Total		Total
	Canadian		Canadian
	Economic	Ontario’s Share of	Economic	Ontario’s Share of
	Activity	Canadian Total	Activity	Canadian Total
	(in millions)	(%)	(in millions)	(%)
	2006	2006	2007	2007

Gross Domestic Product	$1,450,490	38.6	$1,535,646	38.1
Business Investment	283,082	32.1	301,690	32.4
Exports	522,698	63.6	532,118	63.2
Consumption	803,260	39.7	852,770	39.3
Personal Income	1,103,201	40.0	1,171,741	39.6
Sources: Statistics Canada and Ontario Ministry of Finance.

The Provincial economy displays many of the characteristics of a mature economy, including substantial secondary and service sectors. In broad terms, the primary sector is composed of agriculture, mining and forestry, while manufacturing, utilities and construction form the secondary sector. The remaining categories, such as transportation, communication, wholesale and retail trade and business and public service, make up the service sector. Ontario shows a stronger concentration in manufacturing than both the United States and the whole of Canada.

Percentage Distribution Of Real Gross Domestic Product By Industry, 2006-2007
(at 2002 Prices)

	Ontario		Canada		United States(1)
	2006	2007	2006	2007	2006	2007
	(%)	(%)		(%)	(%)	(%)

Goods(2)	28.5	27.7	31.3	30.6	21.3	20.8
Of which: Primary	1.7	1.6	7.1	6.9	2.1	2.0
Manufacturing	19.6	18.8	15.7	15.2	13.8	13.8
Services	71.5	72.3	68.7	69.4	78.7	79.2

Total	100.0	100.0	100.0	100.0	100.0	100.0

Sources:  Ontario Ministry of Finance, Statistics Canada and the United States Department of Commerce.

(1)	United States real Gross Domestic Products by industry is reported in 2000 prices.

(2)	Consists of primary, utilities, construction and manufacturing industries.

Foreign Relations

The Province has no direct diplomatic relations with foreign countries, but has developed a high degree of international activity in order to facilitate investment in Ontario.

2. ECONOMY

(1) Major Economic Indicators

Overview

Ontario’s GDP at current market prices in 2007 was $584,957 million. GDP in constant 2002 dollars (“Real GDP”) was $536,340 million in 2007, an increase of 2.3% over 2006. The five-year average annual growth rate of real GDP from 2003 to 2007 was 2.3%. Real GDP in 2007 increased at a quarterly rate of 0.8% in the first quarter, 0.8% in the second quarter, 0.2% in the third quarter and 0.1% in the fourth quarter.

Ontario’s economy grew by 2.3% in 2007, following growth of 2.6% in 2006. Economic growth was fuelled by strong domestic demand in 2007. Consumer spending grew by 3.8% while housing construction advanced 2.0%. Business investment in machinery and equipment was up a strong 7.8%. Real non-residential construction investment grew at a robust 14.1%, following growth of 10.3% in 2006. A strong Canadian dollar, weaker U.S. demand and restructuring in the auto sector resulted in modest 0.9% export growth in 2007, following growth of 0.6% in 2006.

The following table provides a summary of major economic indicators for Ontario from 2003 to 2007. For the most recently available economic indicators, see “2. Economy — (2) Recent Economic Developments”.

Major Economic Indicators

						Average
						Annual
						Rate of
	Year ended December 31,					Growth
	2003	2004	2005	2006	2007	2003-2007
	(in millions unless otherwise indicated)					(%)

Personal Expenditure on Consumer Goods and Services	$276,607	$289,469	$304,380	$319,208	$335,217	4.9
Government Expenditure on Goods and Services	100,284	106,229	112,487	119,323	125,637	6.2
Business Gross Fixed Capital Formation	75,077	79,711	85,199	91,007	97,767	6.1
Exports of Goods and Services	311,029	325,325	330,112	332,516	336,178	0.8
Imports of Goods and Services	271,042	286,138	298,993	306,544	314,673	2.7
Adjustment for Inventory Changes	1,134	1,587	3,159	3,339	4,543	—
Statistical Discrepancy and Other Transactions	−8	−78	502	932	288	—

Gross Domestic Product at Market Prices	493,081	516,106	536,844	559,778	584,957	4.1
Gross Domestic Product in Constant 2002 Prices	484,341	496,780	510,626	524,105	536,340	2.3
Gross Domestic Product Price Deflator (Index)	101.8	103.9	105.1	106.8	109.1	1.8
Personal Income (Ontario)	381,127	400,994	419,078	441,338	464,257	4.7
Personal Income (Canada)	931,773	984,164	1,034,859	1,103,201	1,171,741	5.4
Personal Income per Capita (July Population):
Ontario (in dollars)	31,081	32,285	33,352	34,737	34,259	3.5
Canada (in dollars)	29,416	30,760	32,027	33,789	35,533	4.4
Population (July in thousands):
Ontario	12,242	12,391	12,528	12,665	12,794	1.1
Canada	31,640	31,941	32,245	32,576	32,927	1.0

	Year ended December 31,					Average
	2003	2004	2005	2006	2007	2003-2007

Consumer Price Index (annual Change):
Ontario	2.7%	1.9%	2.2%	1.8%	1.8%	2.1%
Canada	2.8%	1.8%	2.2%	2.0%	2.2%	2.2%
Unemployment (average annual Rate):
Ontario	6.9%	6.8%	6.6%	6.3%	6.4%	6.6%
Canada	7.6%	7.2%	6.8%	6.3%	6.0%	6.8%
Totals may not add due to rounding.

Source: Ontario Ministry of Finance and Statistics Canada.

Personal Expenditure

In 2007, personal expenditure on consumer goods and services, the largest component of GDP, increased 5.0% over 2006. From 2003 through 2007, personal expenditure increased at an average annual rate of 4.9%.

Government Expenditure

Expenditure by the federal, provincial and municipal governments in Ontario (excluding transfer payments and subsidies) comprised 21.5% of provincial output in 2007.(1) From 2003 through 2007, government expenditure increased at an average annual rate of 6.2%.

Capital Expenditure

In 2007, total capital expenditure was $113,365 million, or 19.4% of GDP, up 6.4% from $106,571 million in 2006. The major sources of total capital expenditure were housing (29.9%), trade, finance, commercial and information and cultural industries (27.3%), institutional services and government departments (14.9%), manufacturing (8.2%), transportation, warehousing and utilities (13.2%), primary and construction industries (3.1%) and professional, scientific and technical services (1.3%). From 2003 through 2007, total capital expenditure increased at an average annual rate of 6.2%.

Business gross fixed capital formation in 2007 was $97,767 million. This accounted for 86.2% of total capital expenditure and 16.7% of GDP at current market prices.

Exports and Imports

In 2007, Ontario’s exports of goods and services totaled $336,178 million, the equivalent of 57.5% of Ontario’s nominal GDP, of which 67.6% were international exports and 32.4% were interprovincial exports. By comparison, Ontario international exports represented 42.7% of Canada’s total exports. Ontario’s imports of goods and services totaled $314,673 million in 2007, resulting in a positive overall trade balance of $21,505 million.

Ontario’s international goods exports include: motor vehicles and parts, which accounted for 38.8% of its total value of international merchandise exports in 2007; capital equipment such as machinery, electrical and electronic goods, and scientific and professional equipment, which accounted for 20.9%; industrial materials such as steel, chemicals, plastics and rubber, which accounted for 24.4%; agricultural, forestry, energy and mining-related products, which accounted for 8.5%; and consumer goods such as furniture, drugs and clothing, which accounted for 5.2%.

Ontario’s leading interprovincial exports include financial, insurance and real estate services, wholesale trade, food products, transportation equipment, chemicals and electrical equipment.

 (1) The National Income and Expenditure Accounts as produced by Statistics Canada defines government expenditure to exclude transfer payments and subsidies.

Under the Free Trade Agreement (“FTA”), which came into force on January 1, 1989, tariffs between the United States and Canada were phased out entirely on January 1, 1999. The North American Free Trade Agreement (“NAFTA”) between Canada, Mexico and the United States, which came into effect on January 1, 1994, liberalizes trade with Mexico and improves on many of the provisions of the FTA. A bilateral free-trade agreement between Canada and Chile came into force on July 5, 1997. Canada-Chile agreement, which provides for the liberalization of trade and investment between the two countries, was negotiated to serve as an interim step to bridge Chile’s accession to NAFTA. In addition, a new World Trade Organization Agreement (“WTO”) (formerly the General Agreement on Trade and Tariffs) was implemented on January 1, 1995. It has resulted in a 40% reduction in average tariffs worldwide and makes major advances in rules governing trade in agriculture, services and intellectual property.

(2) Recent Economic Developments

Real output in the Ontario economy grew by 0.3% (1.4% annualized) in the second quarter of 2008, measured in 2002 dollars, up from -0.4% (-1.6% annualized) in the first quarter of 2008. In current dollars, nominal GDP grew by 0.7% to reach an annualized level of $595.9 billion.

Real economic growth in the second quarter was boosted by Ontario household and business spending and by a further build up in inventories. Final domestic demand increased by 1.2% (4.7% annualized) in real terms.

Over the first ten months of 2008, Ontario employment is up by 109,300 jobs or 1.7%, compared to the same period in 2007. The unemployment rate was 6.5% in October.

In September 2008, the Ontario Consumer Price Index (“CPI”) inflation rate was 3.7%.

Economic Outlook

In the 2008 Ontario Budget, the Ministry of Finance projected real GDP growth of 1.1% in 2008 and 2.1% in 2009. In the 2008 Ontario Economic Outlook and Fiscal Review, the Ministry of Finance lowered its projection for real GDP growth to 0.1% for 2008 but did not provide a projection for 2009.

The average private-sector forecast for Ontario real GDP growth was -0.1% for 2008 and -0.3% for 2009 (as of December 12th, 2008), significantly weaker than the Ministry of Finance’s Budget forecast. This adjustment largely reflects continued financial market turmoil and a more negative outlook for U.S. demand.

(3) Structure of the Economy

Secondary Industries

Manufacturing.  Ontario is Canada’s leading manufacturing province. In 2007, Ontario’s manufacturing volume of output (measured in 2002 dollars) totaled about $92 billion, or 50% of the national total. The contribution of manufacturing output to Ontario’s total GDP (measured in 2002 dollars) was 19%.

Manufacturing Real Gross Domestic Product
(Chained 2002 dollars)

	Year ended December 31,
	2003	2004	2005	2006	2007
	(In millions)

Transportation Equipment	$25,446	$25,966	$27,525	$27,397	$26,182
Motor Vehicle(1)	X	14,015	14,994	14,579	13,812
Motor Vehicle Body and Trailer	669	671	746	809	910
Motor Vehicle Parts	9,097	9,413	9,518	9,169	8,679
Food	7,774	7,691	7,897	8,361	8,376
Beverage and Tobacco Products	2,420	2,684	2,909	2,278	1,965
Textile and Textile Product Mills	834	911	894	745	781
Clothing	884	710	629	593	510
Leather and Allied Products	127	72	53	55	48
Wood Products	2,352	2,342	2,413	2,234	1,925
Paper	4,113	4,091	3,814	3,341	3,205
Printing and Related Support Activities	2,961	2,912	3,013	2,714	2,668
Petroleum and Coal Products	1,679	1,626	1,381	1,425	1,402
Chemical	8,161	7,611	7,521	7,563	7,565
Plastic and Rubber Products	5,821	5,744	5,957	5,885	5,598
Non-Metallic Mineral Products	2,526	2,592	2,596	2,755	2,565
Primary Metal and Fabricated Metal Products	13,638	13,178	13,073	12,410	12,242
Computer and Electronic Products	3,826	3,963	4,151	4,485	4,959
Electrical Equipment, Appliance and Components	1,754	1,961	1,948	1,845	1,766
Machinery	6,780	6,702	6,480	6,291	6,432
Furniture and Related Products	2,707	2,843	2,706	2,662	2,624
Miscellaneous Manufacturing	1,877	1,888	1,796	1,870	1,866

Manufacturing Total(2)	$95,557	$95,292	$96,187	$94,157	$92,173

Sources: Office of Economic Policy, Ontario Ministry of Finance and Statistics Canada.

(1) 2003 data suppressed due to Statistics Canada confidentiality restrictions.

(2) Totals may not add due to rounding and chained GDP data.

Transportation equipment is Ontario’s largest manufacturing industry measured by output. In 2007, output in this sector totaled $26.2 billion, or approximately 28% of total Ontario manufacturing output. In 2007, Ontario accounted for about 94% of Canadian-manufactured motor vehicles, parts and accessories GDP, and 16.6% of North America’s motor vehicle assembly. Ontario’s international trade surplus in automotive products was $3.7 billion in 2007. Capital investment in Ontario’s transportation equipment industry totaled $3.2 billion in 2007 and capital investment intentions for 2008, according to Statistics Canada data, are $3 billion.

In 2007, 63% of Canada’s electrical and electronic product manufacturing was in Ontario. A number of firms with worldwide reputations in the design, manufacture and distribution of high technology products are based in the Province. Ontario manufacturers as a whole conducted an estimated $4.9 billion worth of industrial research and development in 2006, and accounted for 57.7% of total Canadian manufacturing industrial research and development.

Construction.  Ontario’s capital spending on construction includes buildings, roads and other facilities. Construction spending intentions, according to the latest survey from Statistics Canada, indicate an expected rise of 4.0% in 2008 to $61.9 billion. The highest increase is expected in government and institutions at 9.4%, followed by housing at 2.8%. In 2008, capital spending intentions on housing construction constitutes the largest share, representing 51.3% of the total.

Ontario Construction Capital Expenditure

	Year ended December 31,
	2003	2004	2005	2006	2007	2008(1)
	(in millions)

Housing	$25,233	$27,471	$28,297	$30,231	$30,883	$31,758
Business	11,344	12,262	13,588	15,609	17,904	18,388
Government and Institutions	9,739	9,259	10,190	10,881	10,733	11,738

Total	$46,316	$48,992	$52,075	$56,721	$59,520	$61,884

(1) 2008 intentions.

Primary Industries

Agriculture.  Ontario has a large and highly diversified agricultural sector. Agricultural activity can be found in most areas of the Province, but production is concentrated in southwestern Ontario, which is located at roughly the same latitude as Northern California and has a climate moderated by the Great Lakes. Provincial agricultural production, based on farm cash receipts, was valued at $8.7 billion in 2007, or 23.9% of the Canadian total. Of this, total livestock receipts were $4.5 billion, and crop receipts were $4.2 billion.

Agricultural Production

	Year ended December 31,
	2003	2004	2005	2006	2007
	(in millions)

Agricultural Production(1)	$7,863	$7,956	$8,102	$8,233	$8,702

Source: Statistics Canada.

(1) Farm cash receipts; excluding government program payments.

Mining.  Ontario’s value of mineral production was $10,675 million in 2007. Ontario accounted for 26.4% of Canadian mineral production in 2007, excluding oil and gas. The Province’s most important minerals in terms of 2007 value of production were: nickel, $4,606 million; copper $1,403 million, gold, $1,259 million; cement, $650 million; stone, $628 million and sand and gravel, $490 million. Ontario’s value of mineral production was more than $8 billion due to higher prices for nickel and other metals.

Mineral Production

	Year ended December 31,
	2003	2004	2005	2006	2007
	(in millions)

Mineral Production	$5,690	$7,123	$7,438	$9,524	$10,675

Source: Natural Resources Canada.

Forestry.  Ontario has about 568,000 square kilometers of productive forestland representing 65.5% of Ontario’s total land area. Timber harvests amounted to approximately 18.8 million cubic meters in 2006-07. The value of shipments from various wood and paper industries in the Province totaled $13 billion in 2007, and equaled 23.5% of the Canadian total.

Energy

In 2006, the composition of Ontario’s primary energy consumption was the following: crude oil 31.3%, natural gas and liquids 38.4%, coal 16.4% and electricity 13.9%.

Total primary energy consumption was 2,987 Petajoules in 2006, a decline of 3.5% from 3,094 Petajoules in 2005. Consumption of crude oil, coal, and natural gas declined by 5%, 7%, and 2% respectively, while consumption of primary electricity increased by 1% over the period.

Service Sector

The service sector is the largest component of Ontario’s economy, accounting for approximately 72% of Ontario’s GDP (measured in 2002 dollars) in 2007. Ontario has a modern and diversified services sector. It includes a wide variety of industries serving businesses, individuals and governments.

Services Producing Industries Real Gross Domestic Product
(measured in 2002 dollars)

	Year ended December 31,
	2003	2004	2005	2006	2007
	(in millions)

Finance, Insurance and Real Estate(1)	$61,021	$63,025	$65,247	$68,221	$71,321
Wholesale and Retail Trade	50,494	52,018	54,047	56,532	58,828
Professional and Administrative Services	37,027	38,057	39,047	40,742	41,889
Information and Cultural Industries	16,656	18,207	18,584	19,185	19,617
Transportation and Warehousing	17,121	17,917	18,320	18,600	18,697
Accommodation and Food Services	9,218	9,414	9,417	9,699	9,808
Arts, Entertainment and Recreation	4,354	4,515	4,494	4,703	4,791
Health Care and Social Assistance	26,693	27,522	28,162	29,070	29,997
Government Services	23,564	23,990	24,142	24,876	25,380
Educational Services	20,226	20,877	22,129	22,776	23,452
Owner-Occupied Housing	34,444	35,407	36,924	38,165	39,339
Other Services	10,976	11,344	11,523	11,858	12,264

Total(2)	$311,794	$322,291	$332,035	$344,425	$355,384

Source: Statistics Canada.

(1) Excluding owner-occupied housing.

(2) Totals may not add due to rounding.

The finance, insurance and real estate sector is the largest component of Ontario’s service sector output. In 2007, Ontario’s share accounted for 49.4% of Canada’s finance, insurance and real estate output, the highest share of any province.

Ontario’s sizable financial services sector is a by-product of the large number of head offices of industrial and financial companies located in the Toronto area. The Toronto Stock Exchange (“TSX”) is Canada’s premiere stock exchange with a value of trading of $1.7 trillion dollars in 2007.

Ontario also has strong professional and administrative output, accounting for 47.2% of the Canadian total. Wholesale and retail trade help support the spending of business and consumers, including investment and imports. Ontario accounts for 41.2% of Canada’s wholesale and retail trade output and 44.2% of Canada’s information and cultural services.

(4) Labour Force

From 2002 to 2007, Ontario’s labour force increased at an average annual rate of 1.8%, the same as the Canadian rate. During 2007, the Ontario labour force averaged approximately 7.0 million persons. In 2007, the

Ontario participation rate of 68.0% was 0.4 percentage points higher than the Canadian rate. Reflecting the industrial structure of the Province, 98.5% of employment was in the non-agricultural sector. The service sector, which has been a major source of employment growth, accounted for 76.5% of Ontario’s employment, while manufacturing and construction accounted for 20.7% and agriculture, utilities and other primary industries accounted for 2.9%. In 2007, the Ontario unemployment rate averaged 6.4%, while the national rate averaged 6.0%.

Labour Force

	2003	2004	2005	2006	2007

The Ontario Labour Force
Labour Force (thousands)	6,676.2	6,775.4	6,849.1	6,927.3	7,043.5
Employed (thousands)	6,213.2	6,316.5	6,397.7	6,492.7	6,593.8
Unemployment Rate (%)	6.9	6.8	6.6	6.3	6.4
Participation Rate(1) (%)	68.5	68.4	68.0	67.7	68.0
The Canadian Labour Force
Unemployment Rate (%)	7.6	7.2	6.8	6.3	6.0
Participation Rate(1) (%)	67.5	67.5	67.2	67.7	67.6

Source: Statistics Canada.

(1) The percentage of working age population in the labour force.

Ontario Employment by Industry — 2007

	Thousands	% Of Total

Agriculture	96	1.5
Other Primary Industries	35	0.5
Manufacturing	951	14.4
Construction	413	6.3
Utilities	58	0.9
Service Sector	5,041	76.5

Total	6,594	100.0

Totals may not add due to rounding.

Sources: Statistics Canada and Ontario Ministry of Finance.

(5)	Social Security System

The Province provides a wide range of health care, social services and income security assistance to Ontarians. Until 1995-96, the Province received funding for health care from the Federal Government under the Established Programs Financing (“EPF”) arrangements. This national funding arrangement provided support for the provision of provincial health care programs as well as postsecondary education.

The Province also provides income security assistance to individuals and families to replace earnings or provide income support. Until 1995-96, income supplementation related to defined needs was provided, when necessary, on a cost-shared basis with the Federal Government under the Canada Assistance Plan (“CAP”). In its 1995 budget, the Federal Government announced major cutbacks to social transfers to the provincial and territorial governments. Beginning in 1996-97, the EPF arrangements and CAP were replaced by the Canada Health and Social Transfer (“CHST”). Effective April 1, 2004, the CHST was split into two separate transfers: the Canada Health Transfer (“CHT”), designated specifically for health care; and the Canada Social Transfer (“CST”) for postsecondary education and social services. See “3. Public Finance — (3) Revenue — Federal Government Payments” below.

The Federal Government also administers the Employment Insurance (“EI”) program, a national, contributory unemployment insurance scheme, and the Canada Pension Plan (“CPP”), a national, contributory earnings-related pension system. CPP benefits include retirement pensions, disability pensions, survivor benefits, orphans’ benefits and death benefits. In 2007, Ontario residents received about $13.6 billion in benefits from the CPP and about $4.7 billion in total benefits from EI. Both of these programs are financed through payroll taxes paid by employers and employees. In 2008, the Federal Government created the Canada Employment Insurance Financing Board which will be responsible for managing excess EI revenues and maintaining a cash reserve to support premium rate stability. The CPP Account is separate from the federal budget and is managed independently by the CPP Investment Board and invested in marketable and non-marketable securities.

The Federal Government also provides universal and income-tested support for senior citizens through Old Age Security (“OAS”) pensions, the Guaranteed Income Supplement (“GIS”) program and the Allowance for low-income persons aged 60-64. The Ontario government provides an income-tested supplement for seniors, the Guaranteed Annual Income System (“GAINS”) benefit, which is paid to GIS recipients with low incomes. In 2007, seniors in Ontario received a total of about $11.7 billion from these three federal programs and about $105 million from GAINS. Starting in 2009, the Ontario Senior Homeowners’ Property Tax Grant will assist eligible low- and moderate- income seniors, who own their homes, to offset their property taxes through grants of up to $250, going to $500 for 2010 and subsequent years. This will provide an estimated $1 billion in assistance over five years.

In addition, the federal and provincial governments provide cash transfers to families raising children. The federally administered Canada Child Tax Benefit (“CCTB”) and National Child Benefit (“NCB”) Supplement provide basic benefits to most families with children and targeted benefits to low-income families with children. According to the most recent data available, in the 2005-06 benefit year, Ontario families received about $3.4 billion in benefits from these programs. The Ontario government provides children’s benefits through the Ontario Child Care Supplement (“OCCS”) for Working Families. In 2007-08, the OCCS provided approximately $150 million in tax-free benefits to low- to middle-income working families with young children. In July 2007, the Ontario government began providing a tax-free benefit for low-income families with children who are eligible for the Federal CCTB. The Ontario Child Benefit (“OCB”) is projected to provide $340 million in benefits to families in 2008-09. When fully implemented, the OCB will replace the OCCS and benefits paid to families on social assistance in respect of their children.

The Ontario government and municipalities jointly share responsibility for providing income support to individuals and families whose income is insufficient to meet their basic needs. In 2007-08, the Province provided an estimated $5.4 billion through social assistance and related programs. Twenty per cent of the expenditure in respect of financial assistance for persons with disabilities and drug benefits for all recipients was recovered from municipalities in the same year.

(6)	Government Responsibilities and Relationships

Constitutional Framework

Canada is a federation and its constitution (“Constitution”) provides for a division of responsibilities between the federal and provincial governments. Each province and the Federal Government have supremacy within its respective sphere of assigned responsibilities. Jurisdiction over the establishment and operation of municipalities is granted exclusively to the provinces.

The Federal Government is empowered to raise money by any mode or system of taxation. It has exclusive jurisdiction over such matters as the regulation of trade and commerce, currency and coinage, banks and banking, national defence, foreign affairs, postal services, railways and navigation, as well as those areas not exclusively assigned to the provinces. Each province has authority to raise revenue through direct taxation within the province. Areas of provincial constitutional authority include health care, education, social services, municipal institutions, property and civil rights and natural resources.

The Constitution of Canada was amended in 1982. The Constitution Act, 1982 (“Constitution Act”) established a Charter of Rights and Freedoms and a procedure for amending the Constitution. Nothing in the Constitution Act diminishes the taxing or spending authority of the provinces.

Operational Framework

Ontario administers its constitutional responsibilities through government ministries and provincially created bodies such as government-owned corporations (“Crown corporations”), agencies, boards, commissions, municipalities, school boards and hospital boards. The use of these quasi-independent bodies decentralizes the administration of provincial responsibilities. However, the Province has elected to centralize the financing of these bodies by retaining the major taxing and borrowing powers at the provincial level. Some municipalities borrow in their own names in various capital markets (See “4. Public Debt — (3) Consolidated Debt of the Ontario Public Sector” below) as did Ontario Hydro prior to its restructuring in April 1999 (See “4. Public Debt — (2) Assets and Liabilities, (iii) Liabilities — Ontario Electricity Industry” below).

Implications for Provincial Financial Statements

The provinces have been assisted with their responsibilities in areas such as health, postsecondary education and social assistance by transfer payment arrangements between the federal and provincial governments. Through these arrangements, the Federal Government provides revenues to provincial governments to finance programs under provincial jurisdiction.

Federal-provincial funding arrangements create extensive financial interrelationships between the Province, the Federal Government and provincially-created bodies. These financial interrelationships are important in understanding the revenue, expense and financing activity of the Province. For example, in fiscal 2008-09, approximately 17.4% of the Province’s revenue is expected to come from the Federal Government.

Investing in provincially-created bodies has an impact on the reporting of assets. As at March 31, 2008, approximately 36.2% (2007, 37.4%) of the Financial Assets of the Province could be attributed to these intermediary activities. (See “4. Public Debt — (2) Assets and Liabilities” below).

3. PUBLIC FINANCE

(1)	Financial Reporting

Annually, the Province publishes its Public Accounts, which include the Annual Report and Consolidated Financial Statements for the fiscal year ended March 31, together with ministry statements, detailed schedules of ministry expenses, financial statements of significant provincial corporations, boards and commissions that are part of the government reporting entity and other miscellaneous financial statements. The Auditor General of Ontario examines the Public Accounts of the Province and provides an opinion on the Consolidated Financial Statements to the Legislative Assembly. In addition, the Auditor General of Ontario is required to submit an annual report to the Legislative Assembly.

Summary of Significant Accounting Policies

Basis of Accounting

The Consolidated Financial Statements are prepared in accordance with the accounting principles for governments recommended by the Public Sector Accounting Board (“PSAB”) of the Canadian Institute of Chartered Accountants (“CICA”) and, where applicable, the recommendations of the Accounting Standards Board (“AcSB”) of the CICA.

Reporting Entity

The consolidated financial statements report the activities of the Consolidated Revenue Fund combined with those organizations that are controlled by the government.

Public hospitals, specialty psychiatric hospitals, school boards and colleges, collectively referred to as the “Broader Public Sector (“BPS”) organizations,” are consolidated on a sector basis in these financial statements.

Government business enterprises and other organizations that are controlled by the Province are individually consolidated provided they meet one of the following criteria: i) their revenues, expenses, assets or liabilities are greater than $50 million, or ii) their outside sources of revenues, deficit or surplus are greater than $10 million.

The activities of organizations that do not meet the materiality thresholds are reflected in the consolidated financial statements through the accounts of the ministries responsible for them. Trusts administered by the government on behalf of other parties are excluded from the reporting entity.

Principles of Consolidation

Government organizations, except for government business enterprises and broader public sector organizations, are consolidated on a line-by-line basis with the Consolidated Revenue Fund in these financial statements. Where necessary, adjustments are made to present the accounts of these organizations on a basis consistent with the accounting policies described below, and to eliminate significant inter-organizational accounts and transactions.

Government business enterprises are defined as those government organizations that i) are separate legal entities with the power to contract in their own name and that can sue and be sued; ii) have the financial and operating authority to carry on a business; iii) have as their principal activity and source of revenue the selling of goods and services to individuals and non-government organizations; and iv) are able to maintain their operations and meet their obligations from revenues generated outside the government reporting entity. The activities of government business enterprises are recorded in the financial statements using the modified equity method. Under this method, government business enterprises are reported in accordance with the accounting principles generally accepted for business enterprises. Their combined net assets are included in the financial statements as Investment in Government Business Enterprises on the Consolidated Statement of Financial Position and their combined net income is shown as a separate item, Income from Investment in Government Business Enterprises, on the Consolidated Statement of Operations.

Broader Public Sector (“BPS”) organizations are recorded in the financial statements using the equity method. Under the equity method or “one-line” basis, BPS organizations are reported in accordance with the accounting principles generally accepted for governments. Significant gains and losses resulting from inter-organizational transactions occurring from within the government reporting entity are eliminated upon consolidation. Their combined net assets are included in the financial statements as Net Assets of Broader Public Sector Organizations on the Consolidated Statement of Financial Position. Their combined net expenses, that is, the total annual expenses of all BPS organizations net of revenues they receive from sources other than the Province, are included in Expenses on the Consolidated Statement of Operations. The combined net expenses of hospitals are included with Health expenses, school board net expenses are included with Education expenses, and college net expenses are included in Postsecondary Education and Training expenses in the Consolidated Statement of Operations.

Government business enterprises and other government organizations not meeting the materiality thresholds set out in the Reporting Entity section of this note, are reflected in these financial statements through the accounts of the ministries responsible for them.

Measurement Uncertainty

Uncertainty in the determination of the amount at which an item is recognized or disclosed in the financial statements is known as measurement uncertainty. Such uncertainty exists when there could be a material variance between the recognized or disclosed amount and another reasonably possible amount.

Measurement uncertainty in these financial statements and notes thereto exists in the valuation of the power purchase contracts, the accruals for pensions and other employee future benefits obligations, the value of tangible capital assets, the accruals for personal income and corporations tax revenues, the valuation of the health transfers and Canada social transfer entitlements and the valuation of the Canadian third party asset-backed commercial paper.

Uncertainty in the valuation of the power purchase contracts arises from fluctuations in market prices that would affect this liability. The uncertainty related to pensions and other employee future benefits accruals arises because actual results may differ significantly from the Province’s best estimate of expected results (for example, the difference between actual results and actuarial assumptions regarding return on investment of pension fund assets and health care cost trend rates for retiree benefits). Uncertainty in the value of tangible capital assets exists because of differences between estimated useful lives of the assets and their actual useful lives. Uncertainty related to the accrual for personal tax and corporations tax revenues arises due to possible subsequent revisions of estimates based on forthcoming information from past year tax return processing. Uncertainty in the estimation of the Canada Health Transfer and Canada Social Transfer entitlements arises from variances between the estimated and actual Ontario shares of the Canada-wide personal income and corporation tax base and population.

The uncertainties relating to the valuation of the Canadian third party asset-backed commercial paper are detailed in the financial statements.

Estimates are based on the best information available at the time of preparation of the financial statements and are reviewed annually to reflect new information as it becomes available.

Revenues

Revenues are recognized in the fiscal year that the events giving rise to the revenues occur and they are earned. Amounts received prior to the end of the year, which relate to revenues that will be earned in a subsequent fiscal year, are deferred and reported as liabilities.

Expenses

Expenses are recognized in the fiscal year that the events giving rise to the expense occur and resources are consumed. Expenses include:

•	accounts payable accruals

•	transfer payments

•	interest accruing on debt

•	pension and other employee future benefits

•	the amortization of tangible capital assets

•	net expenses of hospitals, school boards and colleges.

Transfer payments are recognized in the year during which the events giving rise to them occur, provided that the transfer is authorized, all eligibility criteria are met and a reasonable estimate of the amount can be made.

Interest on Debt includes the following: i) interest on outstanding debt net of interest income on investments and loans; ii) amortization of foreign exchange gains or losses; iii) amortization of debt discounts, premiums and commissions; iv) amortization of deferred hedging gains and losses; and v) servicing and other costs.

Employee future benefits such as pensions, other retirement benefits and entitlements upon termination are recognized as expenses over the years in which the benefits are earned by employees. These expenses are the government’s share of the current year’s cost of benefits, interest on the net benefits liability or asset, amortization of actuarial gains or losses, cost of or gain on plan amendment, and other adjustments.

Other employee future benefits are recognized in the period when the event that obligates the government occurs or in the period when the benefits are earned and accumulated by employees.

The costs of buildings and transportation infrastructure owned by the Province are amortized and recognized as expenses over their estimated useful lives on a straight-line basis. Amortization of tangible capital assets owned by government organizations consolidated in these financial statements is also included in expenses.

The Province is phasing in the implementation of PSAB recommendations on tangible capital assets. Consequently, the costs of acquisition of other tangible capital assets owned by the Province, such as furniture and vehicles, are recorded as expenses. Also, for significant capital leases entered into by the Province, an amount equal to the present value of the minimum lease payments required over the term of the lease is recorded as an expense at the inception of the lease, with an offsetting liability recorded for the lease obligation.

Liabilities

Liabilities are recorded to the extent that they represent present obligations of the government to outside parties as a result of events and transactions occurring prior to the end of the fiscal year. The settlement of liabilities will result in the sacrifice of economic benefits in the future.

Liabilities include present obligations for environmental costs, probable losses on loan guarantees issued by the government, and contingencies when it is likely that a loss will be realized and the amount can be reasonably determined.

Liabilities also include obligations to government business enterprises.

Debt

Debt consists of treasury bills, commercial paper, medium and long-term notes, savings bonds, debentures and loans.

Debt denominated in foreign currencies that has been hedged is recorded at the Canadian dollar equivalent using the rates of exchange established by the terms of the hedge agreements. Other foreign currency denominated debt, liabilities and assets are translated to Canadian dollars at year-end rates of exchange and any exchange gains or losses are amortized over the remaining term to maturity.

The Province uses derivative financial instruments (“derivatives”) for the purposes of minimizing interest costs and managing risk. The Province does not use derivatives for speculative purposes. Derivatives are financial contracts, the value of which is derived from underlying instruments. Gains or losses arising from derivative transactions are deferred and amortized over the remaining life of the related debt issue.

Pensions and Other Employee Future Benefits

The liabilities for pensions and other employee future benefits are calculated on an actuarial basis using the government’s best estimates of future inflation rates, investment returns, employee salary levels and other underlying assumptions, and, where applicable, the government’s borrowing rate. When actual plan experience of pensions, other retirement benefits and termination pay differs from that expected, or when assumptions are revised, actuarial gains and losses arise. These gains and losses are amortized over the expected average remaining service life of plan members.

The liabilities for selected employee future benefits (such as pensions, other retirement benefits and termination pay) represent the government’s share of the actuarial present values of benefits attributed to services rendered by employees and former employees, less its share of the assets of the plans. In addition, the liability includes the Province’s share of the unamortized balance of actuarial gains or losses, and other adjustments primarily for differences between the fiscal year-end of the pension plans and that of the Province.

Assets

Assets are resources controlled by the government from which it will derive future benefits. Assets are recognized in the year the events giving rise to the government’s control of the benefit occur.

Financial Assets

Financial assets are resources that can be used to discharge existing liabilities or finance future operations. They include cash, temporary investments, accounts receivable, loans receivable, advances, and investments in government business enterprises.

Temporary investments are recorded at the lower of cost or fair value.

Accounts receivables are recorded at cost. A valuation allowance is recorded when collection of the receivable is considered doubtful.

Loans receivable with significant concessionary terms are considered in part as grants and are recorded on the date of issuance at face value discounted by the amount of the grant portion. The grant portion is recognized as an expense at the date of issuance of the loan. The amount of the loan discount is amortized to revenue over the term of the loan. Loans receivable include amounts owing from government business enterprises.

Investment in government business enterprises represents the net assets of government business enterprises recorded on the modified equity basis as described under Principles of Consolidation.

Net Assets of Broader Public Sector Organizations

The net assets of the broader public sector (“BPS”) organizations consist of tangible capital and financial assets of BPS organizations net of their liabilities. Although the assets of BPS organizations are consolidated, they are owned, managed and operated by BPS organizations. Tangible capital assets of hospitals and colleges are recorded at historical cost in their financial statements. Interest incurred during construction of major projects is capitalized and included in historical cost when specific project financing is provided. Although school boards do not presently record tangible capital assets in their financial statements, an adjustment is made upon consolidation to record the estimated historical cost of their land and building assets in the Province’s consolidated financial statements.

Tangible Capital Assets

Tangible capital assets are recorded at historical cost less accumulated amortization. Historical cost includes the costs directly related to the acquisition, design, construction, development, improvement or betterment of tangible capital assets. Cost includes overheads directly attributable to construction and development but excludes interest. Estimated historical cost was used to record existing tangible capital assets if actual cost was unknown when the Province first implemented tangible capital assets accounting. Tangible capital assets, except land, are amortized over the estimated useful lives of the assets on a straight-line basis.

As the Province is phasing in the implementation of PSAB recommendations on provincially owned tangible capital assets, the following categories are included under tangible capital assets and recorded at historical cost: land, buildings and transportation infrastructure owned by the Province; and all tangible capital assets owned by government organizations that are consolidated in the financial statements. The remaining other tangible capital assets, including leased assets, computers, equipment, vehicles and furniture, are expensed as acquired. The Province intends to apply PSAB’s recommendations on the remaining other tangible capital assets in 2009-10.

Maintenance and repair costs are recognized as an expense when incurred. Betterments or improvements that significantly increase or prolong the service life or capacity of a tangible capital asset are capitalized. External contributions for acquisition of tangible capital assets are recorded as deferred revenue and amortized on the same basis as the related tangible capital assets.

The Budget

Traditionally, a Budget is tabled each year by the Ontario Minister of Finance in the Legislative Assembly, setting out the expense and revenue forecast for activities to be undertaken for Provincial purposes. In addition, a publication entitled “Ontario Finances” provides a quarterly update to reflect in-year developments, budget performance and policy actions and the “Ontario Economic Outlook and Fiscal Review” traditionally provides a more comprehensive update of second quarter numbers.

(2)	Fiscal Position

The following table provides an overview of the Province’s revenue and expense for each of the fiscal years in the four-year period ending March 31, 2008 plus the current outlook for 2008-09 as presented in the 2008 Ontario Economic Outlook and Fiscal Review.

Ontario’s Fiscal Position

					Current	Rate of Growth
				Actual	Outlook(1)	2007-08 to
	2004-05	2005-06	2006-07	2007-08	2008-09	2008-09
	(In millions)					(%)

Revenue
Taxation Revenue	$55,975	$59,917	$64,310	$68,432	$67,850	(0.9)
Government of Canada	11,882	13,251	14,036	16,597	16,664	0.4
Income from Investment In Government Business Enterprises	3,578	4,308	4,196	4,437	4,122	(7.1)
Other Revenue	6,406	6,749	7,855	7,656	7,366	(3.8)

Total Revenue	77,841	84,225	90,397	97,122	96,002	(1.2)

Expense
Programs	70,028	74,908	79,297	87,608	87,411	(0.2)
Interest on Debt	9,368	9,019	8,831	8,914	8,891	(0.3)

Total Expense	79,396	83,927	88,128	96,522	96,302	(0.2)

Surplus/(Deficit) Before Reserve	(1,555)	298	2,269	600	(300)	n/a
Reserve	—	—	—	—	200	n/a
Surplus/(Deficit)	$(1,555)	$298	$2,269	$600	$(500)	n/a

Source: Ontario Ministry of Finance.

Note:	Since 2005-06, the Province’s financial reporting has been expanded to include hospitals, school boards and colleges using one-line consolidation.

(1) Fiscal forecast as presented in the 2008 Ontario Economic Outlook and Fiscal Review.

Fiscal Outlook 2008-09

The 2008-09 First Quarter Ontario Finances noted that the consensus forecast predicted slower economic growth for Ontario than was projected in the 2008 Ontario Budget but that it was still too early to determine the effect on the Province’s revenue and expense outlook. The current fiscal outlook reflects the estimated impact of these economic risks and modifies the outlook projected in the 2008 Ontario Budget. Total revenue in 2008-09 is currently projected to be $96,002 million, a decrease of 0.9% from the 2008 Ontario Budget forecast, reflecting projections for slower economic growth. Total expense in 2008-09 is currently estimated to be $96,302 million, 0.1% higher than the 2008 Ontario Budget forecast, primarily due to higher utilization related expense in the Ontario Health Insurance Plan (“OHIP”) program. A portion of the $750 million reserve included in the 2008 Ontario Budget plan has been drawn down to partially offset the effects of slower economic growth on the Province’s fiscal outlook. The Province continues to maintain a $200 million reserve in recognition of the continued global economic uncertainty that could further impact the Province’s finances.

The 2007-08 Actual and 2008-09 current outlook presented below are from material presented in the 2007-08 Public Accounts of Ontario and the 2008 Ontario Economic Outlook and Fiscal Review.

Fiscal Summary

		Current
	Actual	Outlook
	2007-08	2008-09(1)
	(in billions)

Revenue	$97.1	$96.0
Expense
Programs	87.6	87.4
Interest on Debt	8.9	8.9

Total Expense	96.5	96.3
Surplus/(Deficit) Before Reserve	0.6	(0.3)
Reserve	—	0.2
Surplus/(Deficit)	$0.6	$(0.5)

Source: Ontario Ministry of Finance.

(1) Fiscal forecast as presented in the 2008 Ontario Economic Outlook and Fiscal Review.

Revenues

Total revenues are projected to decrease by 1.2% in 2008-09 from 2007-08. Any increase due to modest economic growth is more than offset by one-time revenues in 2007-08, the impact of policy initiatives and lower earnings from government business enterprises.

Taxation Revenue are projected to decline $582 million (-0.9%) in 2008-09 from 2007-08 due mostly to weakness in Corporations Tax and Land Transfer Tax. In addition, 2007-08 revenues were boosted by $1.4 billion in one-time revenues related to prior year adjustments.

Revenue from the Government of Canada is projected to rise by $67 million (0.4%) from 2007-08 mainly due to higher Canada Health Transfers, Canada Social Transfers, Infrastructure revenues, and the 2008 federal budget trusts for Public Transit Capital, Community Development and Police Officers Recruitment. These increases are partially offset by declining transfers in other areas such as the Wait Times Reduction Fund, and the 2006 federal budget Post Secondary Education and Affordable Housing Trust funds.

Income from Investment in Government Business Enterprises is projected to be $315 million lower (-7.1%) in 2008-09 from 2007-08 due to lower net incomes from Ontario Power Generation, which included positive impacts of Provincial consolidation adjustments in 2007-08 related to OPG’s nuclear funds; and the Ontario Lottery and Gaming Corporation due to the continued impacts of competition from U.S. casinos, border-crossing issues and the high Canadian dollar. These decreases are partially offset by higher LCBO net income.

Other Non-Tax Revenue is projected to fall $290 million in 2008-09 (-3.8%) from 2007-08 largely due to lower projected miscellaneous revenues and lower projected reimbursements from municipalities reflecting the government’s decision to take on from municipalities the entire cost of the Ontario Disability Support Program and Ontario Drug Benefits for social assistance recipients over four years starting in 2008.

Expense

Total expense in 2008-09 is currently projected to be $96,302 million, an increase of $132 million from the 2008 Ontario Budget forecast. This change in total expense primarily reflects an increase in the Ministry of Health and Long-Term Care for utilization-related expense in the OHIP program.

(3) Revenue

Overview

The following table sets forth historical revenue information for each of the fiscal years in the four-year period ended March 31, 2008 and 2008-09 forecast information presented in the 2008 Ontario Economic Outlook and Fiscal Review.

Total revenue in fiscal 2008-09 is projected to be $96,002 million. Tax revenue is projected at $67,850 million or 70.7% of total revenue. Federal transfers, at $16,664 million, account for 17.4% of total revenue. Income from Investment in Government Business Enterprises is projected to be $4,122 million, 4.3% of total revenue. All Other Non-Tax Revenues are projected to be $7,366 million, 7.7% of total revenue.

Ontario’s Revenue

Revenue
($ millions)

						% of
					Current	Total
				Actual	Outlook	Revenue
	2004-05	2005-06	2006-07	2007-08	2008-09	2008-09

Taxation Revenue
Personal Income Tax	19,320	21,041	23,655	24,538	25,171	26.2
Retail Sales Tax	14,855	15,554	16,228	16,976	17,206	17.9
Corporations Tax	9,883	9,984	10,845	12,990	11,459	11.9
Employer Health Tax	3,886	4,197	4,371	4,605	4,821	5.0
Ontario Health Premium	1,737	2,350	2,589	2,713	2,809	2.9
Gasoline Tax	2,277	2,281	2,310	2,360	2,315	2.4
Land Transfer Tax	1,043	1,159	1,197	1,363	1,163	1.2
Tobacco Tax	1,453	1,379	1,236	1,127	1,092	1.1
Fuel Tax	727	729	723	733	742	0.8
Electricity Payments-In-Lieu of Taxes	511	951	757	546	600	0.6
Other Taxes	283	292	399	481	472	0.5

	55,975	59,917	64,310	68,432	67,850	70.7
Government of Canada
Canada Health Transfer (CHT)	5,640	7,148	7,702	8,487	8,826	9.2
Canada Social Transfer (CST)	2,912	3,324	3,478	3,778	4,089	4.3
CHST Supplements	775	584	—	—	—	—
Social Housing	522	520	532	525	514	0.5
Wait Times Reduction Fund	242	243	467	468	235	0.2
Infrastructure Programs	209	285	191	207	259	0.3
Medical Equipment Funds	387	194	—	—	—	—
Other Government of Canada	1,195	953	1,666	3,132	2,741	2.9

	11,882	13,251	14,036	16,597	16,664	17.4
Income from Investment in Government Business Enterprises
Ontario Lottery and Gaming Corporation	1,992	2,027	1,945	1,857	1,772	1.8
Liquor Control Board of Ontario	1,147	1,197	1,307	1,374	1,420	1.5
Ontario Power Generation Inc. and Hydro One Inc.	444	1,107	947	1,214	930	1.0
Other Government Enterprises	(5)	(23)	(3)	(8)	—	—

	3,578	4,308	4,196	4,437	4,122	4.3
Other Non-Tax Revenue
Reimbursements(1)	1,241	1,295	1,415	1,464	1,382	1.4
Vehicle and Driver Registration Fees	976	763	970	1,051	1,044	1.1
Electricity Debt Retirement Charge	997	1,021	991	982	1,004	1.0
Power Sales	610	779	863	929	856	0.9
Sales and Rentals	352	465	1,108	553	701	0.7
Other Fees and Licences(1)	506	550	624	668	672	0.7
Liquor Licence Revenue	489	516	467	475	454	0.5
Net Reduction of Power Purchase Contract Liability	236	396	412	398	373	0.4
Royalties(1)	278	191	215	193	215	0.2
Miscellaneous Other Non-Tax Revenue	721	773	790	943	665	0.7

	6,406	6,749	7,855	7,656	7,366	7.7

Total Revenue	77,841	84,225	90,397	97,122	96,002	100.0

Source: Ontario Ministry of Finance.

Totals may not add due to rounding.

(1)	The change from 2008 Budget Plan reflects reclassification to be consistent with treatment in the 2007-2008 Public Accounts of Ontario.

Taxation

The Constitution provides for a division of taxation authority between the federal and provincial governments. Local governments derive their taxing powers from the Province. In accordance with its policy of centralized financing, the Province has delegated its taxing powers respecting real property taxes to local governments.

Personal Income Tax.  Ontario imposes a personal income tax (“PIT”) on individuals who are resident in Ontario on the last day of the taxation year and on non-resident individuals who earn income in Ontario during the year. This tax is the Province’s largest single source of revenue.

Ontario basic PIT is calculated as a percentage of taxable income, as defined under the Income Tax Act (Canada). It is collected by the Canada Revenue Agency on Ontario’s behalf. The tax rates for 2008 are as follows: 6.05% of the first $36,020 of taxable income, plus 9.15% of any portion of taxable income between $36,020 and $72,041, plus 11.16% of any portion of taxable income over $72,041. Ontario non-refundable tax credits are provided to recognize individual and family circumstances (e.g., basic personal amount, spouse or common-law partner amount, medical expenses, charitable donations), at the rate of 6.05% in 2008 (11.16% for charitable donation amounts in excess of $200), before the calculation of the surtax or Ontario Tax Reduction.

Ontario also applies a surtax on taxpayers with higher incomes. For the 2008 taxation year, the surtax is equal to 20% of basic Ontario PIT in excess of $4,162, plus an additional 36% of basic Ontario PIT in excess of $5,249. For taxpayers with low or moderate incomes, the Ontario Tax Reduction can reduce or eliminate Ontario PIT.

The Ontario Health Premium (“OHP”) is a component of the PIT system and is based on taxable income of individuals. There are five OHP levels, with phase-in rates between levels. No one with a taxable income of $20,000 or less is liable to pay the OHP. The initial OHP level of $300 is phased in at the rate of 6% of taxable income in excess of $20,000, reaching the full amount at a taxable income of $25,000. The increase to the second OHP level of $450 is phased in at a rate of 6% of taxable income from $36,000 to $38,500. Each subsequent OHP level is phased in at the rate of 25% over the first $600 of taxable income in the range. The third OHP level of $600 is reached at a taxable income of $48,600, the fourth OHP level of $750 is reached at taxable income of $72,600, and the maximum annual OHP amount of $900 is reached at a taxable income of $200,600.

Retail Sales Tax.  Ontario applies an 8% retail sales tax on the purchase of most tangible personal property and certain services. For admission fees to a place of amusement that exceed $4.00 and alcoholic beverages sold at licensed establishments the rate is 10%. Alcoholic beverages sold through retail outlets are taxed at 12%. On transient accommodation, the rate is 5%. Insurance premiums are generally taxed at 8%; however, auto insurance premiums, individual life and health insurance premiums, and repairs and replacements made under warranty are exempt. There are a number of exemptions from retail sales tax, including those for basic groceries, prescription drugs, energy, children’s clothing, farm equipment, farm building materials and production machinery and equipment.

Under the Retail Sales Tax Act, the Tax for Fuel Conservation is applied to the purchase or lease of a new passenger vehicle or sport utility vehicle and is based on the highway fuel consumption of the vehicle. Trucks, buses and vans are not subject to this tax. The tax applies to all passenger vehicles with a highway fuel consumption of 6.0 or more litres of gasoline or diesel fuel per 100 kilometres and all sport utility vehicles with a highway fuel consumption of 8.0 or more litres of gasoline or diesel fuel per 100 kilometres, and increases as fuel efficiency of the vehicle declines. A $100 tax credit is given to the purchaser of a new passenger car with a highway fuel consumption of less than 6.0 litres of gasoline or diesel fuel per 100 kilometres.

Corporate Income Tax.  The Province taxes corporate income allocated to Ontario. The general corporate income tax rate is 14% and the Manufacturing & Processing (“M&P”) tax rate is 12%. The M&P tax rate is the tax rate on income from manufacturing and processing, mining, logging, fishing and farming.

The tax rate for small businesses is 5.5%. The income threshold for this special rate was increased from $400,000 to $500,000 effective January 1, 2007. The benefit of the small business rate phases out between $500,000 and $1,500,000.

Ontario provides assistance for scientific research and experimental development (“SR&ED”) activities through: (1) a 10% refundable innovation tax credit for qualified SR&ED expenses; (2) a full deduction for qualified expenses in the year they are incurred; (3) a 20% refundable tax credit for SR&ED done through specified research institutions; and (4) a tax exemption for the federal SR&ED investment tax credit that relates to SR&ED incurred in Ontario (this incentive will be replaced by a new 4.5% non-refundable tax credit on qualifying SR&ED expenditures for taxation years ending after 2008).

Ontario provides a number of refundable tax credits on expenses for certain other corporate activities carried out in Ontario: a 25% to 30% apprenticeship tax credit for hiring qualifying apprentices (effective May 19, 2004), a 10% to 15% co-operative education tax credit for hiring qualifying co-op students; a 30% book publishing tax credit; a 20% computer animation and special effects tax credit; a 35% tax credit for producing domestic film and television productions (40% for first-time producers), with an additional 10% bonus for qualifying regional productions; a 25% film and television production services tax credit for foreign-based and non-certified domestic productions; a 25% to 30% interactive digital media tax credit; and a 20% sound recording tax credit.

The tax credit rate for domestic film and television productions increased from 30% to 35% effective January 1, 2008 to December 31, 2009. The 10% regional bonus continues and first-time producers are eligible for an enhanced rate of 40%. Also, the tax credit rate for foreign-based and non-certified domestic film and television productions increased from 18% to 25% effective January 1, 2008 to December 31, 2009.

Ontario provides an immediate 100% deduction for new assets acquired before 2008 that are used to generate electricity from clean, alternative or renewable sources. Ontario also provides an additional deduction from income equal to 30% of the capital cost of pollution control equipment.

Corporations or a group of associated corporations with total assets over $5 million or gross revenues over $10 million are subject to a corporate minimum tax (“CMT”). The CMT is applied at a rate of 4% on accounting income less certain deductions, such as dividend income. The CMT is reduced by regular corporate income tax payable in the year.

Insurance Premiums Tax.  Insurance companies pay a 2% tax on net premiums in respect of accident, sickness and life insurance for persons resident in Ontario. A 3% tax is levied on net premiums in respect of property and any other contract of insurance in Ontario. Contracts in respect of property insurance also bear an additional 0.5% tax on net premiums. A 2% premiums tax is also payable by employers in respect of uninsured benefit arrangements.

Life insurance companies are subject to a special additional tax of 1.25% on taxable paid-up capital in Ontario. The first $10 million in paid-up capital is exempt from tax. This tax is reduced by regular income tax and any corporate minimum tax payable in the year.

Capital Tax.  The Province levies a capital tax on paid-up capital allocated to Ontario. Insurance companies do not pay this tax. For 2007, the first $12.5 million of taxable paid-up capital is exempt from capital tax. This increases to $15 million in 2008. The capital tax rate for regular corporations is 0.225% in 2007, 2008 and 2009 and 0.15% in 2010. Capital tax generally applies to financial institutions at a two-tier rate. In 2007, 2008 and 2009 the rate is 0.45% on a financial institution’s adjusted taxable paid-up capital up to $400 million and 0.3% in 2010. Non-deposit taking financial institutions with taxable paid-up capital over $400 million are subject to capital tax at the rate of 0.54% in 2007, 2008 and 2009 and 0.36% in 2010. Deposit taking financial institutions with taxable capital over $400 million are subject to capital tax at the rate of 0.675% in 2007, 2008 and 2009 and 0.45% in 2010. Ontario credit unions, Caisses Populaires and family farm/fishing corporations are exempt from capital tax.

The 2004 Ontario Budget announced a plan to gradually eliminate the capital tax by 2012. The 2006 Ontario Budget built on the government’s original plan by accelerating the capital tax rate cut. Effective January 1, 2007 every corporation still paying capital tax had its rate in effect for 2006 reduced by 5% — two years earlier than the first scheduled rate cut under the original plan. The 2007 Ontario Budget accelerated the elimination of capital tax to July 1, 2010 — eighteen months earlier than scheduled under the capital tax elimination plan announced in the 2004 budget. The 2007 Economic Outlook and Fiscal Review provided a 21% rate cut for all businesses effective January 1, 2007. The 2008 Ontario Budget eliminated capital tax for companies primarily engaged in manufacturing and resource activities, effective January 1, 2007.

Assets used to generate electricity from clean, alternative or renewable energy sources and acquired before 2008 are exempt from capital tax. Large financial institutions may reduce their capital tax liability where they make eligible investments in Ontario small businesses under the Small Business Investment Tax Credit.

Mining Tax.  The Mining Tax Act levies a tax on profits from the extraction of minerals (except diamonds) in Ontario. The tax is levied on the operator’s profit in excess of $500,000. The mining tax rate is 10%. There is a three-year or $10 million profit exemption available to new or expanded mines. To assist mines in remote areas of the Province, the three-year exemption is extended to ten years for new remote mines. As well, the profits from remote mines are taxed at a rate of 5% after the 10-year or $10 million profit exemption.

Diamond Royalty.  On March 22, 2007, the Ontario Budget introduced a diamond royalty under the Mining Act. Ontario’s diamond royalty is not a tax but a payment to Ontario, as owner of the mineral resource, in consideration for the right to mine diamonds. The profit-based diamond royalty has a graduated rate structure starting at 5% and an overall maximum rate of 13%. An effective royalty rate of 13% would only apply when profits, in a year, reach or exceed $225 million. On July 5, 2007, Ontario introduced specific deductions that will result in an effective diamond royalty rate, in any one year, which ranges from 4% to a maximum of 10.4%. The royalty rate would be reduced even further with investment in aboriginal or northern communities.

Employer Health Tax.  Ontario levies a payroll tax on Ontario remuneration. Employers with total annual Ontario remuneration of $200,000 or less calculate tax payable at a rate of 0.98%; employers with total annual Ontario remuneration between $200,000 and $400,000 calculate this tax at graduated rates between 0.98% and 1.95%; and employers with total annual Ontario remuneration in excess of $400,000 calculate tax at a rate of 1.95%. A tax exemption is provided for the first $400,000 of total annual Ontario remuneration of private-sector employers.

Land Transfer Tax.  Ontario levies a land transfer tax on the value of consideration of most registered conveyances and unregistered dispositions of beneficial interest in land in Ontario. The land transfer tax applies at graduated rates ranging from 0.5% on the value of consideration of $55,000 or less, 1.0% on the value of consideration from $55,001 to $250,000 and 1.5% on the value of consideration exceeding $250,000. Where the value of consideration exceeds $400,000 and the property contains one or two single-family residences, there is an additional 0.5% (in addition to the 1.5%) tax levied on the amount exceeding $400,000. A refund of up to $2,000 of the land transfer tax paid is available for qualifying first-time buyers.

Other Significant Taxes.  Taxes are applied to the purchases of gasoline (Gasoline Tax Act) and use of diesel fuel (Fuel Tax Act). The taxes apply to gasoline and diesel fuel used in on-road motor vehicles and certain off-road uses (i.e. recreational boats, snowmobiles, lawn mowers). Under the Gasoline Tax Act, the tax rate for gasoline is 14.7 cents per litre; 4.3 cents per litre for propane; and 2.7 cents per litre for fuel used to power aircraft. Under the Fuel Tax Act, the tax rate for diesel fuel is 14.3 cents per litre and 4.5 cents per litre for diesel fuel used to power railroad locomotives.

Tobacco Tax.  Since February 1, 2006, Ontario’s tobacco tax rate is 12.35 cents per cigarette or per gram or part gram of cut tobacco. The tax on cigars is 56.6% of the retail price.

Race Tracks Tax.  Ontario also levies a racetracks tax on wagers on horse races at 0.5% on all bets.

Federal Government Payments

Approximately 17.4% of the Province’s revenue in fiscal 2008-09, or $16,664 million, will be received through cash payments from the Federal Government. These payments are expected to increase by $67 million, from $16,597 million in 2007-08. Federal payments are intended to assist the Province in providing necessary services in areas of provincial jurisdiction.

Canada Health Transfer (“CHT”) and Canada Social Transfer (“CST”).  The largest cash transfers from the Federal Government, in the form of CHT and CST payments, are to assist the Province in providing health care, postsecondary education and other social programs. In fiscal year 2007-08, CHT and CST payments to Ontario were $12,265 million, including $8,487 million in CHT and $3,778 million in CST. In 2008-09, CHT and CST payments to Ontario are expected to total $12,915 million, including $8,826 million in CHT and $4,089 million in CST.

The CHT and CST were created April 1, 2004, when the Government of Canada split the Canada Health and Social Transfer (“CHST”) into two separate transfers: the CHT, designated specifically for health care, and the CST for postsecondary education and social programs. The CHST was a block fund contribution by the Federal Government in respect of social programs under the Federal-Provincial Fiscal Arrangements Act. It replaced both the Established Programs Financing (“EPF”) and Canada Assistance Plan (“CAP”) in 1996-97. To receive the CHT cash contribution, provinces must comply with the Canada Health Act. To receive the CST cash contribution, provinces may not impose a residency requirement in determining eligibility for social assistance.

Until 2007-08, CHT and CST total entitlements include both cash and tax entitlements. CHT and CST tax entitlements are the value of 13.5 of each province’s personal income tax (“PIT”) points and one corporate income tax (“CIT”) point transferred to provinces in 1977-78 under the EPF arrangements. Beginning in 2007-08, CST total entitlements were allocated on an equal per capita cash basis. CHT entitlements will still be calculated using tax points until 2013-14.

CHST Supplements.  Beginning in 1999-00, the Federal Government established a number of time-limited CHST Supplements to assist provinces and territories with the cost of delivering health care and other social programs. All CHST Supplements ended after 2005-06.

2004 First Ministers’ Health Care Announcement.  At the September 2004 First Ministers’ Meeting, the Federal Government announced a funding framework that would provide $18 billion of funding for health care over six years. As part of this announcement, in 2008-09, Ontario will receive $235 million from the Wait Times Reduction Fund.

Other Federal Payments.  In 2007-08, the Province received $4,332 million from the Federal Government for programs other than the CHT and CST.

In 2008-09, Ontario expects to receive a total of $3,749 million through other federal programs other than the CHT and CST, including $514 million for social housing, $259 million for infrastructure, $235 million from the Wait Times Reduction Fund and $2,741 million in other federal transfers.

In the 2006 federal budget, five federal trusts to be paid to provinces and territories were announced. Ontario’s annual allocation of funding from four of these trusts is $456 million in 2006-07, $456 million in 2007-08 and $223 million in 2008-09. In the 2007 federal budget, four trusts to be paid to provinces and territories were announced. Ontario’s annual allocation of funding from the four trusts is $876 million in 2007-08, $303 million in 2008-09 and $304 million in 2009-10. In the 2008 federal budget, the Federal Government announced the creation of an additional three trusts to be paid to provinces and territories. Ontario’s annual allocation of funding from the three trusts is $247 million in 2008-09, $248 million in 2009-10, $151 million in 2010-11 and $31 million in both 2011-12 and 2012-13. In addition to these trusts, the Federal Government increased funding to Ontario through increased funding for labour market training and infrastructure projects.

Fiscal Stabilization.  An integral part of federal-provincial fiscal relations is the Federal Government’s obligation to protect provincial revenues. The Federal Government makes cash payments to any province if its revenue falls short of the previous year’s total by 5% or more due to a downturn in economic activity. The most recent payment to Ontario under this program was received in 1995-96 in respect of claims made up to and including the 1992-93 fiscal year.

Federal Payments to Ontario

	Actual	Outlook
	2007-08	2008-09
	(in millions)

Canada Health Transfer (“CHT”)	$8,487	$8,826
Canada Social Transfer (“CST”)	3,778	4,089
Social Housing	525	514
Infrastructure	207	259
Wait Times Reduction Fund	468	235
Other	3,132	2,741

Total Federal Payments	$16,597	$16,664

Other Revenue

In 2008-09, 12% of revenue is expected from sources other than taxation or federal transfers. This category includes the net income of provincially-owned business enterprises such as the Liquor Control Board of Ontario, the Ontario Lottery and Gaming Corporation, Hydro One Inc. and the Ontario Power Generation Inc. Also included are various Non-Tax revenues such as Vehicle and Driver Registration Fees, Sales and Rentals, Liquor Licence Board of Ontario Revenues, and Royalties.

(4) Expense

Overview

The following table provides an overview of the Province’s expense information for each of the fiscal years from 2004-05 to 2008-09. Beginning with the 2006 Ontario Budget, the presentation of expense changed to provide details on a total expense basis, rather than differentiating between operating and capital expense. Historical program expense figures for the Province of Ontario have been restated to reflect changes in the government’s ministry structure that occurred in fiscal year 2005-06.

Ontario’s Total Expense

Total Expense
($ millions)

						% of
					Current	Total
				Actual	Outlook	Expense
Ministry Expense	2004-05	2005-06(1)	2006-07	2007-08	2008-09	2008-09

Aboriginal Affairs(2)	21	50	25	33	55.6	0.1
Agriculture, Food and Rural Affairs(2)	795	861	796	731	945.6	1.0
Attorney General(3)	1,195	1,277	1,338	1,643	1,592.2	1.7
Board of Internal Economy	145	150	163	257	196.3	0.2
Children and Youth Services	2,793	3,271	3,264	3,721	4,086.1	4.2
Citizenship and Immigration(3)	62	89	112	90	88.1	0.1
Community and Social Services	6,360	6,717	7,181	7,547	7,726.5	8.0
Community Safety and Correctional Services	1,732	1,749	1,876	2,003	2,140.7	2.2
Culture(2)	346	478	414	350	379.8	0.4
Economic Development and Trade(2,4)	66	176	199	297	445.2	0.5
Education(2)	365	440	423	446	472.3	0.5
School Boards’ Net Expense	10,274	10,886	11,290	11,830	12,857.2	13.4
Energy and Infrastructure(2,4)	246	325	525	401	282.7	0.3
Environment	305	274	314	349	398.0	0.4
Executive Offices	34	31	37	36	36.3	0.0
Finance(2)	534	578	564	455	557.4	0.6
Francophone Affairs, Office of	3	4	4	5	5.3	0.0
Government Services(2,4)	1,077	742	974	944	1,105.9	1.1
Health and Long-Term Care	17,512	17,799	19,121	20,375	21,712.4	22.5
Hospitals’ Net Expense	13,877	14,816	16,145	17,381	18,436.3	19.1
Health Promotion	236	290	391	364	389.7	0.4
Labour	129	141	146	170	170.0	0.2
Municipal Affairs and Housing(2)	770	926	843	744	799.5	0.8
Natural Resources(3)	557	626	731	794	780.2	0.8
Northern Development and Mines	320	337	318	346	357.5	0.4
Research and Innovation(2)	236	332	316	301	382.8	0.4
Revenue	523	442	563	554	610.6	0.6
Small Business and Consumer Services(3,4)	20	26	25	31	29.8	0.0
Tourism(3)	167	210	204	234	177.4	0.2
Training, Colleges and Universities(2)	3,297	3,509	4,115	4,384	4,825.3	5.0
Colleges’ Net Expense	1,289	1,185	1,273	1,403	1,415.6	1.5
Transportation(2)	1,744	1,802	1,794	1,899	1,960.9	2.0
Interest on Debt	9,368	9,019	8,831	8,914	8,891.0	9.2
Other Expense(2)	2,998	4,369	3,813	7,490	3,091.7	3.2
Year-End Savings(5)	—	—	—	—	(1,100.0)	(1.1)

Total Expense	79,396	83,927	88,128	96,522	96,301.9	100.0

Note:	Numbers may not add due to rounding.

(1)	Starting in 2005-06, the Province’s financial reporting was expanded to include hospitals, school boards and colleges using one-line consolidation. Prior to 2005-06, historical figures reflect grants to these entities for comparison purposes.

(2)	Details on Other Ministry Expense can be found in the table below, Other Expense.

(3)	Decline from 2007-08 to 2008-09 due to one-time initiatives in 2007-08.

(4)	Pending finalization of new ministry structure. Future updates will reflect adjusted ministry expense, including the newly formed Ministry of International Trade and Investment.

(5)	As in past years, the Year-End Savings provision reflects anticipated underspending that has historically arisen at year-end due to factors such as program efficiencies, and changes in project start-ups and implementation plans.

Other Expense
($ millions)

					Current
				Actual	Outlook
Ministry Expense	2004-05	2005-06	2006-07	2007-08	2008-09

Aboriginal Affairs
One-Time Expense for the First Nations Gaming Agreement	—	—	—	201	—
Agriculture, Food and Rural Affairs
One-Time Extraordinary Assistance	458	125	259	274	—
Time Limited Assistance	143	157	19	76	166.5
Culture
One-Time Investments	—	—	—	57	—
Economic Development and Trade(1)
One-Time Investments	—	—	—	152	—
Education
Teachers’ Pension Plan(2)	240	295	345	342	54.0
Energy and Infrastructure
Capital Contingency Fund	—	—	—	—	171.9
One-Time Investments in Municipal Infrastructure	—	—	140	450	—
Finance
Community Reinvestment Fund One-Time Transition Funding	233	—	—	—	—
Investing in Ontario	—	—	—	1,149	—
Ontario Municipal Partnership Fund (3)	626	714	758	907	934.8
Operating Contingency Fund	—	—	—	—	193.4
Power Purchases	840	803	863	929	856.0
Government Services
Pension and Other Employee Future Benefits	458	729	557	531	715.0
Municipal Affairs and Housing
One-Time Investment in Municipal Social Housing Stock	—	—	—	100	—
Research and Innovation
One-Time Investments	—	—	—	87	—
Training, Colleges and Universities
One-Time Investments	—	—	—	699	—
Transportation
One-Time Transit and Infrastructure Investments	—	1,546	872	1,536	—

Total Other Expense	2,998	4,369	3,813	7,490	3,091.7

Source: Ontario Ministry of Finance.

Note:	Numbers may not add due to rounding.

(1)	Pending finalization of new ministry structure. Future updates will reflect adjusted ministry expense.

(2)	Numbers reflect accrued pension expense, not Ontario’s contributions. Ontario’s matching contributions to the plan grow from $708 million in 2004-05 to $808 million in 2007-08 and $1,061 million in 2008-09.

(3)	The 2004-05 figure includes transfers under predecessor Community Reinvestment Fund.

Health Sector.  The health sector is comprised of the Ministry of Health and Long-Term Care and the Ministry of Health Promotion. The Health sector is the largest single component of Provincial expense, accounting for a projected 42.1% of total expense in 2008-09. Ontario’s health care system is primarily funded by Provincial revenues. Major components of health expense include the net expense of operating public hospitals, payments to physicians and other health care practitioners, and prescription drug programs.

Education Sector.  The Education sector consists of the Ministry of Education. The largest cost component is the net expense of school boards which receive substantial grants from the Province. Additional funding for public education is provided through local property taxes. Education Sector expense is projected to be 13.8% of total expense in 2008-09.

Postsecondary Education and Training Sector.  This sector consists of the Ministry of Training, Colleges and Universities. Major components of expense include operating grants to Universities, as well as the net expense of Colleges of Applied Arts and Technology. The Postsecondary Education and Training Sector is projected to be 6.5% of total expense in 2008-09.

Children’s and Social Services Sector.  This sector is comprised of the Ministry of Community and Social Services and the Ministry of Children and Youth Services. The Province provides a wide range of social services, including social assistance, drug benefits, childcare, child protection and developmental service programs. The Children’s and Social Services Sector is projected to be 12.3% of total expense in 2008-09.

Justice Sector.  The Justice Sector is comprised of the Ministry of the Attorney General and the Ministry of Community Safety and Correctional Services. The Justice Sector is projected to be 3.9% of total expense in 2008-09.

Other Programs Sector.  All other expenses — excluding Interest on Debt — are included in the Other Program Sector, representing a projected 12.2% of total expense in 2008-09.

Interest on Debt.  Interest on Debt represents a projected 9.2% of total expense in 2008-09.

(5) Outline of Principal Provincial Institutions

The Province has established a number of Crown corporations, which are primarily intended to provide goods and services needed to implement approved government policy and programs or to provide a regulatory function for operations authorized by government legislation. Among the more prominent Ontario Crown corporations are the Liquor Control Board of Ontario, the Ontario Financing Authority, the Ontario Lottery and Gaming Corporation, the Ontario Securities Commission, the Ontario Infrastructure Projects Corporation and the Ontario Northland Transportation Commission.

Until its restructuring in April 1999 and its continuation as Ontario Electricity Financial Corporation (“OEFC”), Ontario Hydro had a mandate to generate and supply power in Ontario. For a description of Ontario Hydro, its restructuring and the operations of its successor companies, See “4. Public Debt — (2) Assets and Liabilities, (iii) Liabilities — Ontario Electricity Industry” below.

(6) Sinking Funds

The Province of Ontario does not have a sinking funds system.

4. PUBLIC DEBT

(1)	Debt

The Province has met its financing requirements through a combination of public borrowing, non-public borrowing and increases in cash and temporary investments. There is no constitutional limit on borrowing.

Publicly Held Debt

The majority of Ontario’s borrowing requirements are met through public market borrowing. See “4. Public Debt — (2) Assets and Liabilities — (iii) Liabilities — Publicly Held Debt” below.

Non-Public Debt

The Public Service Pension Plan (“PSPP”), the Ontario Public Service Employees Union (“OPSEU”) Pension Plan and the Ontario Teachers’ Pension Plan (“OTPP”).  Prior to January 1, 1990, PSPP and OTPP were required to invest their net cash flow in debt issued by the Province. Legislation now allows these Plans to invest in public capital markets, and they are no longer a source of direct financing for the Province. The OPSEU Pension Plan was created in June 1994 through legislation dividing the PSPP and creating a separate plan for OPSEU members and for certain other unionized non-management employees. See “4. Public Debt — (2) Assets and Liabilities — (iii) Liabilities — Non-Public Debt” below.

The Canada Pension Plan (“CPP”) obtains monies from a compulsory national contributory pension plan in which all provinces other than Quebec participate. The Canada Pension Plan Investment Board (“CPP Investment Board”) is a Crown corporation managed independently of the CPP and at arm’s length from government and invests the funds not needed by CPP to pay current benefits in a diversified portfolio of assets. Prior to the creation of the CPP Investment Board, the net cash flows of the CPP were invested in non-marketable bonds issued by participating provinces, agents of the Crown and the Government of Canada. These investments have been transferred to the CPP Investment Board. The amount available to a province was based on the proportion of total contributions coming from that province. Provinces continue to have access to CPP funds and may elect to have the CPP Investment Board purchase a replacement debt security or securities in a total principal amount not exceeding the principal amount of the maturing security for a minimum term of 5 years and a maximum term of 30 years.

Borrowing Program

				Current
			Actual	Outlook
	2005-06(1)	2006-07(1)	2007-08(1)	2008-09(2)
	(in millions)

Debt Issues	$19,955	$19,210	$20,761	$28,233
Retirements:
Publicly Held Debt	18,855	15,362	13,476	19,198
Canada Pension Plan Investment Fund	1,214	232	42	—
Ontario Teachers’ Pension Plan	1,070	1,185	1,945	1,465
Public Service Pension Plan	180	204	241	269
Ontario Public Service Employees’ Union (“OPSEU”) Pension Fund	86	97	115	128
Municipal Employee Retirement Fund	—	103	—	—
Other	19	48	36	36

	21,424	17,231	15,855	21,096

Net Debt Retirements/(Issues)	1,469	(1,979)	(4,906)	(7,137)
Other Items(3)	5,005	3,841	2,117	5,701
Acquisition less Amortization of Tangible Capital Assets	856	1,211	1,867	2,336
Increase/(Decrease) in Cash, Cash Equivalents and Temporary Investments	(7,032)	(804)	1,522	(1,400)

Surplus/(Deficit)	$298	$2,269	$600	$(500)

Source: Ontario Ministry of Finance.

(1)	2005-06 to 2007-08 refers to information presented in the Public Accounts of Ontario, Consolidated Statement of Cash Flow.

(2)	Current Outlook 2008-09 refers to information presented in the 2008 Ontario Budget and updated in the 2008 Ontario Economic Outlook and Fiscal Review.

(3)	Accruals, Consolidations and net borrowing on behalf of agencies and liability for retirement benefits are grouped under other items.

(2)	Assets and Liabilities

(i)	General

Two features of Ontario’s accounting and financing policies have a material effect on the reporting of assets and liabilities: the treatment of physical assets and the intermediary aspect of centralized financing.

Starting in 2002-03, major tangible capital assets owned by the Province (land, buildings and transportation infrastructure) are accounted for on a full accrual accounting basis. Other tangible capital assets owned by the Province will be reported in subsequent years.

The intermediary activity of borrowing on behalf of provincially created bodies creates assets and liabilities. These would not appear if the bodies were funded independently or through a provincial guarantee. This borrowing action increases the Province’s debt. The related asset arises because the government is funding, through loans and investments, expenses that are administered outside a government ministry.

Activities so funded are expected to generate sufficient return to repay the principal and interest. However, the recipients of the advances and investments are not always required to produce a profit, and some are not self-sustaining.

(ii)	Assets

Summary of Assets

	As at March 31,	% of
	2008	Total
	(in millions)

Financial Assets:
Cash and Cash Equivalents	$4,001	9.2
Temporary Investments	4,143	9.6
Accounts Receivable	8,358	19.3
Loans Receivable and Other Assets	11,137	25.7
Investment in Government Business Enterprises	15,706	36.2

	$43,345	100.0

Non-Financial Assets:
Net Assets of Broader Public Sector Organizations	$17,689	48.1
Tangible Capital Assets	19,112	51.9

	$36,801	100.0

Source: Ontario Ministry of Finance.

Cash and Temporary Investments

Temporary investments are recorded at the lower of cost or fair value and are mainly marketable, short-term securities issued or guaranteed by Canadian chartered banks and the provincial and federal governments.

Between April 1, 2007 and March 31, 2008, the month-end level of cash and temporary investments varied from a low of approximately $5,638 million to a high of approximately $10,052 million. The cash and temporary investments are used to accommodate differences in revenue and expense flows during each fiscal year and to provide flexibility for debt management.

Accounts Receivable

Accounts receivables are recorded at cost. A valuation allowance is recorded when collection of the receivable is considered doubtful.

Loans Receivable and Other Assets

Loans receivable with significant concessionary terms are considered in part as grants and are recorded on the date of issuance at face value discounted by the amount of the grant portion. The grant portion is recognized as an expense at the date of issuance of the loan. The amount of the loan discount is amortized to revenue over the term of the loan. Loans receivable include amounts owing from government business enterprises.

Investment in Government Business Enterprises

Investment in government business enterprises represents the net assets of government business enterprises recorded on the modified equity basis as described under Principles of Consolidation.

Government business enterprises are defined as those government organizations that i) are separate legal entities with the power to contract in their own name and that can sue and be sued; ii) have the financial and operating authority to carry on a business; iii) have as their principal activity and source of revenue the selling of goods and services to individuals and non-government organizations; and iv) are able to maintain their operations and meet their obligations from revenues generated outside the government reporting entity.

The activities of government business enterprises are recorded in the financial statements using the modified equity method. Under this method, government business enterprises are reported in accordance with the accounting principles generally accepted for business enterprises. Their combined net assets are included in the financial statements as Investment in Government Business Enterprises on the Consolidated Statement of Financial Position and their combined net income is shown as a separate item, Income from Investment in Government Business Enterprises, on the Consolidated Statement of Operations.

Net Assets of Broader Public Sector Organizations

The net assets of the broader public sector (BPS) organizations consist of tangible capital and financial assets of BPS organizations net of their liabilities. Although the assets of BPS organizations are consolidated, they are owned, managed and operated by BPS organizations. Tangible capital assets of hospitals and colleges are recorded at historical cost in their financial statements. Interest incurred during construction of major projects is capitalized and included in historical cost when specific project financing is provided. Although school boards do not presently record tangible capital assets in their financial statements, an adjustment is made upon consolidation to record the estimated historical cost of their land and building assets in the Province’s consolidated financial statements.

Tangible Capital Assets

Tangible capital assets are recorded at historical cost less accumulated amortization. Historical cost includes the costs directly related to the acquisition, design, construction, development, improvement or betterment of tangible capital assets. Cost includes overheads directly attributable to construction and development but excludes interest. Estimated historical cost was used to record existing tangible capital assets if actual cost was unknown when the Province first implemented tangible capital assets accounting. Tangible capital assets, except land, are amortized over the estimated useful lives of the assets on a straight-line basis.

(iii)	Liabilities

Overview

Liabilities include debt issued for Provincial purposes and for Ontario Electricity Financial Corporation, accounts payable and accrued liabilities, pension liabilities for the Public Service Pension Plan, the Ontario Public Service Employees’ Union (“OPSEU”) Pension Plan, the Ontario Teachers’ Pension Plan, Power Purchase Contracts and other liabilities.

Summary of Liabilities

	March 31, 2008	% of Total
	(in millions)

Liabilities:
Publicly Held Debt(1)	$141,730	76.3

Non-Public Debt
Canada Pension Plan Investment Fund	10,233	5.5
Ontario Teachers’ Pension Plan	4,466	2.4
Canada Mortgage and Housing Corporation	863	0.5
Public Service Pension Plan	2,260	1.2
Ontario Public Service Employees’ Union (“OPSEU”) Pension Fund	1,074	0.6
Other	1,430	0.8

	20,326	11.0

Total Debt Issued	162,056	87.2
Accounts Payable and Other Liabilities	20,104	11.0
Power Purchase Contracts	2,579	1.4
Pensions and Other Employee Future Benefits	1,024	0.6

Total Liabilities	$185,763	100.0

Total obligations guaranteed(2)	$2,300	100.0

Source: Ontario Ministry of Finance.

(1)	All balances are expressed in Canadian dollars. The balances above reflect the effect of related derivatives contracts entered into by the Province. See “4. Public Debt — (5) Financial Tables — I. Summary of Net Debt and Accumulated Deficit — Risk Management and Derivative Financial Instruments”.

(2)	These are outstanding loans guaranteed and other contingencies as at March 31, 2008. In addition to the above reported obligations, the Province has entered into the following agreements:

Social Housing Loan Insurance Agreements.

For all non-profit housing projects in the provincial portfolio, the Province is liable to indemnify and reimburse the Canada Mortgage and Housing Corporation (“CMHC”) for any net costs, including any environmental liabilities, incurred as a result of project defaults through the Ministry of Municipal Affairs and Housing or the Ontario Housing Corporation. At March 31, 2008, there were $8.0 billion (2007, $8.3 billion) of mortgage loans outstanding. As operating subsidies provided by the Province are sufficient to ensure that all mortgage payments can be made when due, default is unlikely. To date, there have been no claims for defaults on insured mortgage loans.

Ontario Nuclear Funds Agreement.

See “4. Public Debt — (2) Assets and Liabilities, (iii) Liabilities — Ontario Electricity Industry” below.

Publicly Held Debt

Publicly held debt is debt issued to the general public. As at March 31, 2008, the total publicly held debt issued was $141,730 million, $116,990 million of which was issued in Canadian dollars (includes $5,092 million of treasury bills), $17,074 million in U.S. dollars (includes $644 million in U.S. commercial paper), $841 million in Japanese yen, $3,426 million in euros and $3,399 million in other currencies.

From April 1, 2008 through November 11, 2008, the Province announced public offerings of bonds and notes totaling approximately $21.2 billion of which $18.8 billion were for provincial purposes and $2.4 billion was debt incurred for the OEFC. The tables below provide a summary of the publicly held debt issued by the Province from April 1, 2008 through November 11, 2008 for provincial purposes.

Debt Issued by the Province for Provincial Purposes

					Principal
Series	Date of Issue	Date of Maturity	Interest Rate %	Funds	(in millions)	References

DMTN183	03-Apr-2008	08-Mar-2018	4.200	Canadian$	600.0	(1) (8)
PQ	09-Apr-2008	15-Jul-2013	3.500	U.S.$	1,000.0	(1) (12)
DMTN179	16-Apr-2008	03-Dec-2010	3 CBA- 0.16	Canadian$	50.0	(3) (5)
DMTN182	01-May-2008	02-Jun-2039	4.600	Canadian$	600.0	(1) (10)
DMTN184	06-May-2008	02-Jun-2048	4.700	Canadian$	25.0	(1)
DMTN183	14-May-2008	08-Mar-2018	4.200	Canadian$	300.0	(1) (8)
EMTN81	21-May-2008	21-Nov-2012	5.125	GBP	200.0	(2) (14)
PR	23-May-2008	20-May-2011	3.375	U.S.$	1,000.0	(1) (13)
DMTN182	30-May-2008	02-Jun-2039	4.600	Canadian$	600.0	(1) (10)
DMTN179	06-Jun-2008	03-Dec-2010	3 CBA- 0.16	Canadian$	75.0	(3) (5)
DMTN179	06-Jun-2008	03-Dec-2010	3 CBA- 0.16	Canadian$	50.0	(3) (5)
DMTN179	06-Jun-2008	03-Dec-2010	3 CBA- 0.16	Canadian$	45.0	(3) (5)
DMTN179	06-Jun-2008	03-Dec-2010	3 CBA- 0.16	Canadian$	83.0	(3) (5)
DMTN179	09-Jun-2008	03-Dec-2010	3 CBA- 0.16	Canadian$	30.0	(3) (5)
DMTN179	11-Jun-2008	03-Dec-2010	3 CBA- 0.16	Canadian$	25.0	(3) (5)
DMTN179	13-Jun-2008	03-Dec-2010	3 CBA- 0.16	Canadian$	25.0	(3) (5)
DMTN183	19-Jun-2008	08-Mar-2018	4.200	Canadian$	200.0	(1) (8)
OSB2008	21-Jun-2008	Various	Various	Canadian$	452.0	(11)
DMTN69	25-Jun-2008	02-Jun-2013	4.750	Canadian$	300.0	(1) (7)
DMTN182	02-Jul-2008	02-Jun-2039	4.600	Canadian$	600.0	(1) (10)
DMTN165	10-Jul-2008	02-Dec-2011	4.400	Canadian$	500.0	(1) (6)
DMTN179	18-Jul-2008	03-Dec-2010	3 CBA- 0.16	Canadian$	100.0	(3) (5)
DMTN179	18-Jul-2008	03-Dec-2010	3 CBA- 0.16	Canadian$	25.0	(3) (5)
DMTN179	18-Jul-2008	03-Dec-2010	3 CBA- 0.16	Canadian$	25.0	(3) (5)
DMTN185	22-Jul-2008	02-Jun-2054	4.600	Canadian$	20.0	(1)
EMTN83	25-Jul-2008	25-Jul-2011	USD LIBOR BBA 3M- 10bp	U.S.$	150.0	(3) (15)
DMTN182	29-Jul-2008	02-Jun-2039	4.600	Canadian$	600.0	(1) (10)
EMTN82	30-Jul-2008	30-Jul-2018	3.750	Swiss Francs	225.0	(2) (16)
YL16	08-Aug-2008	08-Aug-2018	1.675	Japanese Yen	8,000.0	(2) (17)
DMTN69	29-Aug-2008	02-Jun-2013	4.750	Canadian$	200.0	(1) (7)
PS	05-Sep-2008	08-Sep-2010	3.125	U.S.$	1,500.0	(1) (18)
DMTN140	12-Sep-2008	02-Jun-2020	4.850	Canadian$	38.0	(1) (9)
DMTN187	16-Sep-2008	16-Sep-2010	3 CBA+ 0.0	Canadian$	50.0	(3)
DMTN186	17-Sep-2008	17-Sep-2010	3 CBA- 1.0	Canadian$	300.0	(3) (4)
DMTN186	17-Sep-2008	17-Sep-2010	3 CBA- 1.0	Canadian$	400.0	(3) (4)
DMTN186	17-Sep-2008	17-Sep-2010	3 CBA- 1.0	Canadian$	100.0	(3) (4)
DMTN186	17-Sep-2008	17-Sep-2010	3 CBA- 1.0	Canadian$	100.0	(3) (4)
DMTN186	17-Sep-2008	17-Sep-2010	3 CBA- 1.0	Canadian$	50.0	(3) (4)
DMTN186	17-Sep-2008	17-Sep-2010	3 CBA- 1.0	Canadian$	100.0	(3) (4)
DMTN186	17-Sep-2008	17-Sep-2010	3 CBA- 1.0	Canadian$	190.0	(3) (4)
DMTN69	10-Oct-2008	02-Jun-2013	4.750	Canadian$	100.0	(1) (7)
DMTN158	05-Nov-2008	01-Dec-2036	2.000 Real Return	Canadian$	230.0	(1) (19)

					Principal
Series	Date of Issue	Date of Maturity	Interest Rate %	Funds	(in millions)	References

EMTN86	07-Nov-2008	08-Nov-2010	USD LIBOR BBA 3M + 60bp	U.S.$	100.0	(3)
DMTN69	07-Nov-2008	02-Jun-2013	4.750	Canadian$	300.0	(1) (7)
DMTN188	10-Nov-2008	10-Nov-2011	3 CBA + 75.0	Canadian$	415.0	(3)
DMTN189	10-Nov-2008	10-Nov-2013	Floating - Per schedule	Canadian$	415.0	(3) (20)
EMTN85	12-Nov-2008	12-Nov-2013	1.890	Japanese Yen	6,000.0	(2)

*	3 CBA is 3-month Canadian Bankers’ Acceptances Rate.

**	USD LIBOR BBA 3M is 3-month London Inter-Bank Offered Rate.

(1)	Interest paid semi-annually.

(2)	Interest paid annually.

(3)	Interest paid quarterly.

(4)	DMTN186: During the fiscal year 2008-09, the Series DMTN186 was re-opened 6 times bringing the total issue size to $1,240 million. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligations on $790 million of this debt to a fixed rate of 3.3494%.

(5)	DMTN179: During the fiscal year 2008-09, the Series DMTN179 was re-opened 11 times bringing the total debt issue size to $1,933 million. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 3.9645%.

(6)	DMTN165: During the fiscal year 2008-09, the Series DMTN165 was re-opened once bringing the total issue size to $2,000 million. The outstanding amount includes bonds held by Agricorp, a government organization, of $9.9 million.

(7)	DMTN69: During the fiscal year 2008-09, the Series DMTN69 was re-opened eight times bringing the total debt issue size to $3,930, including $2,000 million for OEFC. Outstanding amount includes bonds held by OIPC, a government organization, of $6.3 million.

(8)	DMTN183: During the fiscal year 2008-09, the Series DMTN183 was re-opened five times bringing the total debt issue size to $2,400 million, including $1,040 million for OEFC.

(9)	DMTN140: During the fiscal year 2008-09, the Series DMTN140 was re-opened once bringing the total issue size to $591 million, including $29 million for OEFC.

(10)	DMTN182: During the fiscal year 2008-09, the Series DMTN182 was re-opened four times bringing the total issue size to $3,000 million.

(11)	Ontario Savings Bonds Series 2008 were available in various types, maturities and interest rates. This was the fourteenth issue of provincial savings bonds. The total proceeds from this issue were $452 million.

(12)	PQ: The Province entered into currency exchange agreements that effectively converted $1,000 million of these US dollar obligations to Canadian dollar obligations at an exchange rate of 1.01. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligations on this debt to a fixed rate of 3.9246%.

(13)	PR: The Province entered into currency exchange agreements that effectively converted $1,000 million of these US dollar obligations to Canadian dollar obligations at an exchange rate of 0.9895. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligations on this debt to a fixed rate of 3.4714%.

(14)	EMTN81: The Province entered into currency exchange agreements that effectively converted Pounds Sterling 200 million of these obligations to Canadian dollar obligations at an exchange rate of 2.00105. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligations on this debt to a fixed rate of 3.669%.

(15)	EMTN83: The Province entered into currency exchange agreements that effectively converted $150 million of these US dollar obligations to Canadian dollar obligations at an exchange rate of 1.00865. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligations on this debt to a fixed rate of 3.728%.

(16)	EMTN82: The Province entered into currency exchange agreements that effectively converted 225 million of these Swiss Franc obligations to Canadian dollar obligations at an exchange rate of 0.97556. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligations on this debt to a fixed rate of 4.5768%.

(17)	YL16: The Province entered into currency exchange agreements that effectively converted 8,000 million of these Japanese Yen obligations to Canadian dollar obligations at an exchange rate of 0.00999. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligations on this debt to a fixed rate of 4.2675%.

(18)	PS: The Province entered into currency exchange agreements that effectively converted $1,500 million of these US dollar obligations to Canadian dollar obligations at an exchange rate of 1.0587. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligations on this debt to a fixed rate of 3.0007%.

(19)	DMTN158: This Real Return Bond bears interest adjusted in relation to All-Items Consumer Price Index for Canada (the “CPI”), issued with a base index of 127.54839 on March 8, 2006. Consequent to the change of official time reference period from 1992 to 2002 by the Bank of Canada on June 19, 2007, the base index has been changed to 107.18352. The Province reports this Real Return Bond as a normal debt rather than the indexed value. During the fiscal year 2008-09, the Series DMTN158 was re-opened once bringing the total indexed value of the principal to $1,230 million, including $700 million for OEFC.

(20)	DMTN189: Bonds are callable at the option of the Province on November 10, 2011 at par. Interest is payable quarterly as follows: November 10, 2008 to November 10, 2011 — CBA 3M plus 75bp; November 11, 2011 to November 10, 2013 — CBA 3M plus 120bp.

Debt Issued by the Province for Ontario Electricity Financial Corporation (“OEFC”)

					Principal
Series	Date of Issue	Date of Maturity	Interest Rate %	Funds	(in millions)	References

DMTN183	14-May-2008	08-Mar-2018	4.200	Canadian$	300.0	(1)
EMTN80	27-May-2008	27-May-2016	3.375	Swiss Francs	200.0	(2)
DMTN183	19-Jun-2008	08-Mar-2018	4.200	Canadian$	400.0	(1)
DMTN69	25-Jun-2008	02-Jun-2013	4.750	Canadian$	300.0	(1)
DMTN69	29-Aug-2008	02-Jun-2013	4.750	Canadian$	400.0	(1)
DMTN69	10-Oct-2008	02-Jun-2013	4.750	Canadian$	500.0	(1)
DMTN69	07-Nov-2008	02-Jun-2013	4.750	Canadian$	300.0	(1)

(1)	Interest paid semi-annually.

(2)	Interest paid annually.

Ontario Electricity Industry

Ontario Electricity Financial Corporation (“OEFC”), a Crown agency, is the continuation of Ontario Hydro and is responsible for the management of that corporation’s debt and other liabilities that were not transferred to successor companies as part of the restructuring of Ontario Hydro in 1999, including the administration of certain power purchase agreements with non-utility generators. As at March 31, 2008, OEFC had total debt of $28.239 billion (2007, $27.890), excluding short-term overnight lending from the Province. $18.9 billion of OEFC’s debt as at March 31, 2008 (2007, $17.6 billion) is held by the Province and included in total debt and other liabilities.

Ontario Hydro’s successor companies include Ontario Power Generation Inc., (“OPG”), a generation business, and Hydro One Inc., (“Hydro One”), a transmission and distribution business, both of which are wholly-owned by the Province. In addition, the Independent Electricity System Operator (“IESO”) is the electricity system and market operator and the Electrical Safety Authority is responsible for electricity safety inspection. Pursuant to various transfer orders (“Transfer Orders”), assets of the former Ontario Hydro were transferred to OPG, Hydro One and the IESO in exchange for debt. The Province assumed a portion of OPG’s and Hydro One’s debt in exchange for equity, in order to provide them with commercially acceptable capital structures. As of March 31, 2008, OEFC held notes receivable in the amount of $3.7 billion from OPG, $78 million from the IESO and $8.9 billion from the Province.

Subject to a deductible of $10 million, OEFC has agreed to indemnify Hydro One in respect of (i) the failure of the Transfer Orders to transfer any asset, right or thing, or any interest therein related to its business; (ii) any adverse claims or interests, including those of the Crown, subject to certain exclusions, or any deficiency or lack of title in respect of any asset, right or thing or any interest therein, which was intended to be transferred; and (iii) the creation, treatment, payment to or from or other dealing with any equity account of Ontario Hydro, including with respect to certain litigation relating thereto. The Province has guaranteed the obligations of OEFC under the indemnity. A similar indemnity provided to OPG was terminated as of May 31, 2006.

The Electricity Act, 1998 (“Electricity Act”) defines “stranded debt” as the amount of OEFC’s debt and other liabilities that, in the opinion of the Minister of Finance, cannot reasonably be serviced and retired in a competitive electricity market. As of April 1, 1999, the Ministry of Finance estimated the stranded debt to be approximately $20.9 billion. OEFC’s unfunded liability is the net deficiency of OEFC’s assets over its liabilities. Unfunded liability represents the stranded debt adjusted for $1.5 billion of additional assets transferred to OEFC on April 1, 1999, at which time the unfunded liability was $19.433 billion. OEFC’s unfunded liability at March 31, 2008 is $17.225 billion.

As part of the restructuring of the electricity sector, a long-term plan provides for certain dedicated revenue streams to service and retire OEFC’s debt and other liabilities. These revenue streams are established under the Electricity Act and include payments-in-lieu of property taxes and federal and provincial corporate income and capital taxes paid by OPG, Hydro One and the municipal electric utilities.

The Province receives dividend payments on its investments in OPG and Hydro One. Pursuant to the government’s commitment to keep electricity income in the electricity sector, the cumulative combined net income of OPG and Hydro One in excess of the Province’s cumulative interest expenditure on its investment in the companies is allocated to OEFC for purposes of debt retirement.

Residual stranded debt is the portion of OEFC’s stranded debt that cannot be serviced by the foregoing dedicated revenue streams. The residual stranded debt was estimated at $7.8 billion on April 1, 1999. The Electricity Act provides for a debt retirement charge of 0.7 cents per kilowatt hour to be levied on Ontario electricity users. This charge, collected by the IESO, distributors and retailers, is payable to OEFC until its residual stranded debt is retired.

The Electricity Act and the Ontario Energy Board Act, 1998 set out the legislative framework for Ontario’s electricity market and restructuring of Ontario Hydro. Open, non-discriminatory access to transmission and distribution systems commenced May 1, 2002. Since 2005, electricity prices payable by consumers reflect a blend of contract prices, regulated prices for OPG’s output from its price-regulated nuclear and large hydroelectric plants, and market prices. As of April 1, 2005, the Ontario Energy Board (“OEB”) sets the commodity price payable by low volume and designated consumers under the Regulated Price Plan (“RPP”). The Ontario Power Authority (“OPA”) finances any differences between prices under the RPP and the actual supply cost of electricity, with any shortfall or surplus to be recovered or returned through the setting of RPP prices in the following period.

The Province, OPG and certain subsidiaries of OPG are parties to the Ontario Nuclear Funds Agreement (“ONFA”), which governs the establishment, funding and management of segregated funds to ensure sufficient funds are available to pay the costs of nuclear station decommissioning and nuclear used fuel waste management.

Under ONFA, OPG is required to make quarterly payments to the funds that, together with income earned and a contribution made by OEFC, would cover all currently estimated costs. The Province is liable to make payments should the estimated costs for nuclear used fuel waste management rise above specified thresholds, for a fixed volume of used fuel. The likelihood and amount by which the cost estimate could rise above these thresholds cannot be determined at this time. The cost estimate is updated periodically, to reflect new developments in the management of nuclear used fuel waste. Such an update was performed in 2006 and resulted in a lower estimate for eligible costs under ONFA for the management of the fixed volume of used fuel.

As well, under ONFA, the Province guarantees a return of 3.25% over the Ontario Consumer Price Index for the nuclear used fuel waste management fund for a fixed volume of used fuel. If the earnings on assets in that fund exceed the guaranteed rate, the Province is entitled to the excess.

Two agreements are in place to satisfy the Canadian Nuclear Safety Commission (“CNSC”) licensing requirements for financial guarantees in respect of OPG’s nuclear station decommissioning and nuclear waste management obligations. One agreement gives the CNSC access to the segregated funds established under ONFA. The other agreement provides a direct provincial guarantee to the CNSC on behalf of OPG. This guarantee, for up to $760 million, effective January 1, 2008, relates to the portion of the decommissioning and waste management obligations not funded by the value of the segregated funds at the time the Provincial guarantee level was reset. In return, the Province receives from OPG an annual fee equal to 0.5% of the direct provincial guarantee. The CNSC will review the requirement for a Provincial guarantee periodically.

Non-Public Debt

Non-public debt is debt issued to certain public sector pension plans or the Federal Government and its agencies. As of March 31, 2008, approximately 11% of total liabilities were in the form of non-public debt. Non-public debt is composed almost exclusively of debt to pension plans, the two largest components being Ontario Teachers’ Pension Fund debt (2.4% of total liabilities) and CPP debt (5.5% of total liabilities).

Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities comprise transfer payments, interest on publicly held debt, salaries, wages, benefits, materials, supplies, and deferred revenue.

Pensions and Other Employee Future Benefits

	As at March 31
	2008	2008	2008	2007
		Other
		Employee
		Future
Pensions and Other Employee Future Benefits Liability (Asset)	Pensions	Benefits	Total	Total

Obligation for benefits	$65,071	$5,757	$70,828	$67,054
Less: plan fund assets	(74,846)	(405)	(75,251)	(68,771)
Unamortized actuarial gains (losses)	4,447	(614)	3,833	1,791
Adjustments(1)	1,614	—	1,614	1,324

Total	$(3,714)	$4,738	$1,024	$1,398

(1)	Adjustments for pensions consist of:

i)	differences for amounts reported by the pension plans at December 31, instead of the Province’s year-end of March 31

ii)	unamortized difference between employer and employee contributions for jointly sponsored pension plans

iii)	unamortized employee contribution reductions for solely sponsored plans

iv)	unamortized initial unfunded liabilities of jointly sponsored plans

v)	amounts payable by the Province that are reflected as contributions in the pension plan assets.

	For the Year Ended March 31
	2008	2008	2008	2007
		Other
		Employee
		Future
Pensions and Other Employee Future Benefits Expense	Pensions	Benefits	Total	Total

Cost of benefits	$1,634	$302	$1,936	$1,860
Amortization of actuarial losses (gains)	(485)	94	(391)	(242)
Employee contributions	(200)	—	(200)	(186)
Interest expense (income)	(452)	235	(217)	(61)
Adjustments(1)	(24)	—	(24)	(209)

Total(2)	$473	$631	$1,104	$1,162

(1)	Adjustments for Pensions consist of amortization of:

i)	the difference between employer and employee contributions for jointly sponsored pension plans

ii)	employee contribution reductions for solely sponsored plans

iii)	initial unfunded liability of jointly sponsored pension plans.

(2)	Total Pensions and Other Employee Future Benefits Expense is reported in Schedule 4 of the Consolidated Financial Statements 2007-2008. The Teachers’ Pension expense of $342 million (2006-07, $345 million) is included in the Education expense in the Consolidated Statement of Operations and is disclosed separately in Schedule 3 of the Consolidated Financial Statements 2007-2008. The Public Service and OPSEU Pension expense of $131 million (2006-07, $172 million) and Other Employee Future Benefits - Retirement Benefits expense of $400 million (2006-07, $385 million) are included in the General Government and Other expense in the Consolidated Statement of Operations. The combined total of Public Service and OPSEU Pension and Other Employee Future Benefits - Retirement Benefits expense of $531 million (2006-07, $557 million) is disclosed separately in Schedule 3 of the Consolidated Financial Statements 2007-2008. The remainder of Other Employee Future Benefits expense is included in the relevant ministries’ expenses in Schedule 3 of the Consolidated Financial Statements 2007-2008.

Pensions

The Province sponsors several pension plans. It is the sole sponsor of the Public Service Pension Plan (“PSPP”) and joint sponsor of the Ontario Public Service Employees Union (“OPSEU”) Pension Plan and the Ontario Teachers’ Pension Plan (“OTPP”).

These three plans are contributory defined benefit plans that provide Ontario government employees and elementary and secondary school teachers and administrators with a guaranteed amount of retirement income. Benefits are based primarily on the best five-year average salary of members and their length of service, and are indexed to changes in the Consumer Price Index to provide protection against inflation. Plan members normally contribute seven to nine per cent of their salary to these plans. The Province matches these contributions.

Funding of these plans is based on statutory actuarial funding valuations undertaken at least every three years. The Province contributed $809 million to OTPP in 2007-08 (2006-07, $797 million), $213 million (including $59 million special payment) to PSPP (2006-07, $218 million including $75 million special payment) and $153 million to OPSEU Pension Plan (2006-07, $143 million). During calendar year 2007, OTPP paid benefits, including transfers to other plans of $4.0 billion (2006, $3.8 billion), PSPP paid $856 million (2006, $822 million) and OPSEU Pension Plan paid $542 million (2006, $529 million). Under agreements between the Province and OPSEU, and between the Province and the Ontario Teachers’ Federation (“OTF”), gains and losses arising from statutory actuarial funding valuations are shared by the co-sponsors.

The government’s best estimate of the long-term annual inflation rate used in the pension and other employee future benefits calculations disclosed in these financial statements is 2.5%; the salary escalation rate is 3.5%; and the discount rate and expected rate of return on pension plan assets are 6.75% for OTPP, 6.5% for

PSPP and 6.75% for OPSEU Pension Plan. Actuarial gains or losses are amortized over periods of 10 to 14 years.

The Province is also responsible for sponsoring the Ontario Teachers’ Retirement Compensation Arrangement and the Public Service Supplementary Benefits Plan. Expenses and liabilities of these plans are included in the Pensions Expense and Pensions Liability reported in the above tables.

Other Employee Future Benefits

Other Employee Future Benefits are non-pension retirement benefits, post-employment benefits and compensated absences. The discount rate used in the Other Employee Future Benefits (except retirement benefits) calculation for 2007-08 is 4.95% (2006-07, 4.90%).

Retirement Benefits

The Province provides dental, basic life insurance, supplementary health and hospital benefits to retired employees through a self-insured, unfunded defined benefit plan. The Province paid $127 million for benefits under the plan in 2007-08 (2006-07, $122 million). The liability for non-pension retirement benefits of $3.0 billion as at March 31, 2008 (2007, $2.7 billion) is included in the Other Employee Future Benefits Liability. The expense for 2007-08 of $400 million (2006-07, $385 million) is included in the Other Employee Future Benefits Expense.

The discount rate used in the other retirement benefits calculation for 2007-08 is 5.10% (2006-07, 5.10%).

Post-Employment Benefits

For employees who have completed five years of service, the Province provides termination pay equal to one week’s salary for each year of service up to a maximum of 50% of their annual salary. Employees who have completed one year of service but less than five years are also entitled to termination pay in the event of death, retirement or release from employment. The termination pay benefits are unfunded and are administered by the Province. The Province paid $46 million in termination pay in 2007-08 (2006-07, $48 million). The liability for termination pay of $859 million as at March 31, 2008 (2007, $834 million) is included in the Other Employee Future Benefits Liability. The expense for 2007-08 of $71 million (2006-07, $78 million) is included in the Other Employee Future Benefits Expense.

The Province also provides, on a self-insured basis, workers’ compensation benefits, long-term disability benefits and regular benefits to employees who are on long-term disability. The liability for workers’ compensation of $408 million as at March 31, 2008 (2007, $416 million) net of deposits of $1 million (2007, $2 million) is included in the Other Employee Future Benefits Liability. The expense for 2007-08 of $35 million (2006-07, $98 million), including a $43 million payment made in 2007-08 (2006-07, $42 million), is included in the Other Employee Future Benefits Expense.

The unfunded liability for long-term disability benefits of $250 million as at March 31, 2008 (2007, $222 million) is net of deposits of $404 million (2007, $362 million), and is included in the Other Employee Future Benefits Liability. The 2007-08 expense of $99 million (2006-07, $77 million) is included in the Other Employee Future Benefits Expense. A $72 million payment for long-term disability benefits was made in 2007-08 (2006-07, $64 million).

Other Liabilities

Other funds and liabilities include pension and benefit funds related to the Provincial Judges’ Pension Fund, the Public Service and the Deputy Ministers’ Supplementary Benefit Accounts, regulatory liabilities and externally restricted funds. Regulatory liabilities of $166 million and regulatory assets of $53 million are those of the Ontario Power Authority. They arise from the application of the Electricity Act, 1998 and regulations made under that act. These accounts can be an asset or a liability, depending on whether the actual energy cost is higher or lower than the regulated price.

Claims Against the Crown

Of the claims outstanding against the Crown in Right of Ontario as at March 31, 2008, 72 (2007, 73) were for amounts over $50 million as reported in Note 11 to the Consolidated Financial Statements contained in the 2007-2008 Public Accounts of Ontario. These claims arise from legal action, either in progress or threatened, in respect of aboriginal land claims, breach of contract, damages to persons and property and like items. As of December 10, 2008, there were 101 claims outstanding against the Crown in Right of Ontario, which were for amounts over $50 million each. The cost to the Province, if any, cannot be determined because the outcome of these actions is uncertain.

Debt
Selected Characteristics by Type of Issue
As at March 31, 2008

			Average
		Average	Annual Cost	Average Annual
	As a Percentage	Term to	to the	Rate of Growth
	of Total	Maturity	Province	2004-2008
	(%)	(Years)	(%)	(%)

Debt
Publicly Held Debt
Debentures & Bonds(1)	73.5	11.6	5.4	5.4
Treasury Bills	2.7	0.1	3.9	(4.1)
Non-Public Debt
Canada Pension Plan Investment Fund	5.5	10.8	7.4	(1.0)
Ontario Teacher’s Pension Plan	2.4	1.9	10.9	(15.5)
Ontario Public Service Employees’ Union (“OPSEU”) Pension Fund	0.6	4.0	11.7	(6.7)
Public Service Pension Plan	1.2	4.0	11.7	(6.7)
Canada Mortgage and Housing Corporation	0.5	7.6	7.3	(4.4)
Other	0.8	10.6	3.4	73.8

	87.2	10.7	5.8	—

Other Liabilities	12.8	N/A	—	0.5

Total	100.0	N/A	N/A	2.8

(1)	All balances are expressed in Canadian dollars. The balances above reflect the effect of related derivatives contracts entered into by the Province. See “4. Public Debt — (5) Financial Tables — I. Summary of Net Debt and Accumulated Deficit — Risk Management and Derivative Financial Instruments”.

Debt Record

The Province has never defaulted on the payment of principal or interest on any of its obligations. Payments have been made when due, subject during wartime to any applicable laws and regulations forbidding such payments.

Debt Maturity and Interest Charges

As at March 31, 2008, approximately 43.5% of the total debt issued for provincial purposes and OEFC Program was scheduled to mature within the next five years and 62.4% within the next 10 years. Interest charges on total debt for 2007-08 was $8,914 million and are estimated to be $8,891 million for fiscal 2008-09 on an accrual and consolidation basis of accounting.

Debt Maturity Schedule
As at March 31, 2008

	Total Debt(1)
	Publicly Held	Non-Public
Year Ending March 31,	Debt	Debt	Total	% Of Total
		(in millions)

2009	$24,454	$2,581	$27,035	16.7
2010	10,749	2,947	13,696	8.5
2011	9,013	2,025	11,038	6.8
2012	5,000	2,352	7,352	4.5
2013	9,076	2,241	11,317	7.0

1-5 years	58,292	12,146	70,438	43.5
6-10 years	29,057	1,613	30,670	18.9
11-15 years	6,645	2,392	9,037	5.6
16-20 years	12,059	2,651	14,710	9.1
21-25 years	13,223	246	13,469	8.3
26-40 years	22,454	1,278	23,732	14.6

	$141,730	$20,326	$162,056	100.0

(1)	All balances are expressed in Canadian dollars. The balances above reflect the effect of related derivatives contracts entered into by the Province. See “4. Public Debt — (5) Financial Tables — I. Summary of Net Debt and Accumulated Deficit — Risk Management and Derivative Financial Instruments”.

(3)	Consolidated Debt of the Ontario Public Sector

Overview

While centralized financing is prominent in Ontario, not all funding of the public sector is shown on the Province’s financial statements. Since the responsibilities assigned to the Canadian provinces by the Constitution are uniform (although not all provinces have chosen to assume the same set of responsibilities), interprovincial comparisons are more clearly facilitated by the presentation of the consolidated debt. This method of presenting public sector debt is not affected by the degree of centralization or decentralization of Provincial public sector financing. Included in the total is the debt of municipalities with separate revenue sources, and all of the sector’s revenue sources under provincial jurisdiction.

Consolidated Debt of the Ontario Public Sector

	As at
	March 31, 2008	% Of Total
	(in millions)

Net Debt(1)	$142,418	86.4
Obligations Guaranteed(2)	2,300	1.4
Other Public Sector Debt(3)	20,168	12.2

Total Consolidated Debt of the Ontario Public Sector	$164,886	100.0

Source: Ontario Ministry of Finance.

(1)	Net debt represents the difference between liabilities and financial assets. Net debt does not take into account tangible capital assets of $19,112 million as at March 31, 2008 (2007, $17,245 million) and net assets of Broader Public Sector Organizations of $17,689 million (2007, $17,079 million) as these assets are used to provide services and are not available to discharge liabilities.

(2)	A provision of $445 million as at March 31, 2008 (2007, $416 million) based on an estimate of the likely loss arising from guarantees under the Ontario Student Support Program has been expensed and is reflected in the accrued liabilities for transfer payments.

(3)	Other Public Sector Debt comprises local government debt of $10,075 million and schools’, colleges’, universities’ and hospitals’ debt of $10,093 million.

(4)	Selected Debt Statistics

The following table examines the Consolidated Debt of the Ontario Public Sector in absolute terms and in relation to certain provincial economic indicators.

Consolidated Debt of the Ontario Public Sector

						Average
						Annual
						Rate of
						Growth
	As at March 31,					2004-2008
	2004	2005	2006	2007	2008	%
	(in millions unless otherwise indicated)

Consolidated Debt	$153,044	$156,984	$159,919	$161,887	$164,886	2.4
Consolidated Debt per Capita	12,502	12,669	12,765	12,782	12,888	1.2
Consolidated Debt/Personal Income (%)	40.2	39.1	38.1	36.7	35.6	(2.1)
Consolidated Debt/GDP (%)	31.0	30.4	29.8	28.9	28.2	(1.6)

Sources: Ontario Ministry of Finance.

The Canadian Dollar

Recent high and low exchange rates for the Canadian dollar in terms of United States cents are as follows:

						Jan 1-
						Nov 11
	2003	2004	2005	2006	2007	2008

High	77.38	84.93	86.90	91.05	108.52	102.41
Low	63.31	71.59	78.72	85.31	84.35	77.59

Source: Bank of Canada.

(5)	Financial Tables

I.	Summary of Net Debt and Accumulated Deficit

	As at March 31,
	2004	2005	2006	2007	2008
	(in millions)

Non-Public Debt
Canada Pension Plan Investment Fund	$10,233	$10,233	$10,233	$10,233	$10,233
Ontario Teachers’ Pension Plan	9,487	8,666	7,596	6,411	4,466
Canada Mortgage and Housing Corporation	1,047	1,003	960	914	863
Public Service Pension Plan	3,052	2,886	2,705	2,502	2,260
Ontario Public Service Employees’ Union (“OPSEU”) Pension Fund	1,450	1,371	1,285	1,188	1,074
Other	1,096	1,231	1,367	1,314	1,430

	$26,365	$25,390	$24,146	$22,562	$20,326

Publicly Held Debt
Debentures and Bonds(1)	$116,732	$125,279	$123,130	$128,666	$134,363
Treasury Bills	3,359	3,747	5,214	4,249	5,092
U.S. Commercial Paper(1)	1,156	269	706	254	644
Ontario Infrastructure Projects Corporation (“OIPC”)(2)	323	1,288	1,323	1,262	1,631
Other	422	404	387	—	—

	$121,992	$130,987	$130,760	$134,431	$141,730

Debt	$148,357	$156,377	$154,906	$156,993	$162,056 (5)

Cash and Temporary Investments	(8,139)	(14,353)	(7,426)	(6,622)	(8,144)
Other Net (Assets)/Liabilities(3)	(1,402)	(1,103)	(5,552)	(9,271)	(11,494)

Net Debt	$138,816	$140,921	$141,928	$141,100	$142,418

Non-Financial Assets(4)	(14,628)	(15,178)	(32,773)	(34,324)	(36,801)

Accumulated Deficit	$124,188	$125,743	$(109,155)	$(106,776)	$(105,617)

Source: Ontario Ministry of Finance

(1)	All balances are expressed in Canadian dollars. The balances above reflect the effect of related derivative contracts. See “4. Public Debt — (5) Financial Tables — I. Summary of Net Debt and Accumulated Deficit — Risk Management and Derivative Financial Instruments”.

(2)	Under the Ontario Infrastructure Projects Corporation Act, 2006, Ontario Infrastructure Projects Corporation and Ontario Strategic Infrastructure Financing Authority were amalgamated under the name of Ontario Infrastructure Projects Corporation.

(3)	Other Net (Assets)/Liabilities include Accounts Receivable, Loans Receivable (including municipal loans by OIPC), Advances and Investments in Government business enterprises, Accounts Payable, Accrued Liabilities, Pensions, and the liability for Power Purchase Agreements with non-utility generators.

(4)	Non-Financial Assets include tangible capital assets of $19,112 million (2007, $17,245 million) and Net Assets of Broader Public Sector Organizations of $17,689 million (2007, $17,079 million).

(5)	See “4. Public Debt — (5) Financial Tables — Public Accounts, 2007-2008 — Volume 1 — II. Outstanding Debt” for details of individual debt issues.

Risk Management and Derivative Financial Instruments

The Province employs various risk management strategies and operates within strict risk exposure limits to ensure exposure to risk is managed in a prudent and cost-effective manner. A variety of strategies are used, including the use of derivative financial instruments (“derivatives”).

Derivatives are financial contracts, the value of which is derived from underlying instruments. The Province uses derivatives to hedge and to minimize interest costs. Hedges are created primarily through swaps, which are legal contracts under which the Province agrees with another party to exchange cash flows based on one or more notional amounts using stipulated reference interest rates for a specified period. Swaps allow the Province to offset its existing obligations and thereby effectively convert them into obligations with more desirable characteristics. Other derivative instruments used by the Province include forward foreign exchange contracts, forward rate agreements, futures, options, caps and floors.

Foreign exchange or currency risk is the risk that foreign currency debt principal and interest payments and foreign currency transactions will vary in Canadian dollar terms due to fluctuations in foreign exchange rates. To manage currency risk, the Province uses derivative contracts including foreign exchange forward contracts, futures, options and swaps to convert foreign currency cash flows into Canadian dollar denominated cash flows. Most of the derivative contracts hedge the underlying debt by matching all the critical terms to achieve effectiveness. In the instances where the term of foreign exchange forward contracts used for hedging is shorter than the term of the underlying debt, the effectiveness is maintained by continuously rolling the foreign exchange forward contract over the remaining term of the underlying debt, or until replaced with a long-term derivative contract.

The current policy allows the amount of unhedged foreign currency debt principal net of foreign currency holdings to reach a maximum of 5% of Debt Issued for Provincial Purposes and OEFC debt. At March 31, 2008, the respective unhedged levels were 0.6 and nil per cent (2007, 0.7 and nil per cent). For every one-cent increase in the Canadian dollar versus the U.S. dollar, there would be an increase in the debt amount of $0.5 million (2007, $2.5 million) and an increase in Interest on Debt of $0.8 million (2007, $2.4 million). For every one Japanese yen decrease versus the Canadian dollar, there would be an increase in debt amount of $7.5 million (2007, $7.0 million) and an increase in Interest on Debt of $4.0 million (2007, $2.4 million). Total foreign exchange gains recognized in the Statement of Operations for 2007-08 were $131 million (2006-07, $127 million).

Interest on debt expense may also vary as a result of changes in interest rates. In respect of Debt Issued for Provincial Purposes and OEFC debt, the risk is measured as interest rate resetting risk, which is the net of floating rate exposure, liquid reserves and fixed rate debt maturing within the next 12-month period as a percentage of Debt Issued for Provincial Purposes and OEFC debt respectively. Depending on market conditions, the Province creates or reduces its exposure to interest rate changes by issuing or retiring short-term debt, or by entering into or closing out derivative positions. The current policy limits interest rate resetting risk for Debt Issued for Provincial Purposes and OEFC to a maximum of 35%.

As at March 31, 2008, interest rate resetting risk for Debt Issued for Provincial Purposes and OEFC debt was 15.6% and 23.6% respectively (2007, 15.3% and 14.4%). Based on floating rate interest-bearing financial instruments on hand at the balance sheet date plus planned refinancing of maturing debt in the coming year, a one per cent (100 basis points) increase in interest rates would result in an increase in Interest on Debt of $290 million (2007, $250 million).

Liquidity risk is the risk that the Province will not be able to meet its current short-term financial obligations. To reduce liquidity risk, the Province maintains liquid reserves, that is, cash and temporary investments, at levels that will meet future cash requirements and will give the Province flexibility in the timing of issuing debt. In addition, the Province has short-term note programs as alternative sources of liquidity.

The table below presents a maturity schedule of the Province’s derivatives, by type, outstanding as at March 31, 2008, based on the notional amounts of the contracts. Notional amounts represent the volume of outstanding derivative contracts and are not indicative of credit risk, market risk or actual cash flows.

Derivative Portfolio Notional Value
As at March 31,

						6-10	Over 10	2008	2007
Maturity in Fiscal Year	2009	2010	2011	2012	2013	Years	Years	Total	Total
	(in millions)

Swaps:
Interest Rate	$11,444	$8,973	$4,679	$2,509	$7,315	$21,254	$4,854	$61,028	$68,565
Cross Currency	5,278	5,575	1,981	1,226	2,806	10,166	—	27,032	31,320
Forward Foreign Exchange Contracts	2,649	—	—	—	—	—	—	2,649	1,803
Caps and Floors	—	88	—	—	—	—	—	88	138

TOTAL	$19,371	$14,636	$6,660	$3,735	$10,121	$31,420	$4,854	$90,797	$101,826

The use of derivatives introduces credit risk, which is the risk of a counterparty defaulting on contractual derivative obligations in which the Province has an unrealized gain.

The table below presents the credit risk associated with the derivative financial instrument portfolio, measured through the replacement value of derivative contracts, at March 31, 2008.

Credit Risk Exposure
As at March 31,

	2008	2007
	(in millions)

Gross Credit Risk Exposure(1)	$2,247	$1,083
Less: Netting(2)	(1,487)	(898)

Net Credit Risk Exposure	$760	$185

Note:

(1)	Gross credit risk exposure is the gross credit exposure to counterparties with net positive exposures (that is, the Province has an unrealized gain).

(2)	“Netting” is the gross negative credit exposure to counterparties with net positive credit exposures covered by master agreements providing for close out netting when contracts do not have co-terminus settlement dates.

The Province manages its credit risk exposure from derivatives by, among other things, dealing only with high credit quality counterparties and regularly monitoring compliance to credit limits. In addition, the Province enters into contractual agreements (“master agreements”) that provide for termination netting and, if applicable, payment netting with most of its counterparties. Gross credit risk exposure represents the loss that the Province would incur if every counterparty to which the Province had credit risk exposure were to default at the same time, and the contracted netting provisions were not exercised or could not be enforced. Net credit risk exposure is the loss including the mitigating impact of these netting provisions.

PUBLIC ACCOUNTS, 2007-2008 — VOLUME 1

II. OUTSTANDING DEBT

As at March 31, 2008

Date of	Date of		Interest
Maturity	Issue	Series	Rate	Outstanding	Reference
			%	$

DEBT ISSUED FOR PROVINCIAL PURPOSES

PAYABLE IN CANADA IN CANADIAN DOLLARS
NON-PUBLIC DEBT
To Ontario Teachers’ Pension Fund:
Year ending March 31
2009	1986-1991	TI	10.98 to 11.50	1,465,000,000
2010	1986-1991	TI	10.22 to 11.24	1,236,000,000
2011	1987	TI	10.11 to 10.32	560,000,000
2012	1988-1991	TI	10.68 to 11.24	580,000,000
2013	1989-1991	TI	11.06 to 11.31	625,000,000

				4,466,000,000

To Canada Pension Plan Investment Board:
Year ending March 31
2012	1992	CPP	9.81 to 10.04	987,249,000
2013	1993	CPP	9.17 to 9.45	700,137,000
2014	2005	CPP	4.17	44,887,000
2016	2008	CPP	4.68	42,300,000
2017	2008	CPP	4.08 to 4.88	91,896,000
2019	1999	CPP	5.81 to 5.84	45,270,000
2020	1999	CPP	5.50 to 6.91	869,889,000
2021	2001	CPP	6.33 to 6.67	609,834,000
2022	2002	CPP	6.22 to 6.47	330,994,000
2024	2004	CPP	5.26 to 5.97	688,007,000
2025	2005	CPP	5.15 to 5.79	1,133,182,000
2026	2006	CPP	4.67 to 5.19	574,612,000
2036	2006	CPP	4.59 to 4.73	649,066,000
2037	2007	CPP	4.50 to 4.76	351,269,000
2038	2008	CPP	4.63 to 4.68	241,756,000

				7,360,348,000	(5)

To Public Service Pension Fund:
Year ending March 31
2009	1997	OPB	12.79	132,256,443
2010	1997	OPB	12.88	273,669,452
2011	1997	OPB	13.33	282,994,558
2012	1997	OPB	11.55	336,229,108
2013	1997	OPB	10.38	374,479,804
2014	1997	OPB	11.10	409,677,031
2015	1997	OPB	11.19	450,938,707

				2,260,245,103	(65)

To Public Service Employees’ Union Pension Fund:
Year ending March 31
2009	1997	OPPT	12.79	62,829,034
2010	1997	OPPT	12.88	130,007,936
2011	1997	OPPT	13.33	134,437,870
2012	1997	OPPT	11.55	159,727,189
2013	1997	OPPT	10.38	177,898,359
2014	1997	OPPT	11.10	194,618,964
2015	1997	OPPT	11.19	214,220,513

				1,073,739,865	(65)

To Ontario Mortgage and Housing Corporation:
Year ending March 31
2010	1994	OHC	8.624 to 9.215	422,388,939
2011	1994-1995	OHC	8.242 to 9.898	694,880,091
2012	1995	OHC	9.655	33,382,267
2013	1995	OHC	9.655	6,561,000

				1,157,212,297	(123)

PUBLIC ACCOUNTS, 2007-2008 — VOLUME 1

II. OUTSTANDING DEBT — Continued

As at March 31, 2008

Date of	Date of		Interest
Maturity	Issue	Series	Rate	Outstanding	Reference
			%	$

To Ontario Immigrant Investor Corporation:
Year ending March 31
2009	2008	OIIC 101	1M ONT TBill	680,000
2009	2004-2005	OIIC 39-51	Zero	24,902,382	(8)
2010	2005-2006	OIIC 52-64	Zero	161,125,728	(8)
2011	2006-2007	OIIC 65-77	Zero	148,111,672	(8)
2012	2007-2008	OIIC 78-87, 89-90	Zero	100,431,184	(8)
2013	2008	OIIC 91-100	Zero	228,295,918	(8)

				663,546,884
Less: Deferred Interest				(75,832,510)

				587,714,374

To Canada Mortgage and Housing Corporation:
Year ending March 31
2000-2010	1970-1975	CMHC	5.75 to 6.875	428,743
2000-2011	1971-1976	CMHC	5.375 to 8.25	1,265,496
2000-2012	1972	CMHC	6.875 to 8.25	1,868,065
2000-2013	1973	CMHC	7.25 to 8.25	415,892
2000-2014	1974	CMHC	6.125 to 8.25	7,095,615
2000-2015	1975	CMHC	7.50 to 10.375	4,884,507
2000-2016	1976	CMHC	5.375 to 10.75	11,191,953
2000-2017	1977	CMHC	7.625 to 10.75	8,807,949
2000-2018	1977-1978	CMHC	7.625 to 13.00	23,852,968
2000-2019	1977-1980	CMHC	7.625 to 15.25	28,062,071
2000-2020	1977-1980	CMHC	7.625 to 15.75	45,899,093
2000-2021	1979-1981	CMHC	9.50 to 15.75	22,639,198
2000-2022	1982	CMHC	9.75 to 15.75	926,850

				157,338,400	(7)

TOTAL NON-PUBLIC DEBT				17,062,598,039

PAYABLE IN CANADA IN CANADIAN DOLLARS
PUBLICLY HELD DEBT
April 1, 2008	October 1, 2004	DMTN123	Step-up	25,000,000	(76)
April 27, 2008	October 27, 2004	DMTN125	Step-up	25,000,000	(99)
April 27, 2008	October 27, 2004	DMTN128	Step-up	25,000,000	(2)
April 29, 2008	October 29, 2004	DMTN129	Step-up	35,000,000	(3)
April 30, 2008	October 31, 2005	DMTN159	Step-up	50,000,000	(70)
May 3, 2008	May 3, 2004	DMTN108	Step-up	25,000,000	(16)
May 4, 2008	November 4, 2005	DMTN160	Step-up	35,000,000	(73)
May 5, 2008	May 5, 2004	DMTN107	Step-up	60,000,000	(85)
May 30, 2008	May 30, 2003	DMTN 70	3 CBA+0.03	1,025,000,000	(53)
June 3, 2008	June 3, 1999	MN	5.75	50,000,000	(46)
June 7, 2008	December 7, 2005	DMTN162	Step-up	25,000,000	(77)
June 17, 2008	June 17, 2005	DMTN147	Step-up	40,000,000	(18)
June 20, 2008	June 20, 2005	DMTN146	Step-up	35,000,000	(22)
June 21, 2008	June 21, 2005	DMTN145	Step-up	25,000,000	(25)
June 21, 2008	June 21, 2005	DMTN148	Step-up	25,000,000	(31)
July 15, 2008	February 6, 1998	LM	5.50	75,000,000
July 19, 2008	January 19, 2005	DMTN134	Step-up	35,000,000	(48)
July 28, 2008	January 31, 2005	DMTN137	Step-up	30,000,000	(26)
August 22, 2008	August 22, 2005	DMTN151	Step-up	45,000,000	(39)
September 4, 2008	September 4, 1998	LW	6.30	50,000,000
September 21, 2008	September 21, 2005	DMTN154	Step-up	35,000,000	(113)
September 22, 2008	September 22, 2005	DMTN155	Step-up	25,000,000	(114)
September 26, 2008	September 26, 2005	DMTN156	Step-up	25,000,000	(11)
October 1, 2008	October 1, 2003	DMTN85	3 CBA+0.03	2,360,000,000	(68)
October 14, 2008	October 14, 2004	DMTN127	Step-up	25,000,000	(33)
November 19, 2008	November 12, 2003	DMTN87	4.40	750,000,000	(82)
November 22, 2008	November 22, 2006	DMTN170	Step-up	25,000,000	(55)

PUBLIC ACCOUNTS, 2007-2008 — VOLUME 1

II. OUTSTANDING DEBT — Continued

As at March 31, 2008

Date of	Date of		Interest
Maturity	Issue	Series	Rate	Outstanding	Reference
			%	$

December 1, 2008	September 15, 1998	LZ	5.70	1,607,500,000
December 5, 2008	December 5, 2001	DMTN30	Step-up	50,000,000	(110)
January 31, 2009	January 31, 2007	DMTN174	Step-up	25,000,000	(47)
March 2, 2009	March 2, 2004	DMTN100	3 CBA+0.025	275,000,000	(50)
March 8, 2009	March 11, 2004	DMTN102	Step-up	174,000,000	(115)
April 6, 2009	March 24, 2005	DMTN143	3 CBA+0.01	550,000,000	(6)
May 19, 2009	April 20, 2004	DMTN106	4.00	1,250,000,000	(89)
August 13, 2009	March 2, 2004	DMTN99	3.21	43,547,824	(14)
November 7, 2009	November 9, 2004	DMTN130	3 CBA	900,000,000	(71)
November 19, 2009	March 19, 1999	MU	6.20	900,000,000	(63)
December 14, 2009	March 14, 2005	DMTN142	3 CBA+0.25	88,000,000	(108)
May 19, 2010	April 4, 2005	DMTN144	4.00	2,350,000,000	(95)
July 5, 2010	July 5, 2005	DMTN150	Step-up	75,500,000	(36)
November 19, 2010	November 24, 2000	NK	6.10	1,620,000,000	(80)
December 3, 2010	December 3, 2007	DMTN179	3 CBA-0.16	1,400,000,000	(75)
December 2, 2011	February 27, 2002	DMTN8	6.10	1,000,000,000	(97)
December 2, 2011	May 3, 2006	DMTN165	4.40	1,500,000,000	(102)
July 7, 2012	May 8, 2002	DMTN46	Zero	1,334,937	(60)
December 2, 2012	December 2, 2002	DMTN53	5.375	2,000,000,000	(4)
December 2, 2012	January 30, 2007	DMTN175	4.60	793,000,000	(42)
December 2, 2012	September 10, 2007	DMTN178	4.50	1,500,000,000	(74)
June 2, 2013	September 22, 2003	DMTN69	4.75	1,030,000,000
September 8, 2013	July 23, 2004	DMTN116	Step-up	100,000,000	(56)
March 8, 2014	January 12, 2004	DMTN93	5.00	2,500,000,000	(109)
December 2, 2014	December 2, 2004	MW	6.80	11,450,000	(34)
March 8, 2015	March 9, 2005	DMTN135	4.50	2,500,000,000
September 1, 2015	September 1, 2000	DMTN1	6.25	34,000,000	(45)
March 8, 2016	February 14, 2006	DMTN163	4.40	1,250,000,000
June 2, 2016	June 29, 2005	DMTN149	Step-up	200,000,000	(32)
December 2, 2016	August 22, 2005	DMTN152	Step-up	300,000,000	(40)
December 2, 2016	December 7, 2004	DMTN132	4.875	200,000,000
March 8, 2017	January 25, 2007	DMTN173	4.30	2,900,000,000	(19)
March 8, 2018	March 10, 2008	DMTN183	4.20	260,000,000
June 2, 2018	August 28, 2003	DMTN79	5.50	605,000,000	(10)
June 2, 2019	April 19, 2004	DMTN105	5.35	100,000,000	(49)
June 2, 2020	February 22, 2005	DMTN140	4.85	524,000,000
September 4, 2020	September 4, 1998	LY	6.30	50,000,000
June 2, 2021	December 27, 2007	DMTN180	4.50	75,000,000	(78)
July 13, 2022	July 13, 1992	HC	9.50	1,590,438,000
December 2, 2022	December 27, 2007	DMTN181	4.50	75,000,000	(79)
September 8, 2023	September 8, 1993	HP	8.10	940,570,000	(59)
September 8, 2023	July 31, 2007	DMTN177	4.95	75,000,000
June 2, 2025	December 20, 1994	JE	9.50	460,000,000
December 2, 2025	October 5, 1995	JQ	8.50	1,000,000,000
February 6, 2026	February 6, 1996	JY	8.00	12,500,000
June 2, 2026	December 21, 1995	JU	8.00	1,000,000,000
December 2, 2026	February 13, 1997	KR	8.00	386,500,000
December 2, 2026	January 20, 1999	MH	7.00	124,584,000	(90)
February 3, 2027	August 5, 1997	KN	7.50	58,220,000
February 3, 2027	August 5, 1997	KT	6.95	8,726,000
February 3, 2027	April 1, 1998	KY	7.50	11,549,000
February 3, 2027	December 4, 1998	LA	7.50	5,507,000
February 4, 2027	February 4, 1998	KQ	7.375	990,000
June 2, 2027	October 17, 1996	KJ	7.60	4,734,700,000	(61)
August 25, 2028	February 25, 1998	LQ	6.25	2,020,000
March 8, 2029	January 8, 1998	LK	6.50	4,727,000,000
January 13, 2031	September 8, 1995	JN	9.50	125,000,000
January 15, 2031	March 8, 2005	DMTN141	5.20	230,000,000
June 2, 2031	March 27, 2000	NF	6.20	2,500,000,000	(51)
March 8, 2033	February 17, 2003	DMTN61	5.85	4,500,000,000

PUBLIC ACCOUNTS, 2007-2008 — VOLUME 1

II. OUTSTANDING DEBT — Continued

As at March 31, 2008

Date of	Date of		Interest
Maturity	Issue	Series	Rate	Outstanding	Reference
			%	$

March 8, 2033	April 29, 2004	DMTN110	Step-up	200,000,000	(87)
July 13, 2034	September 21, 2005	DMTN157	5.00	47,500,000	(52)
November 3, 2034	November 3, 1994	HY	9.75	248,800,000
January 10, 2035	November 30, 1994	HZ	9.4688	2,315,904	(24)
“	“	JA	9.4688	10,905,932	(24)
“	“	JB	9.4688	8,482,324	(24)
“	“	JC	9.4688	4,764,354	(24)
“	“	JD	9.4688	3,171,134	(24)
January 12, 2035	January 12, 2007	JG	9.50	110,950,000	(21)
February 8, 2035	February 8, 1995	JJ	9.875	53,000,000
June 2, 2035	August 25, 2004	DMTN119	5.60	6,882,300,000	(98)
June 2, 2035	January 12, 2005	DMTN133	Step-up	150,000,000	(38)
June 20, 2036	June 28, 1996	KC	8.25	98,984,000
December 1, 2036	March 8, 2006	DMTN158	2.00 Real Return	312,921,001	(44)
June 2, 2037	February 22, 2006	DMTN164	4.70	8,700,000,000	(103)
December 2, 2037	February 1, 2005	DMTN138	5.20	100,000,000
June 2, 2038	July 28, 2004	DMTN117	10.00	75,000,000	(15)
June 20, 2038	September 16, 1996	KG	8.10	120,000,000
July 13, 2038	July 29, 1998	LS	5.75	50,000,000
August 25, 2038	August 17, 1998	LT	6.00	100,000,000
June 2, 2039	January 15, 2008	DMTN182	4.60	600,000,000
July 13, 2039	February 2, 1999	MK	5.65	300,000,000
December 2, 2039	February 25, 2000	NE	5.70	1,489,000,000
July 13, 2040	April 18, 2002	DMTN44	6.20	100,000,000
December 2, 2041	August 15, 2001	DMTN10	6.20	340,000,000
March 8, 2042	December 4, 2001	DMTN29	6.00	41,000,000
June 2, 2042	January 18, 2002	DMTN33	6.00	240,000,000
June 2, 2043	February 24, 2003	DMTN62	5.75	75,000,000
June 2, 2044	September 13, 2006	DMTN169	4.60	27,000,000
January 10, 2045	May 25, 1995	JL	8.435	35,531,176	(41)
March 1, 2045	March 1, 1995	JK	9.50	150,000,000	(20)
June 2, 2045	August 31, 2005	DMTN153	4.50	175,000,000
June 2, 2046	May 24, 2006	DMTN166	4.85	154,700,000
June 2, 2047	February 28, 2007	DMTN176	4.50	158,000,000	(112)

				79,459,962,586
CPI adjustment to Real Return Swap				(9,649,614)	(44)

				79,450,312,972

ONTARIO SAVINGS BONDS
March 1, 2000	March 1, 1995	Annual	Variable	803,300	(29)
March 1, 2000	March 1, 1995	Compound	Variable	1,506,250	(29)
June 21, 2000	June 21, 1997	Annual	5.25	95,100	(29)
June 21, 2000	June 21, 1997	Compound	5.25	69,500	(29)
June 21, 2001	June 21, 1996	Annual	Step-up	266,100	(29)
June 21, 2001	June 21, 1996	Compound	Step-up	763,800	(29)
June 21, 2001	June 21, 1996	Annual	Variable	376,500	(29)
June 21, 2001	June 21, 1996	Compound	Variable	125,300	(29)
June 21, 2001	June 21, 1998	Annual	5.25	80,700	(29)
June 21, 2001	June 21, 1998	Compound	5.25	157,700	(29)
June 21, 2002	June 21, 1999	Annual	5.50	120,200	(29)
June 21, 2002	June 21, 1999	Compound	5.50	644,500	(29)
June 21, 2003	June 21, 1998	Annual	Step-up	159,500	(29)
June 21, 2003	June 21, 1998	Compound	Step-up	1,014,500	(29)
June 21, 2003	June 21, 2000	Annual	6.50	421,800	(29)
June 21, 2003	June 21, 2000	Compound	6.50	380,100	(29)
June 21, 2004	June 21, 1997	Annual	Step-up	1,083,300	(29)
June 21, 2004	June 21, 1997	Compound	Step-up	938,350	(29)
June 21, 2004	June 21, 1997	Annual	Variable	89,800	(29)
June 21, 2004	June 21, 1997	Compound	Variable	63,600	(29)

PUBLIC ACCOUNTS, 2007-2008 — VOLUME 1

II. OUTSTANDING DEBT — Continued

As at March 31, 2008

Date of	Date of		Interest
Maturity	Issue	Series	Rate	Outstanding	Reference
			%	$

June 21, 2004	June 21, 1999	Annual	Step-up	387,400	(29)
June 21, 2004	June 21, 1999	Compound	Step-up	1,030,400	(29)
June 21, 2004	June 21, 2001	Annual	5.50	721,000	(29)
June 21, 2004	June 21, 2001	Compound	5.50	1,525,200	(29)
June 21, 2005	June 21, 1998	Annual	Variable	342,900	(29)
June 21, 2005	June 21, 1998	Compound	Variable	1,189,800	(29)
June 21, 2005	June 21, 2000	Annual	Step-up	892,400	(29)
June 21, 2005	June 21, 2000	Compound	Step-up	1,857,500	(29)
June 21, 2005	June 21, 2002	Annual	4.625	1,256,300	(29)
June 21, 2005	June 21, 2002	Compound	4.625	2,173,100	(29)
June 21, 2006	June 21, 1999	Annual	Variable	378,300	(29)
June 21, 2006	June 21, 1999	Compound	Variable	1,406,800	(29)
June 21, 2006	June 21, 2001	Annual	Step-up	2,334,200	(29)
June 21, 2006	June 21, 2001	Compound	Step-up	6,919,500	(29)
June 21, 2006	June 21, 2003	Annual	3.45	854,000	(29)
June 21, 2006	June 21, 2003	Compound	3.45	1,684,500	(29)
June 21, 2007	June 21, 2000	Annual	Variable	2,276,800	(29)
June 21, 2007	June 21, 2000	Compound	Variable	2,469,800	(29)
June 21, 2007	June 21, 2002	Annual	Step-up	1,566,900	(29)
June 21, 2007	June 21, 2002	Compound	Step-up	3,160,200	(29)
June 21, 2007	June 21, 2004	Annual	3.30	1,494,400	(29)
June 21, 2007	June 21, 2004	Compound	3.30	1,725,700	(29)
June 21, 2008	June 21, 2001	Annual	Variable	14,820,100	(67)
June 21, 2008	June 21, 2001	Compound	Variable	26,137,500	(67)
June 21, 2008	June 21, 2003	Annual	Step-up	294,975,100	(66)
June 21, 2008	June 21, 2003	Compound	Step-up	338,129,300	(66)
June 21, 2008	June 21, 2005	Annual	3.10	214,055,100	(30)
June 21, 2008	June 21, 2005	Compound	3.10	187,253,400	(30)
June 21, 2009	June 21, 2002	Annual	Variable	20,675,500	(67)
June 21, 2009	June 21, 2002	Compound	Variable	29,407,900	(67)
June 21, 2009	June 21, 2004	Annual	Step-up	302,114,800	(66)
June 21, 2009	June 21, 2004	Compound	Step-up	304,739,700	(66)
June 21, 2009	June 21, 2006	Annual	4.10	96,860,800	(30)
June 21, 2009	June 21, 2006	Compound	4.10	96,504,200	(30)
June 21, 2010	June 21, 2003	Annual	Variable	39,968,000	(67)
June 21, 2010	June 21, 2003	Compound	Variable	44,817,400	(67)
June 21, 2010	June 21, 2005	Annual	Step-up	28,616,100	(66)
June 21, 2010	June 21, 2005	Compound	Step-up	52,255,800	(66)
June 21, 2010	June 21, 2007	Annual	4.75	119,170,100	(30)
June 21, 2010	June 21, 2007	Compound	4.75	141,001,700	(30)
June 21, 2011	June 21, 2004	Annual	Variable	4,866,100	(67)
June 21, 2011	June 21, 2004	Compound	Variable	6,864,300	(67)
June 21, 2011	June 21, 2006	Annual	Step-up	56,029,300	(66)
June 21, 2011	June 21, 2006	Compound	Step-up	77,078,700	(66)
June 21, 2012	June 21, 2005	Annual	Variable	29,124,900	(67)
June 21, 2012	June 21, 2005	Compound	Variable	23,517,900	(67)
June 21, 2013	June 21, 2006	Annual	Variable	152,242,100	(67)
June 21, 2013	June 21, 2006	Compound	Variable	102,560,300	(67)
June 21, 2012	June 21, 2007	Annual	Step-up	124,858,400	(66)
June 21, 2012	June 21, 2007	Compound	Step-up	177,022,600	(66)
June 21, 2014	June 21, 2007	Annual	Variable	267,824,800	(67)
June 21, 2014	June 21, 2007	Compound	Variable	147,732,500	(67)

				3,568,031,400	(62)

TOTAL PAYABLE IN CANADA IN CANADIAN DOLLARS				83,018,344,372

GLOBAL MARKET PAYABLE IN CANADIAN DOLLARS
February 7, 2024	February 7, 1994	HS	7.50	1,106,700,000

TOTAL PAYABLE IN GLOBAL MARKET IN CANADIAN DOLLARS				1,106,700,000

PUBLIC ACCOUNTS, 2007-2008 — VOLUME 1

II. OUTSTANDING DEBT — Continued

As at March 31, 2008

Date of	Date of		Interest
Maturity	Issue	Series	Rate	Outstanding	Reference
			%	$

PAYABLE IN EUROPE IN CANADIAN DOLLARS
April 17, 2008	April 17, 2003	EMTN58	4.50	1,000,000,000
January 22, 2009	January 22, 2004	EMTN62	4.00	443,730,000
January 27, 2009	January 27, 1999	EMTN42	5.00	350,000,000	(64)
December 1, 2010	November 15, 2005	EMTN74	4.00	200,000,000	(58)
July 27, 2011	July 27, 2004	EMTN64	4.75	250,000,000
November 30, 2011	November 30, 2001	EMTN50	5.25	450,000,000
April 17, 2013	April 17, 2003	EMTN56	5.50	275,000,000
October 21, 2015	October 21, 2005	EMTN73	3 CBA+0.03	250,000,000	(57)
July 13, 2034	July 13, 1994	EMTN5	9.40	300,000,000

TOTAL PAYABLE IN EUROPE IN CANADIAN DOLLARS				3,518,730,000

PAYABLE IN THE UNITED STATES IN CANADIAN DOLLARS
February 18, 2013	February 18, 1993	HJ	9.24	250,000,000	(96)

TOTAL PAYABLE IN THE UNITED STATES IN CANADIAN DOLLARS				250,000,000

GLOBAL MARKET PAYABLE IN U.S. DOLLARS
May 2, 2008	May 5, 2003	NY	3.125	500,000,000
October 1, 2008	October 1, 1998	MB	5.50	1,750,000,000
October 21, 2009	October 21, 2004	PC	3.625	1,000,000,000
December 15, 2009	October 1, 2002	NS	3.75	300,000,000
February 22, 2011	February 22, 2008	PP	2.75	1,500,000,000
October 18, 2011	October 18, 2006	PL	5.00	1,000,000,000
June 1, 2012	May 24, 2007	PN	4.95	900,000,000	(120)
July 17, 2012	July 17, 2002	NQ	5.125	707,600,000	(119)
February 15, 2013	February 7, 2003	NU	4.375	500,000,000
February 3, 2015	February 3, 2005	PE	4.50	500,000,000
January 19, 2016	January 18, 2006	PJ	4.75	950,000,000	(116)
April 27, 2016	April 27, 2006	PK	5.45	900,000,000	(117)
November 28, 2016	November 28, 2006	PM	4.95	891,000,000	(118)

TOTAL PAYABLE IN GLOBAL MARKET IN U.S. DOLLARS				11,398,600,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $1.17654				13,410,947,125	(43)

PAYABLE IN CANADA IN U.S. DOLLARS
November 18, 2014	November 18, 2004	DMTN131	4.50	300,000,000
December 21, 2016	December 21, 2006	DMTN171	4.95	100,000,000

TOTAL PAYABLE IN CANADA IN U.S. DOLLARS				400,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $1.18350				473,400,000	(9)

PAYABLE IN EUROPE IN U.S. DOLLARS
July 11, 2008	July 11, 2006	EMTN77	5.50	500,000,000	(72)
November 26, 2008	November 26, 2004	EMTN68	Step-up	30,000,000	(17)

TOTAL PAYABLE IN EUROPE IN U.S. DOLLARS				530,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $1.10729				586,862,100

PAYABLE IN JAPAN IN JAPANESE YEN
November 12, 2009	November 12, 1999	YL014	2.00	10,000,000,000
July 28, 2014	July 28, 2003	YL015	0.76	5,000,000,000

TOTAL PAYABLE IN JAPAN IN JAPANESE YEN				15,000,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $0.010290				154,350,000

GLOBAL MARKET PAYABLE IN JAPANESE YEN
January 25, 2010	January 25, 2000	ND	1.875	50,000,000,000	(104)

TOTAL PAYABLE IN GLOBAL MARKET IN JAPANESE YEN				50,000,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $0.010652				532,592,136

PUBLIC ACCOUNTS, 2007-2008 — VOLUME 1

II. OUTSTANDING DEBT — Continued

As at March 31, 2008

Date of	Date of		Interest
Maturity	Issue	Series	Rate	Outstanding	Reference
			%	$

PAYABLE IN EUROPE IN JAPANESE YEN
November 19, 2009	November 24, 1999	EMTN46	2.00	10,000,000,000
June 24, 2013	June 24, 2003	EMTN59	0.50	5,000,000,000

TOTAL PAYABLE IN EUROPE IN JAPANESE YEN				15,000,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $0.010290				154,350,000

PAYABLE IN EUROPE IN AUSTRALIAN DOLLARS
April 23, 2013	April 23, 2003	EMTN57	5.50	100,000,000

TOTAL PAYABLE IN EUROPE IN AUSTRALIAN DOLLARS				100,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $0.88595				88,595,320	(92)

PAYABLE IN EUROPE IN EUROS
July 29, 2008	July 29, 1996	KD	6.875	457,347,051	(101)
July 21, 2009	July 21, 1997	EMTN35	5.875	457,347,051	(94)
March 12, 2010	March 12, 2003	EMTN55	3.50	400,000,000

TOTAL PAYABLE IN EUROPE IN EUROS				1,314,694,102

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $1.70189				2,237,459,933	(27)

GLOBAL MARKET PAYABLE IN EUROS
May 14, 2013	May 7, 2003	NZ	4.125	750,000,000

TOTAL PAYABLE IN GLOBAL MARKET IN EUROS				750,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $1.58460				1,188,448,245	(100)

PAYABLE IN EUROPE IN SWISS FRANCS
September 15, 2009	September 15, 2004	EMTN66	2.00	250,000,000
September 8, 2014	September 8, 2005	PH	2.00	200,000,000
June 29, 2015	June 29, 2005	PF	2.125	200,000,000

TOTAL PAYABLE IN EUROPE IN SWISS FRANCS				650,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $0.99552				647,088,384	(107)

GLOBAL MARKET PAYABLE IN NEW ZEALAND DOLLARS
December 3, 2008	December 3, 1998	MF	6.25	250,000,000
June 16, 2015	June 16, 2005	PG	6.25	718,450,000	(121)

TOTAL PAYABLE IN GLOBAL MARKET IN NEW ZEALAND DOLLARS				968,450,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $0.87767				849,975,875	(69)

PAYABLE IN EUROPE IN NEW ZEALAND DOLLARS
October 12, 2010	October 12, 2005	EMTN72	6.375	250,000,000

TOTAL PAYABLE IN EUROPE IN NEW ZEALAND DOLLARS				250,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $0.79730				199,325,000	(105)

PAYABLE IN EUROPE IN POUNDS STERLING
July 28, 2009	July 28, 2004	EMTN65	5.375	200,000,000

TOTAL PAYABLE IN EUROPE IN POUNDS STERLING				200,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $2.37714				475,427,600	(86)

PAYABLE IN EUROPE IN HONG KONG DOLLARS
June 26, 2013	June 12, 2003	EMTN61	4.10	500,000,000

TOTAL PAYABLE IN EUROPE IN HONG KONG DOLLARS				500,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $0.17410				87,051,195	(13)

PUBLIC ACCOUNTS, 2007-2008 — VOLUME 1

II. OUTSTANDING DEBT — Continued

As at March 31, 2008

Date of	Date of		Interest
Maturity	Issue	Series	Rate	Outstanding	Reference
			%	$

PAYABLE IN EUROPE IN SOUTH AFRICAN RAND
August 17, 2015	August 17, 2005	EMTN71	7.75	300,000,000
September 20, 2016	September 20, 2006	EMTN78	9.00	60,000,000	(122)

TOTAL PAYABLE IN EUROPE IN SOUTH AFRICAN RAND				360,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $0.18808				67,708,404	(106)

PAYABLE IN EUROPE IN NEW TURKISH LIRA
December 12, 2008	December 12, 2006	EMTN79	19.25	75,000,000

TOTAL PAYABLE IN EUROPE IN NEW TURKISH LIRA				75,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $0.77347				58,010,204	(54)

TOTAL BONDS				109,105,365,893
TREASURY BILLS				4,766,341,000	(84)

U.S. COMMERCIAL PAPER (in U.S. Dollars)				572,000,000	(91)

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $1.12640				644,302,590

TOTAL PUBLICLY HELD DEBT				114,516,009,483

OTHER DEBT
SCHOOL BOARD TRUST DEBT Year ending March 31
2037	2004		5.90	891,000,000
Less: Sinking Fund				(60,484,945)

				830,515,055	(23)

TOTAL DEBT ISSUED FOR PROVINCIAL PURPOSES				132,409,122,577
Net Consolidation and other adjustments				1,407,584,059

TOTAL PROVINCIAL PURPOSE DEBT AFTER NET CONSOLIDATION AND OTHER ADJUSTMENTS				133,816,706,636	(83)

DEBT ISSUED FOR INVESTMENT PURPOSE*
ONTARIO POWER GENERATION INC.				5,126,000,000
HYDRO ONE INC.				3,759,000,000

TOTAL DEBT ISSUED FOR INVESTMENT PURPOSES				8,885,000,000

DEBT ISSUED FOR ONTARIO ELECTRICITY FINANCIAL CORPORATION (OEFC) PAYABLE IN CANADA IN CANADIAN DOLLARS

NON-PUBLIC DEBT
Canada Pension Plan Investment Fund:
2009	1989	CPP	9.62 to 10.31	589,319,000
2010	1990	CPP	9.61 to 10.31	650,712,000
2021	2001	CPP	6.08	19,375,000
2022	2002	CPP	6.17 to 6.29	172,961,000
2023	2003	CPP	6.16	38,130,000

TOTAL NON-PUBLIC DEBT				1,470,497,000	(5)

*  Debt for Investment Purposes, as a result of a debt for equity swap between the Province and Ontario Power Generation Inc. and Hydro One Inc., is eliminated upon consolidation.

PUBLIC ACCOUNTS, 2007-2008 — VOLUME 1

II. OUTSTANDING DEBT — Continued

As at March 31, 2008

Date of	Date of		Interest
Maturity	Issue	Series	Rate	Outstanding	Reference
			%	$

PAYABLE IN CANADA IN CANADIAN DOLLARS
PUBLICLY HELD DEBT
October 1, 2008	February 13, 2004	DMTN85	3 CBA+0.03	736,000,000	(28)
December 1, 2008	January 22, 1999	HC-LZ	5.70	650,000,000
April 6, 2009	December 11, 2006	DMTN143	3 CBA+0.01	50,000,000	(6)
May 19, 2009	April 30, 2004	DMTN112	4.00	5,000,000
May 19, 2009	May 4, 2004	DMTN113	Step-up	25,000,000	(12)
May 19, 2009	May 24, 2005	DMTN106	4.00	525,000,000	(89)
August 13, 2009	February 13, 2004	DMTN99	3.21	217,739,122	(14)
October 1, 2009	October 5, 2004	DMTN126	3 CBA+0.03	350,000,000
November 19, 2009	July 26, 2000	HC-MU	6.20	500,000,000
May 19, 2010	October 2, 2007	DMTN144	4.00	150,000,000
November 19, 2010	September 1, 2000	HC-NK	6.10	500,000,000
March 15, 2011	March 15, 2001	DMTN3	6.80	50,000,000	(37)
December 2, 2011	July 20, 2001	DMTN8	6.10	500,000,000
December 2, 2012	May 12, 2003	DMTN53	5.375	500,000,000
December 2, 2012	December 20, 2007	DMTN178	4.50	300,000,000	(74)
June 2, 2013	May 28, 2003	DMTN69	4.75	500,000,000
March 8, 2014	January 28, 2004	DMTN93	5.00	1,000,000,000	(109)
March 8, 2015	January 24, 2005	DMTN135	4.50	500,000,000
March 8, 2016	February 14, 2006	DMTN163	4.40	1,800,000,000
March 8, 2017	January 12, 2007	DMTN 173	4.30	2,300,000,000	(19)
March 8, 2018	March 10, 2008	DMTN183	4.20	340,000,000
June 2, 2018	June 6, 2005	DMTN79	5.50	110,000,000	(10)
June 2, 2020	February 22, 2005	DMTN140	4.85	29,000,000
September 8, 2023	November 29, 2004	HP	8.10	50,000,000	(59)
June 2, 2027	February 4, 2000	HC-KJA	7.60	100,500,000	(61)
August 25, 2028	April 6, 1999	HC-LQA	6.25	78,600,000
June 2, 2031	February 24, 2000	HC-NF	6.20	500,000,000	(51)
December 1, 2036	October 4, 2005	DMTN158	2.00 Real Return	730,149,000	(44)
June 2, 2037	September 1, 2006	DMTN164	4.70	400,000,000	(103)

TOTAL PAYABLE IN CANADA IN CANADIAN DOLLARS				13,496,988,122

PAYABLE IN EUROPE IN CANADIAN DOLLARS
April 17, 2013	June 3, 2003	EMTN56	5.50	150,000,000
July 8, 2014	July 8, 2004	EMTN63	3 CBA+0.07	500,000,000
February 17, 2015	February 17, 2005	EMTN69	4.50	200,000,000

TOTAL PAYABLE IN EUROPE IN CANADIAN DOLLARS				850,000,000

PAYABLE IN EUROPE IN SWISS FRANCS
July 8, 2013	July 8, 2003	EMTN60	2.50	300,000,000

TOTAL PAYABLE IN EUROPE IN SWISS FRANCS				300,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $1.02348				307,045,455	(35)

PAYABLE IN EUROPE IN AUSTRALIAN DOLLARS
September 2, 2009	September 2, 2004	EMTN67	5.75	150,000,000
July 13, 2012	July 13, 2005	EMTN70	5.50	125,000,000

TOTAL PAYABLE IN EUROPE IN AUSTRALIAN DOLLARS				275,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $0.93634				257,492,275	(81)

PAYABLE IN AUSTRALIA IN AUSTRALIAN DOLLARS
November 30, 2016	November 30, 2006	AUD1	6.00	300,000,000

TOTAL PAYABLE IN AUSTRALIA IN AUSTRALIAN DOLLARS				300,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $0.87508				262,525,500	(111)

PUBLIC ACCOUNTS, 2007-2008 — VOLUME 1

II. OUTSTANDING DEBT — Continued

As at March 31, 2008

Date of	Date of		Interest
Maturity	Issue	Series	Rate	Outstanding	Reference
			%	$

PAYABLE IN EUROPE IN SOUTH AFRICAN RAND
November 22, 2010	November 22, 2005	EMTN75	7.75	300,000,000
July 5, 2011	July 5, 2006	EMTN76	8.00	300,000,000

TOTAL PAYABLE IN EUROPE IN SOUTH AFRICAN RAND				600,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $0.16629				99,773,408	(88)

GLOBAL MARKET PAYABLE IN U.S. DOLLARS
October 1, 2008	March 19, 2001	GLB-MBb	5.50	250,000,000
February 3, 2015	February 3, 2005	GLB-PE	4.50	500,000,000

TOTAL PAYABLE IN GLOBAL MARKET IN U.S. DOLLARS				750,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $1.30853				981,400,000	(93)

TOTAL BONDS				16,255,224,760
TREASURY BILLS				1,202,582,000

TOTAL DEBT ISSUED BY THE PROVINCE FOR OEFC				18,928,303,760
DIRECT OEFC DEBT				9,311,074,000

TOTAL OEFC DEBT				28,239,377,760

References:

1.	All debt is non-callable, except as noted below. CBA is Canadian Bankers’ Acceptance Rate; 3 CBA is a three month floating rate; LIBOR is London Inter-bank Offered Rate. All foreign currency debt has been converted into Canadian dollars at the rates of the currency exchange agreements if the debt is hedged, or at year end exchange rates if unhedged. The exchange rates of foreign currencies to Canadian dollars as at March 31, 2008 are: Australian dollar 0.9386, Euro 1.6244, Hong Kong dollar 0.132080, Japanese yen 0.010290, New Zealand dollar 0.8078, South African rand 0.1262, Swiss franc 1.0360, United States dollar 1.0265, U.K. pound sterling 2.0407 and New Turkish lira 0.7737.

2.	DMTN128: Bonds were extended at the option of the Province on the initial maturity date of October 27, 2006 and are extendible semi-annually on each extended maturity date thereafter to the final maturity date of October 27, 2011. Interest is payable semi-annually at 4.0% in years 1-2, 4.2% in year 3, 4.5% in year 4, 4.9% in year 5, 5.35% in year 6, 5.8% in the final year. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation to a 3 month CBA rate minus 0.08%.

3.	DMTN129: Bonds were extended at the option of the Province on the initial maturity date of October 29, 2006 and are extendible semi-annually on each extended maturity date thereafter to the final maturity date of October 29, 2014. Interest is payable monthly at 4.2% in year 1, 4.25% in year 2, 4.35% in year 3, 4.5% in year 4, 4.65% in year 5, 4.85% in year 6, 5.25% in year 7, 5.5% in year 8, 6.0% in year 9 and 7.0% in the final year. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation to a 3 month CBA rate minus 0.08%.

4.	DMTN53: Outstanding amount includes bonds held by Agricorp, a government organization, of $9.2 million.

5.	CPP: Securities sold to the Canada Pension Plan Investment Fund are payable 20 years after their respective dates of issue, are not negotiable and not transferable or assignable but are redeemable in whole or in part before maturity at the option of the Minister of Finance of Canada, on six months’ prior notice, when the Minister deems it necessary in order to meet the requirements of the Canada Pension Plan. In the case of redemption before maturity, the Ontario Securities are to be redeemed in the order in which they were issued and the amount of Ontario Securities to be redeemed at any time shall be proportionate to the amount of all securities then held to the credit of the said fund represented by Ontario

PUBLIC ACCOUNTS, 2007-2008 — VOLUME 1

II. OUTSTANDING DEBT — Continued

As at March 31, 2008

Securities. Effective July 1, 2005, under a side-letter agreement signed between the Canada Pension Plan Investment Board ( CPPIB) and the Province, CPPIB offered the Province upon maturity of the debentures held to the credit of the Canada Pension Plan Investment Fund (CPPIF) that were issued before January 1, 1998, an option of issuing new replacement debentures to the CPPIB with a maximum term of 30 years (minimum term of 5 years and with subsequent roll over options subject to the 30 years maximum from the date of issue of the first replacement debenture). These debentures are not negotiable or transferable and are assignable only to a wholly-owned subsidiary of the Canada Pension Plan Investment Board. On April 1, 2007, all debentures held to the credit of the CPPIF or purchased by the Minister of Finance of Canada in accordance with Section 110 of the Canada Pension Plan were transferred to the CPPIB.

6.	DMTN143: Total outstanding amount is $600 million, including $50 million for OEFC. The Province entered into interest rate agreements that effectively converted the interest rate obligation on the Province’s debt to a fixed rate of 4.55% and on OEFC’s debt to a fixed rate of 4.18%.

7.	CMHC: The terms of these debentures require that equal payments be made each year until their maturity. Each payment consists of blended principal and interest.

8.	OIIC: These are zero coupon bonds. Outstanding amount represents the amount payable at maturity.

9.	Domestic USD Bonds: The Province entered into currency exchange agreements that effectively converted these U.S. dollar obligations to Canadian dollar obligations at an exchange rate of 1.18350. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on these debt to a fixed rate of 4.70%.

10.	DMTN79: Total outstanding amount is $715 million, including $110 million for OEFC. The Province entered into interest rate agreements that effectively converted the interest rate obligation on $125 million of the Province’s debt to a fixed rate of 4.64%.

11.	DMTN156: Bonds were extended at the option of the Province on the initial maturity date of September 26, 2007 and are extendible semi-annually on each extended maturity date thereafter to final maturity date of September 26, 2017. Interest is payable semi-annually at 3.75% in years 1-2, 3.85% in years 3-4, 3.95% in year 5, 4.05% in year 6, 4.15% in year 7, 4.25% in year 8, 4.5% in year 9, 5.0% in year 10, 5.5% in year 11 and 6.0% in the final year. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a 3 month CBA rate minus 0.12%.

12.	DMTN113 (OEFC): Interest is payable semi-annually at 3.5% in 1-2 years and thereafter at 4.0% until the final maturity date.

13.	EMTN61: The Province entered into currency exchange agreements that effectively converted these Hong Kong dollar obligations to Canadian dollar obligations at an exchange rate of 0.17410. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 4.99%.

14.	DMTN99: Principal and interest are repayable in semi-annual instalments of $90 million starting from August 13, 2004. The total outstanding debt is $262 million, including $218 million for OEFC. The Province entered into interest rate agreements that effectively converted the interest rate obligation to a fixed rate of 3.65% on $218 million for OEFC and the remaining $44 million to a rate of 3.42%.

15.	DMTN117: Bonds were issued at a premium of $47.5 million.

16.	DMTN108: Bonds were extended at the option of the Province on the initial maturity date of May 3, 2006 and are extendible semi-annually on each extended maturity date thereafter to the final maturity date of May 3, 2010. Interest is payable semi-annually at 3.5% in years 1-2, 3.75% in year 3, 4.25% in year 4, 5.5% in year 5

PUBLIC ACCOUNTS, 2007-2008 — VOLUME 1

II. OUTSTANDING DEBT — Continued

As at March 31, 2008

and 6.75% in the final year. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a floating rate of 3 month CBA rate minus 0.08%.

17.	EMTN68: Interest is payable annually at 3.72% in year 1, 3.87% in year 2, 4.02% in year 3 and 4.17% in the final year. The Province entered into currency exchange agreements that effectively converted these U.S. dollar obligations to Canadian dollar obligations at an exchange rate of 0.01207. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a floating 3 month US LIBOR rate minus 0.24%.

18.	DMTN147: Bonds were extended at the option of the Province on the initial maturity date of June 17, 2007 and are extendible semi-annually on each extended maturity date thereafter to the final maturity date of June 17, 2017. Interest is payable semi-annually at 4.0% in years 1-2, 4.05% in years 3-4, 4.1% in years 5-6, 4.15% in years 7-8, 4.2% in year 9, 4.25% in year 10, 4.75% in year 11 and 5.25% in the final year. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a 3 month CBA rate minus 0.09%.

19.	DMTN173: During the fiscal year 2007-08, the Series DMTN173 was re-opened seven times, bringing the total issue size to $5,200 million, including $2,300 million for OEFC. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on $209.5 million of the Province’s debt to a 3 month CBA rate minus 0.279%.

20.	JK: Bonds are retractable in whole or in part at the option of the bond holders on March 1, 2010.

21.	JG:During the fiscal year 2007-08, the Province purchased $22 million of these bonds for cancellation at a premium of $15.2 million.

22.	DMTN146: Bonds were extended at the option of the Province on the initial maturity date of June 20, 2007 and are extendible semi-annually on each extended maturity date thereafter to the final maturity date of June 20, 2017. Interest is payable semi-annually at 4.0% in years 1-3, 4.2% in years 4-5, 4.25% in years 6-7, 4.3% in years 8-9, 4.5% in year 10, 5.0% in year 11 and 5.5% in final year. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a 3 month CBA rate minus 0.09%.

23.	SBT: The School Board Trust was created in June 2003 to permanently refinance debt incurred by 55 school boards to support their capital projects prior to the introduction of the student focused funding model in 1998. The trust issued 30-year sinking fund debentures amounting to $891 million in June 2003. The Trust provided $882 million of the proceeds to the 55 school boards in exchange for the irrevocable right to receive future transfer payments from the Province related to this debt. These amounts will be reduced over the 30-year period by the transfer payments made by Ministry of Education to the Trust under the School Board Operating Grant program.

24.	Series HZ, JA, JB, JC, JD: These are zero coupon bonds which require unequal payments consisting of principal and interest to be made at predetermined irregular intervals. During the fiscal year 2007-08, principal repaid was $0.9 million. By January 10, 2035, the principal to be repaid on these bonds will be $230.8 million.

25.	DMTN145: Bonds were extended at the option of the Province on the initial maturity date of June 21, 2007 and are extendible semi-annually on each extended maturity date thereafter to the final maturity date of June 21, 2010. Interest is payable semi-annually at 3.1% in years 1-2, 3.3% in year 3, 4.0% in year 4 and 4.7% in final year. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a 3 month CBA rate minus 0.09%.

PUBLIC ACCOUNTS, 2007-2008 — VOLUME 1

II. OUTSTANDING DEBT — Continued

As at March 31, 2008

26.	DMTN137: Bonds were extended at the option of the Province on the initial maturity date of January 28, 2007 and are extendible semi-annually on each extended maturity date thereafter to the final maturity date of January 28, 2015. Interest is payable semi-annually at 4.1% in years 1-2, 4.15% in year 3, 4.25% in year 4, 4.35% in year 5, 4.5% in year 6, 4.75% in year 7, 5.0% in year 8, 5.75% in year 9, and 6.5% in the final year. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a 3 month CBA rate minus 0.10%.

27.	Euro Bonds: The Province entered into currency exchange agreements that effectively converted these euro obligations to Canadian dollar obligations at an exchange rate of 1.70189. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligations on $528 million of these debt to a fixed rate of 4.86% and $1,709 million to a 3 month CBA rate plus 0.08%.

28.	DMTN85 (OEFC): The Province entered into interest rate agreements that effectively converted the interest rate obligation to a fixed rate of 3.60%.

29.	OSB: The outstanding amounts represent bonds matured but not yet presented for redemption. No interest is earned on these bonds.

30.	OSB: The Province issues fixed rate Ontario Savings Bonds for a term of three years every year.

31.	DMTN148: Bonds were extended at the option of the Province on the initial maturity date of June 21, 2007 and are extendible semi-annually on each extended maturity date thereafter to the final maturity date of June 21, 2010. Interest is payable semi-annually at 3.05% in years 1-2, 3.7% in year 3, 4.0% in year 4 and 4.5% in final year. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a 3 month CBA rate minus 0.09%.

32.	DMTN149: Bonds are extendible at the option of the bond holders on the initial maturity date of June 2, 2016 to the final maturity date of June 2, 2035 and if extended are exchangeable at the option of the bond holders on June 13, 2016 for series DMTN119. Interest is payable semi-annually at 3.6% until June 2, 2016 and 4.8% thereafter if extended. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a rate of 4.67%.

33.	DMTN127: Bonds were extended at the option of the Province on the initial maturity date of October 14, 2006 and are extendible annually on each extended maturity date thereafter to the final maturity date of October 14, 2009. Interest is payable annually at 4.0% in years 1-2, 4.1% in year 3, 4.4% in year 4, 5.0% in the final year. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation to a 3 month CBA rate minus 0.08%.

34.	MW: The Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a floating 3 month CBA rate minus 0.05%.

35.	EMTN60 (OEFC): The Province entered into currency exchange agreements that effectively converted these Swiss francs obligations to Canadian dollar obligations at an exchange rate of 1.02348. In addition, the Province entered into interest rate agreement that effectively converted the interest rate obligation on this debt to a fixed rate of 4.99%.

36.	DMTN150: Interest is payable semi-annually at 3.05% in years 1-2 and 4.2% thereafter. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a 3 month CBA rate minus 0.06%.

37.	DMTN3 (OEFC): Interest is payable at 5.50% for the first four years and 6.80% for the remaining six years.

38.	DMTN133: Bonds are retractable at the option of the bond holders on December 2, 2014 or exchangeable for series DMTN119 at par on December 15, 2014. Interest is payable at 4.0% until December 2, 2014 and

PUBLIC ACCOUNTS, 2007-2008 — VOLUME 1

II. OUTSTANDING DEBT — Continued

As at March 31, 2008

thereafter at 5.35% until final maturity date. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a rate of 5.26%.

39.	DMTN151: Bonds were extended at the option of the Province on the initial maturity date of August 22, 2007 and are extendible semi-annually on each extended maturity date thereafter to final maturity date of August 22, 2017. Interest is payable semi-annually at 4.1% in years 1-2 and 4.2% in year 3, 4.25% in year 4, 4.3% in year 5, 4.4% in year 6, 4.5% in years 7-8, 4.6% in year 9, 4.75% in year 10, 5.0% in year 11 and 5.5% in final year. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation to a 3 month CBA rate minus 0.10%.

40.	DMTN152: Registered bond holder has the right to extend the bond on the initial maturity date of December 2, 2016 to the final maturity date of June 2, 2035 and if extended are exchangeable on December 14, 2016 for series DMTN119 at par. Interest is payable semi-annually at 3.75% until the initial maturity date and thereafter at 4.75% if extended. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a rate of 4.76%.

41.	JL: The terms of these debentures require unequal payments, consisting of both principal and interest, to be made at predetermined irregular intervals with the final payment on January 10, 2045. The total principal and interest to be payable over the life of the debenture is $1,325 million.

42.	DMTN175: During the fiscal year 2007-08, the Series DMTN 175 was re-opened once bringing the total issue size to $793 million. Bonds are callable at the option of the Province on June 2, 2009 at par. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on $580 million on this debt to a 1 month CBA rate minus 0.12% and $213 million to a fixed rate of 4.44%.

43.	Global USD Bonds: The Province entered into currency exchange agreements that effectively converted $11,353.6 million of these US dollar obligations to Canadian dollar obligations at an exchange rate of 1.17714. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligations on $10,760 million of these debt to a fixed rate of 4.75%; $1,133 million to a 3 month CBA rate minus 0.02%; $875 million to a 3 month US LIBOR rate minus 0.11%; $379 million to a 1 month CBA rate plus 0.04%.

44.	DMTN158: This Real Return Bond bears interest adjusted in relation to All-Items Consumer Price Index for Canada (the “CPI”), issued with a base index of 127.54839 on March 8, 2006. Consequent to the change of official time base reference period from 1992 to 2002 by the Bank of Canada on June 19, 2007, the base index has been changed to 107.18352. The amount outstanding represents the indexed value of the principal of $700 million on lent to OEFC and the principal of $300 million for the Province which was synthetically swapped to a nominal debt paying a fixed rate of 4.66%. The Province reports this Real Return Bond as a normal debt rather than the indexed value after consideration of the swaps.

45.	DMTN1: The Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a 3 month CBA rate minus 0.02%.

46.	MN: Interest is payable quarterly at a three-month Canadian BA rate plus 0.85% for the first two years, and thereafter at 5.75% semi-annually. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a 3 month CBA rate minus 0.07%.

47.	DMTN174: Bonds are extendible at the option of the Province on the initial maturity date of January 31, 2009 and are extendible semi-annually on each extended maturity date thereafter to the final maturity date of January 31, 2014. Interest is payable semi-annually at 4.2% in years 1-2, 4.25% in year 3, 4.3% in year 4, 4.45% in year 5, 4.75% in year 6 and 5.3% in the final year. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 4.01%.

PUBLIC ACCOUNTS, 2007-2008 — VOLUME 1

II. OUTSTANDING DEBT — Continued

As at March 31, 2008

48.	DMTN134: Bonds were extended at the option of the Province on the initial maturity date of January 19, 2007 and are extendible semi-annually on each extended maturity date thereafter to the final maturity date of January 19, 2017. Interest is payable semi-annually at 4.2% in years 1-2, 4.5% in years 3-4, 4.75% in year 5, 5.0% in year 6, 5.25% in year 7, 5.5% in year 8, 5.75% in year 9, 6.0% in year 10, 6.5% in year 11 and 7.0% in the final year. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a floating rate of 3 month CBA rate minus 0.09%.

49.	DMTN105: The Province entered into interest rate agreements that effectively converted the interest rate obligations on this debt to a fixed rate of 4.94%.

50.	DMTN100: The Province entered into interest rate agreements that effectively converted the interest rate obligations on this debt to a fixed rate of 3.71%.

51.	NF: Outstanding amount is $3,000 million, including $500 million on-lent to OEFC until June 2, 2010, after which the issue will be assumed by the Province until the maturity date.

52.	DMTN157: Interest is payable semi-annually at 15.0% until January 13, 2006 and thereafter at 5.0%.

53.	DMTN70: The Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 4.02%.

54.	EMTN79: The Province entered into currency exchange agreements that effectively converted these New Turkish lira obligations to Canadian dollar obligations at an exchange rate of 0.77347. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 4.08%.

55.	DMTN170: Bonds are extendible at the option of the Province on the initial maturity date of November 22, 2008 and are extendible semi-annually on each extended maturity date thereafter to the final maturity date of November 22, 2013. Interest is payable semi-annually at 4.15% in years 1-2, 4.2% in year 3, 4.25% in year 4, 4.45% in year 5, 4.75% in year 6 and 5.0% in the final year. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 4.04%.

56.	DMTN116: Bonds are extendible at the option of the bond holders on the initial maturity date of September 8, 2013 to the final maturity date of March 8, 2033. Interest is payable semi-annually at 4.625% until the initial maturity date and at 5.85% if extended. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a rate of 5.08%.

57.	EMTN73: The Province entered into interest rate agreements that effectively converted the interest rate obligations on this debt to a fixed rate of 4.34%.

58.	EMTN74: The Province entered into interest rate agreements that effectively converted the interest rate obligations on this debt to a 3 month CBA rate minus 0.05%.

59.	HP: Total outstanding amount is $990.6 million, including $50 million for OEFC.

60.	DMTN46: This is a variable payment, zero coupon bond with a yield of 4.53%. The principal and interest is repayable on a blended semi-annual instalment. During the fiscal year 2007-08, principal repaid was $0.9 million.

61.	KJ: Total outstanding amount is $4,835 million, including $101 million for OEFC.

62.	OSB: 2000-2007 Series are redeemable at the option of the holder on June 21 and December 21 and also on or before the 14th calendar day following the redemption date, with the exception of fixed rate bonds

PUBLIC ACCOUNTS, 2007-2008 — VOLUME 1

II. OUTSTANDING DEBT — Continued

As at March 31, 2008

which are redeemable at maturity only. All current outstanding OSBs may be redeemed upon the death of the beneficial owner.

63.	MU: Outstanding amount includes bonds held by Agricorp, a government organization, of $12.5 million. The Province entered into interest rate agreements that effectively converted the interest rate obligations on this debt to a fixed rate of 6.27%.

64.	EMTN42: The Province entered into interest rate agreements that effectively converted the interest rate obligations on $150 million of this debt to a fixed rate of 5.55%.

65.	OPB & OPPT: Pursuant to the Ontario Public Service Employees’ Pension Act 1994 and the Asset Transfer Agreement of December 12, 1994, the Province was obligated to re-split the debentures between the Public Service Pension Fund (“PSPF”) and the Ontario Public Service Employees’ Union Pension Plan Trust Fund (“OPSEU Fund”) based on accurate data when it was available. On June 13, 1997 a Restated Sponsorship Amendment and Asset Transfer Agreement was signed, replacing the 1994 agreement and which resulted in the existing split after debt payment. The terms of these debentures require that the principal be repaid in 12 equal monthly payments in the year preceding the date of maturity.

66.	OSB (Step-up): 2002 Series: Interest is payable at 2.50% in year 1, 3.75% in year 2, 4.5% in year 3, 5.0% in year 4 and 5.5% in the final year. 2003 Series: Interest is payable at 2.75% in year 1, 3.25% in year 2, 3.5% in year 3, 4.0% in year 4 and 4.25% in the final year. 2004 Series: Interest payable at 1.7% in year 1, 3.0% in year 2, 3.5% in year 3, 4.5% in year 4 and 6.0% in the final year. 2005 Series: Interest payable at 2.25% in year 1, 2.75% in year 2, 3.0% in year 3, 3.5% in year 4 and 4.0% in the final year. 2006 Series: Interest payable at 3.7% in year 1, 3.8% in year 2, 3.9% in year 3, 4.0% in year 4 and 4.25% in the final year. 2007 Series: Interest payable at 4.0% in year 1, 4.2% in year 2, 4.4% in year 3, 4.6% in year 4, and 4.95% in the final year.

67.	OSB (Variable): The Minister of Finance resets the interest rate every six months. Effective December 21, 2007, the interest rate was set at 4.1%.

68.	DMTN85: The Province entered into interest rate agreements that effectively converted the interest rate obligation on $1,810 million of this debt to a fixed rate of 4.09% and the balance $550 million to a floating 1 month CBA rate minus 0.03%.

69.	Global NZD Bonds: The Province entered into currency exchange agreements that effectively converted these New Zealand dollar obligations to Canadian dollar obligations at an exchange rate of 0.87767. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 4.56%.

70.	DMTN159: Bonds were extended at the option of the Province on the initial maturity date of October 31, 2007 and are extendible semi-annually on each extended maturity date thereafter to final maturity date of October 31, 2017. Interest is payable semi-annually at 4.0% in years 1-2 and 4.1% in year 3, 4.2% in year 4, 4.3% in year 5, 4.4% in year 6, 4.5% in year 7, 4.6% in year 8, 4.75% in year 9, 5.0% in year 10, 5.5% in year 11 and 6.0% in final year. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a 3 month CBA rate minus 0.12%.

71.	DMTN130: The Province entered into interest rate agreements that effectively converted the interest rate obligations on this debt to a fixed rate of 4.47%.

72.	EMTN77: The Province entered into currency exchange agreements that effectively converted these U.S. dollar obligations to Canadian dollar obligations at an exchange rate of 1.1130. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 4.64%.

PUBLIC ACCOUNTS, 2007-2008 — VOLUME 1

II. OUTSTANDING DEBT — Continued

As at March 31, 2008

73.	DMTN160: Bonds were extended at the option of the Province on the initial maturity date of November 4, 2007 and are extendible semi-annually on each extended maturity date thereafter to final maturity date of November 4, 2010. Interest is payable semi-annually at 3.7% in years 1-2 and 3.85% in year 3, 4.1% in year 4, 4.5% in final year. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a 3 month CBA rate minus 0.12%.

74.	DMTN178: During the fiscal year 2007-08, Series DMTN178 was re-opened five times bringing the total issue size to $1,800 million, including $300 million for OEFC. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on $105 million of the Province’s debt to a 3 month CBA rate.

75.	DMTN179: During the fiscal year 2007-08, Series DMTN179 was re-opened nine times bringing the total issue size to $1,400 million. Interest is payable quarterly at a 3 month CBA rate minus 0.16%. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 4.25%.

76.	DMTN123: Bonds were extended at the option of the Province on the initial maturity date of October 1, 2006 and are extendible semi-annually on each extended maturity date thereafter to the final maturity date of October 1, 2010. Interest is payable semi-annually at 4.0% in years 1-2, 4.1% in year 3, 4.3% in year 4, 4.9% in year 5, 5.75% in the final year. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a floating rate of 3 months CBA rate minus 0.08%.

77.	DMTN162: Bonds were extended at the option of the Province on the initial maturity date of December 7, 2007 and are extendible semi-annually on each extended maturity date thereafter to final maturity date of December 7, 2017. Interest is payable monthly at 4.2% in years 1-2 and 4.25% in year 3, 4.35% in year 4, 4.45% in year 5, 4.5% in year 6, 4.6% in year 7, 4.7% in year 8, 4.85% in year 9, 5.0% in year 10 and 5.25% in year 11 and 5.5% final year. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 4.48%.

78.	DMTN180: The Province entered into interest rate agreements that effectively converted the interest rate obligations on this debt to a fixed rate of 4.52%.

79.	DMTN 181: The Province entered into interest rate agreements that effectively converted the interest rate obligations on this debt to a fixed rate of 4.50%.

80.	NK: Outstanding amount includes bonds held by Agricorp, a government organization, of $20.3 million.

81.	EMTN67/70(OEFC): The Province entered into currency exchange agreement that effectively converted these Australian dollar obligations to Canadian dollar obligations at an exchange rate of 0.93634. In addition, the Province entered into interest rate agreement that effectively converted the interest rate obligation on this debt to a fixed rate of 4.20%.

82.	DMTN87: Outstanding amount includes bonds held by Agricorp, a government organization, of $9 million.

83.	Total Provincial Purpose debt includes the following debt issued by other government organizations: $2,029 million by Ontario Mortgage and Housing Corporation, $79 million by Ontario Municipal Improvement Corporation, $1,632 million by Ontario Infrastructure Projects Corporation, $11 million by Ontario Immigrant Investor Corporation and excludes Ontario Mortgage and Housing Corporation’s debt of $1,157 million and Ontario Treasury Bills and Bonds held by other organizations and agencies of $1,186 million.

84.	The Treasury Bills balance includes the following Treasury Bill holdings by government organizations: $500 million held by Ontario Infrastructure Projects Corporation, $224 million held by the Northern

PUBLIC ACCOUNTS, 2007-2008 — VOLUME 1

II. OUTSTANDING DEBT — Continued

As at March 31, 2008

Ontario Heritage Fund Corporation, $126 million held by Ontario Reality Corporation, $33 million held by Ontario Securities Commission and $6 million held by Ontario Immigrant Investor Corporation.

85.	DMTN107: Bonds were extended at the option of the Province on the initial maturity date of May 5, 2006 and are extendible semi-annually on each extended maturity date thereafter to the final maturity date of May 5, 2011. Interest is payable semi-annually at 4.0% in years 1-2, 4.15% in year 3, 4.25% in year 4, 4.75% in year 5, 5.0% in year 6 and 6.0% in the final year. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a floating rate of 3 month CBA rate minus 0.08%.

86.	EMTN65: The Province entered into currency exchange agreements that effectively converted these pounds sterling obligations to Canadian dollar obligations at an exchange rate of 2.37714. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 4.28%.

87.	DMTN110: Bonds are retractable at the option of the bond holders on March 8, 2012 or if the bond holders do not retract the bonds the bond holders may exchange the bonds at par on March 21, 2012 for the Series DMTN61. Interest is payable semi-annually at 3.25% until March 8, 2012 and 5.85% to March 8, 2033. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a rate of 5.72%.

88.	EMTN75/76 (OEFC): The Province entered into currency exchange agreements that effectively converted this South African rand obligation to Canadian dollar obligations at an exchange rate of $0.16629. In addition, the Province entered into interest rate agreement that effectively converted the interest rate obligation on this debt to a fixed rate of 4.86%.

89.	DMTN106: Total outstanding amount is $1,775 million, including $525 million for OEFC. The Province entered into interest rate agreements that effectively converted the interest rate obligations on $500 million of the Province’s debt to a fixed rate of 4.37%.

90.	MH: The terms of these debentures require that a special one-time interest payment of $31.1 million be made at maturity.

91.	U.S. Commercial Paper issues are non-interest bearing with maturities up to 91 days.

92.	EMTN57: The Province entered into currency exchange agreements that effectively converted these Australian dollar obligations to Canadian dollar obligations at an exchange rate of 0.88595. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 5.59%.

93.	Global USD Bonds (OEFC): The Province entered into currency exchange agreements that effectively converted these U.S. dollar obligations to Canadian dollar obligations at an exchange rate of 1.30853. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligations on $981 million of these debt to a fixed rate of 5.0%.

94.	EMTN35: The amount outstanding in legacy currency is French franc 3 billion. The French franc was converted to euro using conversion rate of one euro equals: 6.55957 French francs in accordance with Council Regulation (EU) No. 2866/98. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a 3 month CBA rate plus 0.057%.

95.	DMTN144: During the fiscal year 2007-08, the Series DMTN144 was re-opened four times, bringing the total issue size to $2,500 million, including $150 million for OEFC.

96.	HJ: Outstanding amount includes bonds held by Agricorp, a government organization, of $6.8 million.

PUBLIC ACCOUNTS, 2007-2008 — VOLUME 1

II. OUTSTANDING DEBT — Continued

As at March 31, 2008

97.	DMTN8: Outstanding amount includes bonds held by Agricorp, a government organization, of $19 million.

98.	DMTN119: During the fiscal year 2007-08, the Province purchased $15.7 million of these bonds for cancellation.

99.	DMTN125: Bonds were extended at the option of the Province on the initial maturity date of October 27, 2006 and are extendible semi-annually on each extended maturity date thereafter to the final maturity date of October 27, 2014. Interest is payable semi-annually at 4.45% in years 1-2, 4.55% in year 3, 4.65% in year 4, 4.75% in year 5, 4.85% in year 6, 5.0% in year 7, 5.25% in year 8, 6.0% in year 9 and 7.0% in the final year. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a floating rate of 3 month CBA rate minus 0.08%.

100.	NZ: The Province entered into currency exchange agreement that effectively converted this euro obligation to Canadian dollar obligation at an exchange rate of 1.58460. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 5.23%.

101.	KD: The amount outstanding in legacy currency is French franc 3 billion. The French Franc was converted to euro using conversion rate of one euro equals: 6.55957 French francs in accordance with Council Regulation (EU) No. 2866/98. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a floating 3 month CBA rate plus 0.11%.

102.	DMTN165: Outstanding amount includes bonds held by Agricorp, a government organization, of $9.9 million.

103.	DMTN164: During the fiscal year 2007-08, the Series DMTN164 was re-opened six times, bringing the total issue size to $9,100 million, including $400 million for OEFC. Outstanding amount for the Province, $8,700 million, includes bonds held by Ontario Infrastructure Projects Corporation, a government organization, of $205 million.

104.	ND: The Province entered into currency exchange agreements that effectively converted 10 billion of these Japanese yen obligations to Canadian dollar obligations at an exchange rate of 0.012099. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on $121 million of this debt to a fixed rate of 6.48%; the remaining debt of $412 million is at a coupon rate of 1.88%.

105.	EMTN72: The Province entered into currency exchange agreement that effectively converted this New Zealand dollar obligation to Canadian dollar obligation at an exchange rate of 0.79730. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to fixed rate of 4.26%.

106.	EMTN71/78: The Province entered into currency exchange agreement that effectively converted this South African rand obligation to Canadian dollar obligation at an exchange rate of 0.18808. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate 4.34%.

107.	Europe CHF Bonds: The Province entered into currency exchange agreements that effectively converted these Swiss franc obligations to Canadian dollar obligations at an exchange rate of 0.99552. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on $596 million of this debt to a fixed rate of 4.13%.

108.	DMTN142: Interest rate is capped at 5.0%. The Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 3.93%.

PUBLIC ACCOUNTS, 2007-2008 — VOLUME 1

II. OUTSTANDING DEBT — Concluded

As at March 31, 2008

109.	DMTN93: Total issue size is $3,500 million, including $1,000 million for OEFC. Outstanding amount for the Province, $2,500 million, includes bonds held by Agricorp, a government organization, of $17.6 million.

110.	DMTN30: Bonds were extended at the option of the bond holders on the initial maturity date of December 5, 2002, and are extendible annually on each extended maturity date to the final maturity date of December 5, 2008. Interest is payable quarterly at a 3 month CBA rate minus 0.05% in year 1, minus 0.01% in year 2, plus 0.03% in year 3, plus 0.05% in year 4, plus 0.07% in year 5, and plus 0.08% in the final two years.

111.	AUD1 (OEFC): The Province entered into currency exchange agreements that effectively converted these Australian dollar obligations to Canadian dollar obligations at an exchange rate of 0.87508. In addition, the Province entered into interest rate agreement that effectively converted the interest rate obligation on this debt to a fixed rate of 4.24%.

112.	DMTN176: During the fiscal year 2007-08, Series DMTN176 was re-opened two times bringing the total issue size to $158 million.

113.	DMTN154: Bonds were extended at the option of the Province on the initial maturity date of September 21, 2007 and are extendible semi-annually on each extended maturity date thereafter to the final maturity date of September 17, 2017. Interest is payable semi-annually at 4.0% in years 1-2 and 4.1% in years 3-4, 4.2% in years 5-6, 4.3% in years 7-8, 4.5% in year 9, 4.6% in year 10, 5.0% in year 11, and 5.25% in the final year. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a 3 month CBA rate minus 0.12%.

114.	DMTN155: Bonds were extended at the option of the Province on the initial maturity date of September 22, 2007 and are extendible semi-annually on each extended maturity date thereafter to the final maturity date of September 22, 2010. Interest is payable monthly at 3.25% in years 1-2 and 3.5% in year 3, 3.75% in year 4 and thereafter 4.0% until final maturity date. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a 3 month CBA rate minus 0.12%.

115.	DMTN102: Bonds are extendible at the option of the bond holders on March 8, 2009 to the final maturity date of March 8, 2033. If the bond holders extend the bonds the bond holders have the option to exchange the bonds for DMTN61 on March 18, 2009. Interest is payable semi-annually at 3% until March 8, 2009 and 5.85% thereafter, if extended.

116.	PJ: During the fiscal year 2007-08, the Province purchased US $50 million of these bonds for cancellation.

117.	PK: During the fiscal year 2007-08, the Province purchased US $100 million of these bonds for cancellation.

118.	PM: During the fiscal year 2007-08, the Province purchased US $109 million of these bonds for cancellation.

119.	NQ: During the fiscal year 2007-08, the Province purchased US $42.4 million of these bonds for cancellation.

120.	PN: During the fiscal year 2007-08, the Province purchased US $100 million of these bonds for cancellation.

121.	PG: During the fiscal year 2007-08, the Province purchased New Zealand $31.55 million of these bonds for cancellation.

122.	EMTN78: During the fiscal year 2007-08, the Province purchased South African Rand 240 million of these bonds for cancellation.

123.	OHC: Debentures issued to Ontario Mortgage and Housing Corporation (OMHC) are not negotiable and not transferable or assignable but are redeemable in whole or in part at the option of the OMHC on six months prior written notice.

PUBLIC ACCOUNTS, 2007-2008 — VOLUME 1

III. CONTINGENT LIABILITIES — OBLIGATIONS GUARANTEED BY
THE PROVINCE OF ONTARIO

For the year ended March 31, 2008

LOANS GUARANTEED

	Year of	Rate of	Outstanding
	Issue	Interest	March 31, 2008	References
		%	$

MINISTRY OF AGRICULTURE, FOOD AND RURAL AFFAIRS
Commodity Loan Guarantee Program	2007-08	Various	58,300,000
Feeder Cattle Loan Guarantee Program	2007-08	Various	61,200,000	(1)
FarmPlus Rural Loan Pool Program	2007-08	Various	17,400,000	(2)

TOTAL MINISTRY OF AGRICULTURE, FOOD AND RURAL AFFAIRS			136,900,000

MINISTRY OF ECONOMIC DEVELOPMENT AND TRADE
The Development Corporations Act
Total guarantees re: various companies	Various	Prime+1	72,255
Youth Entrepreneurs Program	2001-05	Prime+1	738,140

TOTAL MINISTRY OF ECONOMIC DEVELOPMENT AND TRADE			810,395

MINISTRY OF GOVERNMENT SERVICES
Bank of Montreal — Employee Corporate Travel Cards	2006	N/A	5,000,000
Ontario Housing Corporation Loans with Scotia Mortgage Corporation	1971-76	6.4	2,575	(3)
Mortgage Corporation	1971-76	8.05	2,471

TOTAL MINISTRY OF GOVERNMENT SERVICES			5,005,046

MINISTRY OF MUNICIPAL AFFAIRS AND HOUSING
Ontario Housing Corporation “Homes Now” Mortgage Financing Program	1989	Various	166,127,703	(4)

TOTAL MINISTRY OF MUNICIPAL AFFAIRS AND HOUSING			166,127,703

MINISTRY OF NATURAL RESOURCES
Freshwater Fish Marketing Corporation	1969	3.60	1,000,000
		Canada 5-yr
Kirkland Lake Engineered Wood Products	2007	+75 Basis	8,000,000
		Canada bond
Olav Haavaldsrud Timber	2007	+1.17	5,000,000
Thunder Bay Fine Paper	2007	CIBC base	12,700,000

TOTAL MINISTRY OF NATURAL RESOURCES			26,700,000

MINISTRY OF NORTHERN DEVELOPMENT AND MINES
Algoma Central Railway	1995	N/A	6,200,000
Porcupine Joint Venture	1999	N/A	12,500,000

TOTAL MINISTRY OF NORTHERN DEVELOPMENT AND MINES			18,700,000

MINISTRY OF TOURISM
Niagara Parks Commission	2006	N/A	48,000,000

TOTAL MINISTRY OF TOURISM			48,000,000

PUBLIC ACCOUNTS, 2007-2008 — VOLUME 1

III. CONTINGENT LIABILITIES — OBLIGATIONS GUARANTEED BY
THE PROVINCE OF ONTARIO — Continued

For the year ended March 31, 2008

	Year of	Rate of	Outstanding
	Issue	Interest	March 31, 2008	References
		%	$

MINISTRY OF TRAINING, COLLEGES AND UNIVERSITIES
Ontario Student Loan Plan:
Class “A”	Various	Prime	761,567,317
Class “B”	Various	Prime+1	80,490,500
Class “C”	Various	Prime+1	889,802,182

TOTAL MINISTRY OF TRAINING, COLLEGES AND UNIVERSITIES			1,731,859,999

TOTAL LOANS GUARANTEED			2,134,103,143

OTHER GUARANTEES
MINISTRY OF TRANSPORTATION
GO Transit Willowbrook	2005	N/A	30,000,000
Other GO Transit sites	2005	N/A	1,800,000
LSR — Hamilton Bus Garage	2005	N/A	500,000
Presto — Farecard Claims	2007-08	N/A	2,000,000

TOTAL MINISTRY OF TRANSPORTATION			34,300,000

MINISTRY OF FINANCE
Ontario Municipal Improvement Corporation	1991	9.61 to 11.25	79,021,000	(5)
Deposit Insurance Corporation of Ontario	2008	Prime-0.5	10,000,000	(6)
Credit Facilities from Desjardins Credit Union:
To Waterloo-Oxford Co-operative Inc.	2007	Prime-1.25 or	510,000	(7)
		CDOR + 0.125
To Huron Bay Co-operative Inc.	2007	Prime-1.25 or	3,000,000	(8)
		CDOR + 0.125
To Madoc Co-operative Association	2007	Prime-1.25 or	2,900,000	(9)
		CDOR + 0.125
To Manitoulin Livestock Co-operative	2007	Prime-1.25 or	1,000,000	(10)
		CDOR + 0.125
To Cochrane Farmers Co-operative	2007	Prime-1.25 or	300,000	(11)
		CDOR + 0.125
Loan Facility by Woodslee Credit Union loan to Pelee Island Co-operative Association	2005	4.75	600,000	(12)
Loan Facility by National Bank of Canada To Olav Haavaldsrud Timber Company Ltd.	2007	5.48	5,000,000	(13)
Loan Facility by CIT Business Credit Canada Inc. To Thunder Bay Fine Papers Inc.	2007	Prime + 0.5	12,700,000	(14)

TOTAL MINISTRY OF FINANCE			115,031,000

TOTAL OTHER GUARANTEES			149,331,000

TOTAL LOANS AND OTHER GUARANTEES			2,283,434,143

PUBLIC ACCOUNTS, 2007-2008 — VOLUME 1

III. CONTINGENT LIABILITIES — OBLIGATIONS GUARANTEED BY
THE PROVINCE OF ONTARIO — Continued

For the year ended March 31, 2008

FINANCIAL GUARANTEES:

MINISTRY OF FINANCE

On July 31, 2003, two agreements came into effect to satisfy the Canadian Nuclear Safety Commission (CNSC) licensing requirements for financial guarantees in respect of Ontario Power Generation Inc’s (OPG) nuclear station decommissioning and nuclear waste management obligations. One agreement, between the Province, OPG and the CNSC, gives the CNSC access to the segregated fund established under ONFA. The other agreement, between the Province and the CNSC, provides a direct provincial guarantee to the CNSC on behalf of OPG, for up to $760 million, revised as of January 1, 2008 from the original $1.5 billion, relating to the portion of the decommissioning and waste management obligations not funded by the segregated fund. In return the Province receives from OPG an annual fee equal to 0.5% of the value of the direct provincial guarantee.

References:

1.	The Province’s maximum liability for the program is $200,000,000.

2.	The Province’s maximum liability for the program is $50,000,000.

3.	The Ministry of Finance assumed the contingent liability arising from the Mortgage Guaranty Fund of the Ontario Land Corporation, which was dissolved on March 31, 1987.

4.	Loans totalling $1,323 million taken by Ontario Housing Corporation for “Homes Now” from the Federal Government’s Canada Pension Plan allotment have been guaranteed by the Province. Starting 1993, most of these loans, except for loans related to Student Housing ($166,127,703), were refinanced by the private sector and funds realized were loaned to the Ministry of Finance. The Ministry of Finance will report its loan of $1,157 million as a liability therefore this should be excluded from the guarantee amount.

5.	In accordance with the Capital Investment Plan Act, 1993, the Ontario Municipal Improvement Corporation’s (OMIC) assets and liabilities were transferred to the Ontario Financing Authority (OFA) on November 15, 1993. OMIC received loans from the Canada Pension Plan (CPP) and the Province, which OMIC used to make loans to municipalities and school boards under similar terms as its debt.

6.	The Province has guaranteed the repayment of revolving credit facility made by Canadian Imperial Bank of Commerce to the Deposit Insurance Corporation of Ontario (DICO) for a period beginning January 1, 2008 and ending June 30, 2008. The maximum amount guaranteed is $10 million including interest, costs and expenses thereon. DICO will pay the Province a guarantee fee of 0.05% of credit facility plus 0.5% of actual borrowings.

7.	The Province has guaranteed the repayment of non-revolving credit facility made by Desjardins Credit Union to Waterloo-Oxford Cooperative Inc. (WOC) for a period beginning July 26, 2007 and ending April 30, 2008. The maximum amount guaranteed is $0.51 million plus any unpaid interest, costs and expenses thereon. WOC will pay the Province a guarantee fee of 0.5% of actual borrowings.

8.	The Province has guaranteed the repayment of non-revolving credit facility made by Desjardins Credit Union to Huron Bay Cooperative Inc. (HBC) for a period beginning August 9, 2007 and ending April 30, 2008. The maximum amount guaranteed is $3 million plus any unpaid interest, costs and expenses thereon. HBC will pay the Province a guarantee fee of 0.5% of actual borrowings.

9.	The Province has guaranteed the repayment of revolving credit facility made by Desjardins Credit Union to Madoc Co-operative Association (MCA) for a period beginning June 15, 2007 and ending May 31, 2008. The maximum amount guaranteed is $2.9 million plus any unpaid interest, costs and expenses thereon. MCA will pay the Province a guarantee fee of 0.5% of actual borrowings.

PUBLIC ACCOUNTS, 2007-2008 — VOLUME 1

III. CONTINGENT LIABILITIES — OBLIGATIONS GUARANTEED BY
THE PROVINCE OF ONTARIO — Concluded

For the year ended March 31, 2008

10.	The Province has guaranteed the repayment of non-revolving credit facility made by Desjardins Credit Union to Manitoulin Livestock Co-operative (MLC) for a period beginning July 3, 2007 and ending May 31, 2008. The maximum amount guaranteed is $1 million plus any unpaid interest, costs and expenses thereon. MLC will pay the Province a guarantee fee of 0.5% of actual borrowings.

11.	The Province has guaranteed the repayment of non-revolving credit facility made by Desjardins Credit Union to Cochrane Farmers Co-operative (CFC) for a period beginning July 26, 2007 and ending April 30, 2008. The maximum amount guaranteed is $0.3 million plus any unpaid interest, costs and expenses thereon. CFC will pay the Province a guarantee fee of 0.5% of actual borrowings.

12.	The Province has guaranteed the repayment of loan facility made by Woodslee Credit Union Limited to Pelee Island Cooperative Association for a period beginning October 6, 2005 ending October 5, 2020. The maximum amount guaranteed is $0.6 million plus any unpaid interest, costs and expenses thereon.

13.	The Province has guaranteed the repayment of loan facility made by National Bank of Canada to Olav Haavaldsrud Timber Company Limited (OHTC) for a period beginning September 27, 2007 and ending September 24, 2012. The maximum amount guaranteed is $5 million together with all accrued but unpaid interest. OHTC will pay the Province a guarantee fee of 1% of actual borrowings.

14.	The Province has guaranteed the repayment of loan facility made by CIT Business Credit Canada Inc. to Thunder Bay Fine Papers Inc. (TBFP) for a period beginning December 21, 2007 and ending December 20, 2012. The maximum amount guaranteed is $12.7 million together with all accrued but unpaid interest. TBFP will pay the Province a guarantee fee of 1% of the guaranteed amount.

PUBLIC ACCOUNTS, 2007-2008 — VOLUME 1

IV. * CLAIMS AGAINST THE CROWN

As at March 31, 2008

The following are claims arising from legal action either in progress or threatened against the Crown in respect of breach of contract, damages to persons and property and like items. The amounts claimed have not been specified, but in each case are expected to exceed $50 million.

1.	Dudley Abbot et al. (preferred shareholders of Crown Trust) v. HMQRO.

2.	Theriault in respect of mining leases to Hemlo Gold Mines v. HMQRO.

3.	Mary Lou LaPratte, Roland LaPratte, Sheila Horrell, Arthur Horrell et al v. HMQRO.

4.	Monaghan, John Richard v. HMQRO.

5.	Alberto Docouto v. HMQRO.

6.	Arnold Guettler, Neo-Form Corporation and Neo-Form North America Corporation v. HMQRO et al.

7.	R. Shawn A. Cantlon v. HMQRO.

8.	Ayok, Chol v. York University.

9.	Frank Defazio, et al. v. HMQRO, Toronto Transit Commission, Pinchen Environmental Consultants, et al.

10.	Palahnuk, Robert E. v. HMQRO.

11.	Deutsch, Melvin P. v. HMQRO.

12.	Augier, Gideon McGuire v. HMQRO.

13.	Mortune, Felicia v. HMQRO.

14.	Deep, Dr. Albert Ross v. HMQRO.

15.	Mastronardi, Giovanna v. HMQRO.

16.	Koumoundouros, Terry v. HMQRO.

17.	General Motors Corporation v. HMQRO.

18.	Adam’s Mine Rail Haul v. HMQRO.

19.	Twain, Jim Chief v. HMQRO.

20.	Aylmer Meat Packers Inc. v. HMQRO.

21.	Williams Andrea v. HMQRO.

22.	Office & Professional Employees International Union and Ontario Public Service Employees’ Union v. HMQRO.

23.	Harrison, John Arthur v. HMQRO.

24.	Whole World Trade Ltd. v. HMQRO.

25.	Shokri-Razghi, Sarah v. HMQRO.

26.	Sarazin, Daniel Lynden v. HMQRO.

27.	Wong, Anthony v. HMQRO.

28.	Foster, Tracey Marie v. HMQRO.

29.	Brown, Vincent v. HMQRO.

30.	Zoran Djuric v. HMQRO.

PUBLIC ACCOUNTS, 2007-2008 — VOLUME 1

IV. * CLAIMS AGAINST THE CROWN — Continued

As at March 31, 2008

31.	Phaneuf, Sylvie v. HMQRO.

32.	Abou-Elmaati, Ahmad v. HMQRO.

33.	Corsine, Allison. v. HMQRO.

34.	Ketenjian, Vahe v. HMQRO.

35.	Leclair, Dianne v. HMQRO.

36.	Chuang, David Dr. v. HMQRO.

37.	Greenfield Ethanol v. HMQRO.

38.	British Energy Ltd. V. HMQRO.

39.	Wareham, Janice Ann v. HMQRO.

40.	Palu-Corbelli Corporation v. HMQRO.

41.	Hotz, Sandra, et al. v. HMQRO.

42.	Hartmann, Peter V. v. HMQRO.

43.	Hassum, Amanda v. HMQRO.

44.	SARS Litigation Abarquez et al. (aka ONA Action or Boynton Action) v. HMQRO.

45.	Xu, Benjamin Rui Bin v. HMQRO.

46.	Sood, Vishvander v. HMQRO.

47.	Karchut, Boleslaw v. HMQRO.

48.	Ayok Chol v. HMQRO.

49.	Nazarali, Hassan v HMQRO.

50.	Dr. Jeffrey Lipsitz v. HMQRO.

51.	Anatoly Drougov v. HMQRO et al.

52.	Mallory, Richard, et al v. HMQRO.

53.	Taylor, Ronald, et al v. HMQRO.

54.	Brett, L. Brenda and Wells, C. Thomas v. HMQRO.

55.	Peter Fallis v. HMQRO.

56.	Kam-Tim Tong and Chatterjee et al. v. HMQRO.

57.	Sagharian v. HMQRO.

58.	Grant Forest Products Inv. v. HMQRO.

59.	Plaunt v. HMQRO.

60.	Anderlis Leasing Enterprises et al. v. HMQRO.

61.	Northern Diamond Gaming Services Limited and Diamond Gaming Services Inc. et al v. HMQRO.

62.	First Class Casinos and Mr. Casino Inc. v. HMQRO.

PUBLIC ACCOUNTS, 2007-2008 — VOLUME 1

IV. * CLAIMS AGAINST THE CROWN — Continued

As at March 31, 2008

63.	1191067 Ontario Inc., Silvo Di Gregorio and Tom Jones v. HMQRO.

64.	The Chippewas of Sarnia, the Chippewas of Kettle Point et al. v. HMQRO, Polysar Hydrocarbons Limited et al.

65.	Clifford Meness et al., for themselves and all other members of the Algonquins of Golden Lake Band of Indians v. HMQRO.

66.	Roger Southwind on behalf of the Lac Seul Indian Band v. HMQRO.

67.	Moose Factory First Nation et al. v. Spruce Falls Power and Paper Company Limited.

68.	New Post First Nation et al. v. Spruce Falls Power and Paper Company Limited.

69.	Beaver House First Nation v. HMQRO.

70.	The Chippewas of Saugeen and Nawash First Nations regarding Bruce Peninsula v. HMQRO.

71.	Missanabie Cree First Nation v. HMQRO and HMQRC.

72.	Chapleau Cree v. HMQRO.

73.	Six Nations of the Grand River Band v. HMQRO.

74.	Mishkeegogamang First Nation and seventeen others v. HMQRO.

75.	Wikwemikong Indian Band v. HMQRO.

76.	Chippewas of Sarnia Band v. HMQRO.

77.	Mississauga of Alderville, Beausoleil, Chippewas of Georgia Island, Mnjikaning (Rama), Curve Lake Hiawatha, and Scugog Island First Nation v. HMQRO.

78.	Wesley Big George on behalf of seven Lake of the Woods First Nations v. HMQRO.

79.	Big Grassy (Mishkosiimiiniiziibing) First Nation and Ojibways of Onigaming First Nations adjacent to the Lake of the Woods and Winnipeg River area who are signatories to Treaty 3 v. HMQRO.

80.	Wauzhushk Onigum First Nation and Ochiichagwe’babig o’ining First Nation and Washagamis Bay First Nations v. HMQRO.

81.	Walpole Island First Nations v. HMQRO.

82.	The Begetikong Anishnabe First Nation (aka the Ojibways of Pic River) Chief Roy Michano, Councillor Duncan Michano and Councillor Arthur H. Fisher v. HMQRO.

83.	Whitesand First Nation v. HMQRO.

84.	Moose Deer Point First Nation v. HMQRO.

85.	Kinew, Tobasonakwut v. HMQRC and HMQRO.

86.	Garden River First Nation Reserve No. 14 v. HMQRO.

87.	Kakeway, George v. HMQRO.

88.	Sinclare, Alfred v. HMQRO.

89.	Samson Indian Band and Nation v. HMQRO.

90.	Long Lake No. 58 First Nation v. HMQRO.

PUBLIC ACCOUNTS, 2007-2008 — VOLUME 1

IV. * CLAIMS AGAINST THE CROWN — Concluded

As at March 31, 2008

91.	Biinjitiwaabik Zaaging Anishinabek First Nation (Rocky Bay Band) v. HMQRO.

92.	Sand Point First Nation v. HMQRO.

93.	Pic Mobert First Nation v. HMQRO.

94.	Pays Plat First Nation v. HMQRO and HMQRC.

95.	Agency One Damages v. HMQRO.

96.	Long Lake No. 58 First Nation v. HMQRO.

97.	Atikameksheng Anishnawbek v HMQRO and v. HMQRC, et al.

98.	Platinex Inc. v. HMQRO.

*	Updated for changes up to date of release of Public Accounts. 72 of the above claims were assessed as “not determinable”, with the remainder assessed as “unlikely”.